Exhibit 2.1

STOCK AND ASSET PURCHASE AGREEMENT
between
PRUDENTIAL FINANCIAL, INC.,
and
JEFFERIES GROUP, INC.
Dated as of April 6, 2011

-i-

(continued)

-ii-

(continued)

-iii-

(continued)
EXHIBITS

Exhibit A	—	Form of Chicago Assignment Agreement
Exhibit B	—	Form of Guarantees Transition and Collateral Agreement
Exhibit C	—	Form of New York Sub-Sublease Agreement
Exhibit D	—	Form of Transition Services Agreement
Exhibit E	—	Form of Revolving Credit Facility
SCHEDULES

Schedule I	—	Buyer Disclosure Letter
Schedule II	—	Seller Disclosure Letter

-iv-

     STOCK AND ASSET PURCHASE AGREEMENT, dated as of April 6, 2011, between Prudential Financial, Inc., a New Jersey corporation (“Seller”) and Jefferies Group, Inc., a Delaware corporation (“Buyer”).
W I T N E S S E T H:
     WHEREAS, Prudential Bache Commodities, LLC, a Delaware limited liability company (“PBC”), Prudential Bache Securities, LLC, a Delaware limited liability company (“PBS”), Prudential Bache Asset Management, Inc., a New Jersey corporation (“PBAM”), P-B Finance, Ltd., an exempted company incorporated with limited liability in the Cayman Islands (“PBFL”), PB Financial Services, Inc., a Delaware corporation (“PBFSI”), PFDS Holdings, LLC, a Delaware limited liability company (“PFDS”), Bache Commodities Limited, a company established under the laws of England and Wales (“BCL”), and Bache Commodities (Hong Kong) Ltd., a private limited company incorporated under the laws of Hong Kong (“Bache HK”) (collectively, the “Transferred Entities”), engage in the following financial and Commodity (as defined below) derivatives trading activities throughout the world (collectively, subject to the exceptions referred to in the proviso to this recital, the “Commodities Business”): (i) execution and clearing brokerage for listed derivatives traded on all major futures and options exchanges either directly or through correspondent relationships, (ii) brokerage for securities, including riskless principal fixed income transactions, (iii) over-the-counter derivatives trading, including foreign exchange, base and precious metals and energy and agricultural swap transactions, (iv) market making in and brokerage on the LME (London Metal Exchange) and over-the-counter base metals and precious metals options, (v) providing customized Commodity structured products for institutional clients, (vi) facilitating Commodity metal leasing, basis and arbitrage trading, (vii) asset management and/or brokerage services related to or based on Commodity indices, including the Bache Commodity Index, (viii) ancillary and incidental margin and Commodity trading finance arrangements for clients with respect to any of the activities described in the foregoing clauses (i), (iii), (iv), (v) and (vi), and (ix) acting as a futures commission merchant; provided that, for the avoidance of doubt, (a) the Commodities Business includes the Futures Business (as defined below) and (b) the Commodities Business shall not include those activities and matters set forth on Section 1.1(a) of the Seller Disclosure Letter;
     WHEREAS, Seller owns, directly or indirectly, all of the issued and outstanding equity units of the Transferred Entities (the “Shares”);
     WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase and assume from Seller, the Shares and certain other assets and liabilities of the Commodities Business, all as more particularly set forth herein;
     WHEREAS, in connection with this Agreement, at Closing (as defined below), Seller and Buyer will enter into: the Transition Services Agreement, the Guarantees Transition and Collateral Agreement, the Chicago Assignment Agreement, the New York

Sub-Sublease Agreement and the Loan Documents (collectively, the “Ancillary Agreements”); and
     WHEREAS, as an inducement to Buyer to enter into this Agreement and consummate the Transaction (as defined below), Seller will provide an agreed-upon amount to fund the retention agreements that certain employees of the Commodities Business are entering into with Buyer simultaneously with the execution of this Agreement.
     NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
     Section 1.1 Certain Definitions. As used in this Agreement, the following terms have the meanings set forth below:
          “2010 Audited Financial Statements” has the meaning set forth in Section 5.23(b).
          “Acquiror” has the meaning set forth in Section 5.15(b).
          “ADSP” means the aggregate deemed sales price at which the relevant Transferred Entity is deemed to have sold its assets for Tax purposes as a result of a Section 338(h)(10) Election.
          “Advisers Act” means the Investment Advisers Act of 1940, as amended, and the rules and regulations promulgated thereunder.
          “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, or by Contract or otherwise. Notwithstanding the foregoing, “Affiliate” shall not include the Transferred Entities when referencing Seller and its Affiliates unless otherwise explicitly provided herein.
          “Agreed Adjustments” means the adjustments set forth on Section 1.1(b) of the Seller Disclosure Letter.

          “Agreement” means this Stock and Asset Purchase Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.
          “Ancillary Agreements” has the meaning set forth in the Recitals.
          “Applicable Local Law” means the applicable Laws of the relevant jurisdiction.
          “Applicable Privacy Laws” means any and all Applicable Local Laws relating to privacy and the collection, use and disclosure of personally identifiable information in all applicable jurisdictions, including but not limited to all Laws of the United States of America (including the Health Insurance Portability and Accountability Act of 1996 and Title V of the Gramm-Leach-Bliley Act of 1999) or regulations promulgated thereunder, the Personal Data (Privacy) Ordinance; regulatory policies, guidelines (including guidelines published by a Government Entity or relevant Self-Regulatory Organization) or industry codes of any applicable jurisdiction which are relevant and applicable to the privacy of personally identifiable information.
          “Assigned Lease” means the lease pursuant to which PICA leases the property used by the Commodities Business at One Financial Place, Suite 2200, 440 South La Salle Street, Chicago, IL.
          “Assumed Liabilities” has the meaning set forth in Section 2.2(a).
          “Audited Financial Statements” has the meaning set forth in Section 3.19(b).
          “AXA MPF Scheme” has the meaning set forth in Section 3.10(d).
          “Bache HK” has the meaning set forth in the Recitals.
          “Bache Holdings HK” has the meaning set forth in the definition of “Excluded Assets.”
          “Balance Sheet Auditor” means KPMG LLP.
          “BCHK Fund” has the meaning set forth in Section 3.10(d).
          “BCL” has the meaning set forth in the Recitals.
          “Benefit Plan” shall mean each plan, scheme, program, policy, promise, agreement or arrangement that provides for any employee compensation, employee benefit, welfare benefit, bonus compensation, pension or retirement benefits, profit sharing benefits, deferred compensation, incentive compensation, retention or change in control compensation or benefits, stock compensation, stock purchase rights, stock options, stock appreciation rights, phantom stock or option rights, savings benefits, severance or termination pay, hospitalization insurance, salary continuation, health or other medical benefits, dental benefits, death benefits, workers’ compensation, disability or other insurance (whether insured or self-insured) for the benefit of any Employee or individual formerly employed in respect of the Commodities Business, or with respect to which any Transferred Entity could have any Liability, but excluding any plan or arrangement maintained or sponsored by any Government Entity.
          “Borrower” has the meaning ascribed to such term in the Revolving Credit Facility.
          “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York City or London are authorized or obligated by Law or executive order to close.
          “Buyer” has the meaning set forth in the Preamble.
          “Buyer Disclosure Letter” means the Buyer Disclosure Letter attached hereto as Schedule I.
          “Buyer Indemnified Parties” has the meaning set forth in Section 7.2(a).
          “Buyer Material Adverse Effect” means a rating of the long term senior debt of Buyer issued by: (i) Standard & Poor’s Corporation that is below BBB-, (ii) Moody’s Investor Services, Inc. that is below Baa3, or (iii) Fitch Ratings that is below BBB-.
          “Buyer’s Group” means Buyer, each purchaser of Shares and any person with whom such person is grouped, connected or associated for relevant Tax purposes.
          “Buyer’s VAT” has the meaning set forth in Section 5.5(i)(ii).
          “Cap” has the meaning set forth in Section 7.2(b).
          “CEA” means the United States Commodity Exchange Act and the rules and regulations promulgated thereunder as in effect on the date of this Agreement.
          “CFTC” means the U.S. Commodity Futures Trading Commission, and any successor thereto.
          “Chicago Assignment Agreement” means the assignment and assumption agreement, substantially in the form attached hereto as Exhibit A, pursuant to which PICA shall assign the Assigned Lease to Buyer or one of its Affiliates or a Transferred Entity.
          “Chosen Courts” has the meaning set forth in Section 9.7.

          “Claim Notice” has the meaning set forth in Section 7.4(a).
          “Client” means each Person for which the Commodities Business provides certain services pursuant to an Investment Advisory Agreement.
          “Closing” has the meaning set forth in Section 2.7.
          “Closing Balance Sheet” has the meaning set forth in Section 2.6(b).
          “Closing Date” has the meaning set forth in Section 2.7.
          “Closing Net Book Value” has the meaning set forth in Section 2.6(b).
          “Closing Purchase Price” has the meaning set forth in Section 2.5.
          “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.
          “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
          “Combined Business Income Statements” has the meaning set forth in Section 5.23(a).
          “Commodities Business” has the meaning set forth in the Recitals.
          “Commodity” has the meaning assigned to such term in the CEA, whether or not the Commodity is considered to be an “Excluded Commodity” or an “Exempt Commodity” as each term is defined in the CEA, and shall include foreign exchange rates, currencies, precious metals (e.g., palladium, platinum, gold and silver), base metals (e.g., aluminum, copper, nickel, zinc, tin and lead), agricultural commodities (e.g., grains, coffee, sugar, cocoa, cotton, orange juice and meats), indices and energy.
          “Commodity Transactions” means (i) spot, forward, futures, option, deposit, consignment, loan, lease, swap, exchange, sale, purchase and repurchase transactions (including reverse repurchase and prepaid forward transactions), hedge transactions, allocated transactions, unallocated transactions, forward rate agreements, cap agreements, floor agreements, collar agreements, or any combination thereof or option or derivative thereon or similar transaction, in any case involving any Commodity or indices on, or comprised of, any Commodity; (ii) dealing, market-making, clearing, brokering, trading, marketing, pre-pays, buying, leasing, selling or distributing Commodities or transactions of the type described in clause (i) of this definition; and (iii) refining, processing, blending, tolling, otherwise altering, producing, marketing, distributing (at wholesale and retail), storing, shipping, transporting and generating Commodities through Contracts with third parties.

          “Confidentiality Agreement” means the confidentiality agreement between Seller and Buyer, dated January 25, 2011.
          “Contract” means any written or oral contract, lease, sublease, deed, indenture, note, bond, instrument, mortgage, evidence of indebtedness, license, agreement or legally binding commitment, undertaking or arrangement, including any trade confirmation pursuant to any of the foregoing.
          “Customer” means a Person (other than Seller or its Affiliates or any of the Transferred Entities) that has entered into a Customer Agreement, pursuant to which Seller or any of its Affiliates (but only with respect to the Commodities Business) or any of the Transferred Entities provides such Person with services as part of the Futures Business.
          “Customer Agreement” means any Contract, with the exception of confirmations, pursuant to which Seller or its Affiliates (only with respect to the Commodities Business) or any of the Transferred Entities provides services as part of the Futures Business.
          “Data Room” means the electronic data room at www.intralinks.com in workspace “Project Solomon” containing the documents listed on the data room index set forth on Section 1.1(c) of the Seller Disclosure Letter.
          “Deductible Amount” has the meaning set forth in Section 7.2(b).
          “Direct Claim” has the meaning set forth in Section 7.5.
          “Disclosed Personal Information” has the meaning set forth in Section 5.7(a).
          “Disclosed U.K. Schemes” means the U.K. Pension Plan, the Canada Life Death In Service Plan, Bache Financial and Associates Life Assurance Scheme, the Legal and General Stakeholder Pension Plan, the L&C Pensions self-invested personal pension plan for the benefit of Marc Bailey, the Skandia self-invested personal pension plan for the benefit of Andrew Ager and the HL Vantage self-invested personal pension plan for the benefit of Richard Brunton.
          “Documents” means all data, books of account, financial and accounting records, trading records, customer records, customer account information, Transferred Employees’ Records, files, documents, reports, customer and counterparty lists, Contracts, marketing materials, material customer and counterparty correspondence, Regulatory Documents, regulatory correspondence and other similar materials (both current and historical, and both printed and electronic).
          “Election Allocations” has the meaning set forth in Section 5.5(h)(iv).

          “Employees” has the meaning set forth in Section 3.9(g).
          “Employee Tax Liability” has the meaning set forth in Section 5.6(i).
          “Employer Tax Liability” has the meaning set forth in Section 5.6(i).
          “Encumbrance” means any lien, pledge, charge, hypothecation, encumbrance, security interest, option, mortgage, easement, assessment, levy, right of first option or refusal, conditional sale Contract or similar restriction.
          “Environmental Law” means any Law relating to the pollution or protection of the environment, or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, transport, handling, Release or threatened Release of or exposure to Hazardous Materials.
          “Environmental Permit” means any federal, state, local, provincial or foreign Governmental Authorizations or identification numbers required under or issued pursuant to any Environmental Law.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
          “Estimated Closing Balance Sheet” has the meaning set forth in Section 2.6(a).
          “Estimated Net Book Value” has the meaning set forth in Section 2.6(a).
          “Event” includes (without limitation) any event, transaction (including the purchase or sale of an asset), act (including the Closing, the migration of a company or the inclusion of a company within a group of companies for any purpose), omission, receipt, dividend, distribution or failure to make sufficient distributions to avoid an apportionment or deemed distribution of income, the death or the winding-up or dissolution of any Person or any combination of two or more such occurrences.
          “Excess Capital Dividend” has the meaning set forth in Section 5.25.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Excluded Assets” means:
          (a) all assets, properties, interests and rights of the Transferred Entities set forth on Section 1.1(d)(i) of the Seller Disclosure Letter;
          (b) all assets, properties, interests and rights of Seller and its Affiliates other than those set forth on Section 2.1 of the Seller Disclosure Letter, including the following:

               (i) those items set forth on Section 1.1(d)(ii) of the Seller Disclosure Letter;
               (ii) the capital stock of Seller and its Affiliates, including, for the avoidance of doubt, PBI Group Holdings, Ltd., a company established under the laws of England and Wales, Bache (Hong Kong) Holdings, Ltd., a private limited liability company incorporated under the laws of Hong Kong (“Bache Holdings HK”), Bache Overseas Funding Ltd., a company established under the laws of England and Wales, PBI Holdings Ltd., a company established under the laws of England and Wales and PBI (U.K.) Ltd., a company established under the laws of England and Wales;
               (iii) assets, properties, interests and rights of Seller and its Affiliates to the extent contemplated by Section 5.5 and Section 5.6 hereof;
               (iv) all cash and cash equivalents of Seller and its Affiliates other than any cash and cash equivalents of Seller or its Affiliates or the Transferred Entities that is posted as collateral, deposited or otherwise transferred to another party to secure the obligations of Seller or its Affiliates or the Transferred Entities or their respective customers under Commodity Transactions that are part of the Commodities Business or in connection with a Transferred Entity’s membership with any Self-Regulatory Organizations;
               (v) all Intercompany Receivables and Seller’s and its Affiliates’ rights under all Intercompany Contracts;
               (vi) (A) Tax Returns or related Documents of Seller or any of its Affiliates, (B) Organizational Documents, corporate minutes and other general corporate records of Seller or any of its Affiliates, (C) financial statements, the financial ledger or other financial records of Seller or any of its Affiliates, (D) duplicate copies of Documents retained by Seller and its Affiliates, (E) Documents related to the Excluded Assets or Excluded Liabilities, (F) Documents required to be retained by Seller and its Affiliates pursuant to Applicable Privacy Laws set forth on Section 1.1(e) of the Seller Disclosure Letter and (G) any of the documents set forth on Section 1.1(f) of the Seller Disclosure Letter;
               (vii) all personnel records, other than the Transferred Employees’ Records;
               (viii) all Governmental Authorizations and Non-Governmental Authorizations of Seller and its Affiliates, and applications therefor;
               (ix) all rights under insurance policies of Seller and its Affiliates and all insurance proceeds under such policies unless such proceeds are reflected on the Final Closing Balance Sheet; and

               (x) all amounts outstanding under the Five Year Credit Agreement, dated March 10, 2003 between Prudential Securities Group Inc. and Ford Motor Credit Company.
          “Excluded Liabilities” means all Liabilities of Seller and its Affiliates other than the Assumed Liabilities. For the avoidance of doubt, Excluded Liabilities includes (a) all Liabilities related to the Excluded Assets, (b) all Liabilities set forth on Section 1.1(g) of the Seller Disclosure Letter, and (c) any Liabilities that arise in connection with or as a result of the Seller’s VAT Group.
          “Final Closing Balance Sheet” has the meaning set forth in Section 2.6(c).
          “Final Net Book Value” has the meaning set forth in Section 2.6(c).
          “Financial Statements” has the meaning set forth in Section 3.19(c).
          “FSA” means the Financial Services Authority of the U.K., and any successor regulatory authority or authorities from time to time carrying out all or any part of the functions of the Financial Services Authority which are relevant to the content of this Agreement.
          “FSMA” means the Financial Services and Markets Act of 2000, as amended.
          “Fund” means any pooled investment vehicle that is not registered or required to be registered under the Investment Company Act or any similar Applicable Local Law to which any of the Transferred Entities provides investment management, investment advisory or investment subadvisory services pursuant to an Investment Advisory Agreement, or of which a Transferred Entity is a general partner or managing member, or of which an employee of a Transferred Entity is a member of the board only with respect to such employee’s employment by such Transferred Entity.
          “Fundamental Reps” has the meaning set forth in Section 7.1(a).
          “Fund Marketing Materials” means each offering memorandum, as amended and supplemented, relating to each Fund, and all current supplemental advertising and marketing materials relating to each Fund, in each case containing information on the terms of investment in the particular Fund, prepared by or under the supervision of a Transferred Entity.
          “Futures Business” means execution and/or clearing brokerage services in connection with the trading of futures Contracts or options on futures Contracts for differences traded on a designated contract market or foreign board of trade, as defined under the CEA.

          “German Pension Plans” means the Bache Commodities Limited — German Pension Plan, the Group Life Benefit, and the Yearly Disability Pension.
          “German Pension Plans Beneficiaries” means German Pension Plans Participants and any other beneficiary that is entitled to survivors’ benefits under the German Pension Plans in relation to any German Pension Plans Participant.
          “German Pension Plans Insurance Contracts” means the insurance contracts now or in the future held by BCL relating to any German Pension Plans Participant.
          “German Pension Plans Liabilities” means any and all Liabilities incurred by BCL or any of its Affiliates related to, arising out of, or in connection with the German Pension Plans, including (i) any Liabilities of BCL under the German Pension Plans towards any German Pension Plans Beneficiary; (ii) any Liabilities under any German Pension Plans Insurance Contract; (iii) any Liabilities under any German Pension Plans Re-Insurance Contract; and (iv) any Liabilities towards the German pension guaranty association (Pensionssicherungsverein VVaG) under the German company pension statute (Betriebsrentengesetz) with respect to any German Pension Plans Participant, subject to set-off of any amounts paid to BCL under any German Pension Plans Insurance Contract or any German Pension Plans Re-Insurance Contract. As regards to employees that are employed by BCL on the Closing Date, the German Pension Plans Liabilities shall be limited to the accrued benefit entitlements as of the Closing Date.
          “German Pension Plans Participants” means the individuals set forth on Section 1.1(i) of the Seller Disclosure Letter.
          “German Pension Plans Re-Insurance Contracts” means the re-insurance contracts now or in the future held by BCL relating to any German Pension Plans Participant.
          “GAAP” shall mean generally accepted accounting principles in the U.S., the U.K. or Hong Kong, as indicated, consistently applied.
          “Government Entity” means any international, federal, state, provincial, territorial, municipal, local or foreign legislative body, court, administrative body, regulatory body, other governmental or quasi-governmental entity with competent jurisdiction (including any agency, branch, department, board, commission or tribunal) or any arbitrator.
          “Governmental Authorizations” means all licenses, permits, certificates, registrations, memberships, exemptions, consents, variances, Orders, franchises, qualifications, ratifications, waivers, clearances and other authorizations and approvals issued or granted by or under the authority of or obtained from any Government Entity or Self-Regulatory Organization.

          “Group Relief” means any loss, allowance or other amount eligible for surrender by way of group relief in accordance with provisions of or equivalent to those contained in Part 5 of the U.K. Corporation Tax Act 2010 or any loss, relief or other amount or entitlement (including, for the avoidance of doubt, any amount or entitlement in respect of capital) which may be made available by one Person to another related Person under the Law of any jurisdiction, irrespective of the mechanism whereby such amount or entitlement is made available to that other Person.
          “Guarantees Transition and Collateral Agreement” means the agreement to be entered into as of the Closing between Seller and Buyer substantially in the form attached hereto as Exhibit B relating to the transition of guarantees and related collateral arrangements.
          “Guarantor” has the meaning ascribed to such term in the Revolving Credit Facility.
          “Hazardous Material” means petroleum, petroleum hydrocarbons, petroleum products or petroleum by-products, radioactive materials, asbestos or asbestos-containing materials, gasoline, diesel fuel, pesticides, radon, urea formaldehyde, mold lead or lead-containing materials, polychlorinated biphenyls and any other chemicals, materials, substances or wastes regulated under, or for which liability can be imposed under, any Environmental Law.
          “HK Schemes” has the meaning set forth in Section 3.10(d).
          “Hong Kong” has the meaning set forth in the Recitals.
          “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
          “Incidental IP Licenses” has the meaning set forth in Section 3.12(c).
          “Indemnified Party” has the meaning set forth in Section 7.4(a).
          “Indemnifying Party” has the meaning set forth in Section 7.4(a).
          “Input Tax” has the meaning given in VATA.
          “Intellectual Property” means (i) trademarks, service marks, logos, trade names and other indicia of origin, and all applications, registrations, and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby (collectively, “Trademarks”), (ii) Internet domain names, (iii) inventions, patents and applications therefor, including divisions, continuations, continuations-in-part, renewals, extensions and reissues, (iv) trade secrets, including proprietary information and know-how, (v) copyrights in published and unpublished works of authorship, registrations and applications therefor, and renewals, extensions, restorations and reversions thereof, and

(vi) any other intellectual property or industrial property rights that are recognized under any jurisdiction in the world, in each case, whether registered or not.
          “Intercompany Contract” means any Contract between the Transferred Entities, on the one hand, and Seller or any of its Affiliates, on the other hand, and includes any right of or obligation for payment.
          “Intercompany Receivables” means all account, note or loan receivables recorded on the books of Seller or its Affiliates for goods or services sold or provided by Seller or its Affiliates to the Transferred Entities, or advances (cash or otherwise) or any other extensions of credit made by Seller or its Affiliates to the Transferred Entities, whether arising under an Intercompany Contract or otherwise.
          “Investment Advisory Agreement” means a Contract (including the Organizational Documents to the extent applicable) pursuant to which any of the Transferred Entities provides investment management, investment advisory, investment subadvisory, administration, trust or other fiduciary services to any Client or Fund.
          “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.
          “IT Systems” means all: (i) information technology and communications systems, hardware, and Software owned by the Transferred Entities and (ii) information technology and communications systems, hardware and Software set forth on Section 2.1 of the Seller Disclosure Letter.
          “Knowledge” or any similar phrase means, with respect to Seller, the actual knowledge after due inquiry of the individuals listed on Section 1.1(h) of the Seller Disclosure Letter and, with respect to Buyer, the actual knowledge after due inquiry of the individuals listed on Section 1.1(a) of the Buyer Disclosure Letter.
          “Law” means any law, statute, ordinance, rule, regulation, code, Order, principle of common law and Regulatory Requirement enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization, including any Governmental Authorization.
          “Leased Real Property” has the meaning set forth in Section 3.20(b).
          “Leases” means the Assigned Lease, the New York Sublease Agreement and each lease or sublease in the Transferred Entity Real Property.
          “Legal Proceeding” means any action, suit, investigation, arbitration, audit, hearing, litigation or proceeding (whether civil, criminal, administrative, judicial, investigative, public or private) by or before any Government Entity or Self-Regulatory Organization.

          “Lender” has the meaning ascribed to such term in the Revolving Credit Facility.
          “Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, due or to become due, disputed or undisputed, matured or unmatured, known or unknown, determined or undetermined, accrued or unaccrued.
          “Licensed Software” has the meaning set forth in Section 5.11(c).
          “Liens” has the meaning ascribed to such term in the Revolving Credit Facility.
          “Loan Documents” means the Revolving Credit Facility, the Security Agreement between each of the grantor parties thereto and Seller as collateral agent and any report, certificate, financial statement or other document delivered or furnished pursuant to or in connection with the foregoing, and any amendment, waiver, supplement or other modification hereof or thereof.
          “Losses” has the meaning set forth in Section 7.2(a).
          “Material Adverse Effect” means any change, event, occurrence, state of facts or effect that is or would reasonably be expected to be materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Commodities Business, taken as a whole or the ability of Seller to consummate the Transaction in accordance with the terms of this Agreement; provided that no change, event, occurrence, state of facts or effect shall, to the extent resulting from any of the following, be considered in determining whether a “Material Adverse Effect” has occurred or would reasonably be expected to occur: (i) any change in Law or accounting standards or interpretations thereof applicable to the Commodities Business, (ii) any change in general political or economic conditions (including acts of war, declared or undeclared, armed hostilities, sabotage and terrorism), or in financial, securities, Commodities or other market conditions generally, including changes in interest rates or exchange rates, whether globally or in any jurisdiction in which the Commodities Business operates, (iii) any changes generally affecting the industry in which the Commodities Business operates, (iv) any change resulting from or arising out of hurricanes, earthquakes, floods or other natural disasters, (v) any change arising out of the announcement or consummation of this Agreement or the Transaction, (vi) any change arising out of the identity of Buyer or any announcement of Buyer’s plans or intentions with respect to the conduct of the Commodities Business (or any portion of the Commodities Business), (vii) any change resulting from actions permitted to be taken or omitted during the period between the date hereof and the Closing by Buyer’s express written consent or required to be taken pursuant to this Agreement or the Ancillary Agreements, or (viii) any failure of the Commodities Business to meet any estimates of revenues or earnings for any period ending on or after the date hereof; provided that the exception in this clause (viii) shall not prevent or otherwise affect a determination that any change, effect, circumstance or occurrence underlying such failure has resulted in or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect; except, in the case of each of the foregoing clauses (i), (ii), (iii) and (iv), to the extent the same has had or would reasonably be expected to have a disproportionate effect on the Commodities Business relative to the effect generally on other companies’ operations in any of the businesses of the type conducted by the Commodities Business.
          “Material Contracts” has the meaning set forth in Section 3.13(a).
          “Monthly Management Reports” has the meaning set forth in Section 3.19(d).
          “Net Book Value” means the consolidated assets minus the consolidated liabilities of the Commodities Business as set forth on the Reference Balance Sheet, the Estimated Closing Balance Sheet, the Closing Balance Sheet and the Final Closing Balance Sheet, as applicable. For the avoidance of doubt, with respect to each of the Estimated Closing Balance Sheet, the Closing Balance Sheet and the Final Closing Balance Sheet, all 2011 cash bonuses will be accrued consistent with the past practice of the Commodities Business (as described on Section 2.5(a) of the Seller Disclosure Letter).
          “New York Sublease Agreement” means the sublease agreement pursuant to which Prudential Equity Group LLC subleases the entire 13th, 15th, 16th and 17th floors at the property commonly referred to as One New York Plaza, New York City.
          “New York Sub-Sublease Agreement” means the sub-sublease agreement, substantially in the form attached hereto as Exhibit C, pursuant to which a Buyer or one of its Affiliates or a Transferred Entity, as a sub-sublessee, shall sub-sublease the entire 13th floor at the property commonly referred to as One New York Plaza, New York City from Prudential Equity Group, LLC.
          “Non-Commodities Business Employee” has the meaning set forth in Section 3.9(h).
          “Non-Governmental Authorizations” means all licenses, permits, certificates, registrations, qualifications, confirmation, clearance, exemptions, consents, variances, orders, franchises, and other authorizations and approvals other than Governmental Authorizations.
          “Non-Governmental Entity” means any regulatory body or other entity from which a Non-Governmental Authorization is obtained or by which a Non-Governmental Authorization is issued.

          “Notice of Assessment” means any assessment in relation to Tax made under the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong) by an assessor appointed thereunder.
          “Notice Period” has the meaning set forth in Section 7.4(a).
          “NYIDA Agreement” means the Project Benefits Recapture Agreement, dated as of April 1, 1993, by and among the New York City Industrial Development Agency, Prudential Securities Group Inc. and Prudential Securities Incorporated.
          “Omnibus Incentive Plan” has the meaning set forth in Section 5.6(i).
          “Order” means any order, writ, injunction, judgment, decree, ruling, formal directive, formal assessment or arbitration award of any Government Entity or Self-Regulatory Organization (in each case, whether preliminary or final).
          “Organizational Documents” means: (i) with respect to any corporation, its articles or certificate of incorporation, memorandum or articles of association and by-laws or documents of similar substance; (ii) with respect to any limited liability company, its articles or certificate of organization, formation or association and its operating agreement or limited liability company agreement or documents of similar substance; (iii) with respect to any limited partnership, its certificate of limited partnership and partnership agreement or documents of similar substance; and (iv) with respect to any other entity, its constituent documents of similar substance to any of the foregoing; (v) all equityholders’ Contracts, voting Contracts, voting trust Contracts or other similar Contracts relating to the organization, management or operation of such entity; and (vi) any amendment or supplement to any of the foregoing.
          “Output Tax” has the meaning given in VATA.
          “Owned Intellectual Property” means the Intellectual Property owned or purported to be owned by the Transferred Entities and the Intellectual Property set forth on Section 2.1 of the Seller Disclosure Letter.
          “PBAM” has the meaning set forth in the Recitals.
          “PBC” has the meaning set forth in the Recitals.
          “PBFL” has the meaning set forth in the Recitals.
          “PBFSI” has the meaning set forth in the Recitals.
          “PBS” has the meaning set forth in the Recitals.
          “PFDS” has the meaning set forth in the Recitals.

          “Permitted Encumbrances” means (i) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business with respect to which payment is not yet due, for which specific reserves have been established in accordance with U.S. GAAP and, if outstanding as of the Closing Date, only to the extent of such specific reserves in the Final Closing Balance Sheet, (ii) liens for Taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings, in each case, for which specific reserves have been established in accordance with U.S. GAAP and, if outstanding as of the Closing Date, only to the extent of such specific reserves in the Final Closing Balance Sheet, (iii) with respect to real property, (A) easements, quasi-easements, licenses, covenants, rights-of-way, rights of re-entry or other similar restrictions, including any other similar agreements, conditions or restrictions that would be shown by a current title report, (B) any conditions that may be shown by a current survey or physical inspection, (C) zoning, building, subdivision or other similar requirements or restrictions that do not, individually or in the aggregate, adversely affect in any material way the use of such property for its current and anticipated purposes and (D) statutory and common law Encumbrances in favor of landlords or otherwise arising in connection with the Leases, (iv) gaps in the chain of title evident from the records of the relevant Government Entity maintaining such registration, (v) exclusive and non-exclusive licenses granted in the ordinary course of business and (vi) Encumbrances incurred in the ordinary course of business and for which specific reserves have been established in accordance with U.S. GAAP and, if outstanding as of the Closing Date, only to the extent of such specific reserves in the Final Closing Balance Sheet.
          “Person” means an individual, a corporation, a partnership, a company, an association, a limited liability company, a Government Entity, Self-Regulatory Organization, a trust or other entity or organization.
          “Personal Data” means any and all data and information that relates to an identified and/or identifiable individual natural person processed in connection with the operation of the Commodities Business, as currently operated by Seller and/or its Affiliates and/or the Transferred Entities.
          “PICA” means the Prudential Insurance Company of America.
          “Plan” has the meaning set forth in Section 3.14(f).
          “Post-Closing Adjustment” has the meaning set forth in Section 2.6(e).
          “Potential Exposure” has the meaning set forth in Section 3.13(a)(ix).
          “Pre-Closing Period” has the meaning set forth in Section 5.5(a)(i).
          “Prescribed Accounting Period” has the meaning given in VATA.

          “Project Employees” shall have the meaning ascribed to such term in the NYIDA Agreement.
          “Public Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is open source Software including Software licensed or distributed under any of the licenses or distribution models identified by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical.
          “Purchase Price” has the meaning set forth in Section 2.5.
          “Recipient” has the meaning set forth in Section 5.5(k).
          “Reference Balance Sheet” has the meaning set forth in Section 2.6(a).
          “Regulatory Documents” means, with respect to any Person, all material forms, reports, registration statements, schedules and other documents, together with any amendments thereto, filed, or required to be filed, by such Person with a Government Entity or Self-Regulatory Organization pursuant to Applicable Local Laws.
          “Regulatory Requirements” means any legal requirement established or imposed by any applicable interpretation, directive, policy, guideline, pronouncement or other guidance published by a Government Entity or Self-Regulatory Organization, or provided in writing to the applicable Person by a Government Entity or Self-Regulatory Organization.
          “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material.
          “Required Approvals” means all Governmental Authorizations listed on Section 6.1(a) of the Seller Disclosure Letter.
          “Restricted Business” has the meaning set forth in Section 5.15(a).
          “Restricted Period” has the meaning set forth in Section 5.15(a).
          “Revolving Credit Facility” means the $1,000,000,000 revolving credit facility to be entered into at Closing among PBFSI, PBC and BCL as Borrower, Seller as Lender and Buyer as Guarantor substantially in the form attached hereto as Exhibit E.
          “SEC” means the U.S. Securities and Exchange Commission, and any successor thereto.
          “Section 338 Forms” has the meaning set forth in Section 5.5(h)(iii).
          “Section 338(g) Election” has the meaning set forth in Section 5.5(h)(ii).

          “Section 338(h)(10) Election” has the meaning set forth in Section 5.5(h)(i).
          “Section 75 Pensions Liability” has the meaning set forth in the definition of U.K. Pensions Plan Liability.
          “Security Agreement” has the meaning ascribed to such term in the Revolving Credit Facility.
          “Self-Regulatory Organization” means any securities exchange, futures exchange, contract market, registered futures association, securities clearinghouse, derivatives clearinghouse, registered national securities association, corporation or similar self-regulatory body or organization.
          “Seller” has the meaning set forth in the Preamble.
          “Seller Benefit Plan” means each Benefit Plan that is not a Transferred Entities Benefit Plan.
          “Seller Disclosure Letter” means the Seller Disclosure Letter attached hereto as Schedule II.
          “Seller Indemnified Parties” has the meaning set forth in Section 7.3(a).
          “Seller Intellectual Property” has the meaning set forth in Section 5.11(a).
          “Seller’s Group” means Seller, each seller of Shares and any other person with whom such person is grouped or associated for relevant Tax purposes, but not a Transferred Entity or any member of Buyer’s Group.
          “Seller’s Objection” has the meaning set forth in Section 2.6(b).
          “Seller’s Severance Plan” has the meaning set forth in Section 5.6(c).
          “Seller’s VAT Group” means the group of U.K. companies registered as a group pursuant to Section 43 of the VATA under reference 447-1835-36 of which PBI (UK) Limited is the representative member as of the date of this Agreement.
          “SFC” means the Securities and Futures Commission of Hong Kong, and any successor thereto.
          “Shares” has the meaning set forth in the Recitals.
          “Software” means computer programs and software, whether in source code or object code, and any user manuals and training materials relating thereto.
          “Straddle Period” has the meaning set forth in Section 5.5(a)(iii).

          “Supplier” has the meaning set forth in Section 5.5(k).
          “Tax Claim” has the meaning set forth in Section 5.5(f).
          “Tax Contest” has the meaning set forth in Section 5.5(f).
          “Tax Relief” means any loss, relief, exemption, reduction, allowance, setoff, right to repayment or credit in respect of any Tax or other relief of a similar nature granted by or available in relation to Tax pursuant to any legislation or otherwise, or any deduction in computing, or item offsetable against, income, profits or gains for the purposes of any Tax.
          “Tax Returns” means all returns, declarations, reports, statements, information statements, elections (whether joint or otherwise) or other documents filed or required to be filed with respect to Taxes (including any attached schedules), including any claims for refunds of Taxes, any information returns, any amended returns, any declarations of estimated Tax and any amendments or supplements of any of the foregoing.
          “Taxes” means all U.S., U.K., Germany, Hong Kong or other federal, national, state, provincial, territorial, regional or local taxes whenever and by whatever Taxing Authority imposed, including income, gross receipts, windfall profits, gains, value-added, severance, property, deed, escheat, unclaimed property, severance, ad valorem, goods and services, production, sales, occupational, use, duty, license, excise, franchise, employment, withholding or similar taxes, charges, fees, levies, duties or assessments, together with any interest, additions, surcharges, penalties or fines with respect thereto and any interest in respect of such additions or penalties and any liability to make a payment by way of reimbursement, recharge, indemnity, damages or management charge connected in any way with any taxation and regardless of whether any such taxes, interest, additions, surcharges, penalties or fines are chargeable directly or primarily against or attributable directly or primarily to the Transferred Entities or any other person and of whether any amount in respect of any of them is recoverable from any other Person.
          “Taxing Authority” means any U.S., U.K., Germany, Hong Kong or other federal, national, state, provincial, territorial, regional, statutory, or local Government Entity, body or authority responsible for the imposition of any Tax.
          “Third-Party Claim” has the meaning set forth in Section 7.4(a).
          “Third-Party Consent” has the meaning set forth in Section 5.13.
          “Trademarks” has the meaning set forth in the definition of “Intellectual Property.”

          “Trading Agreement” means any Contract (whether or not documented on a master agreement) to effect any Commodity Transaction to which Seller or its Affiliates (only with respect to the Commodities Business) or the Transferred Entities is party with respect to the purchase, sale, transfer of, transportation, storage, transmission, hedging with respect to, or price of, any Commodity or any similar good, article, service, right, or interest and any transaction thereunder entered into to effect any Commodity Transaction, and any Customer Agreement; provided that any transaction under a Trading Agreement included in the Excluded Assets shall not constitute a part of such Trading Agreement.
          “Transaction” means the purchase and sale of the Shares and the Transferred Assets, the assumption of the Assumed Liabilities pursuant to this Agreement, the entry into the Ancillary Agreements and all other transactions contemplated by this Agreement.
          “Transfer Taxes” has the meaning set forth in Section 5.5(g)(i).
          “Transferred Assets” has the meaning set forth in Section 2.1.
          “Transferred Employees” has the meaning set forth in Section 5.6(b).
          “Transferred Employees’ Records” means those files related to the Transferred Employees; provided that Transferred Employees’ Records shall not include any files the transfer of which would be prohibited by Law.
          “Transferred Entities” has the meaning set forth in the Recitals.
          “Transferred Entities Benefit Plan” means each Benefit Plan that is (i) maintained or sponsored by any of the Transferred Entities or (ii) to which any Transferred Entity is a party and to which the Transferred Entity will remain a party following the Closing Date.
          “Transferred Entity Real Property” means all the real property leased or subleased from third parties by the Transferred Entities.
          “Transferred Trademarks” has the meaning set forth in Section 5.11(b)(i).
          “Transition Services” has the meaning set forth in the Transition Services Agreement.
          “Transition Services Agreement” means the transition services agreement to be entered into at Closing between Seller and Buyer substantially in the form attached hereto as Exhibit D.
          “U.K. Capital Loss” means the loss realized for the purposes of U.K. corporation tax on chargeable gains by BCL in respect of the disposal by it on or before Closing of chargeable assets.

          “U.K. Pension Benefits” means, in respect of the U.K. only, any lump sum or other benefit provided (or to be provided) in respect of an employee (or former employee in connection with past service) on retirement, or on the attainment of a specified age.
          “U.K. Pension Plan” means the Bache & Associates Retirement Plan.
          “U.K. Pensions Plan Liability” means: (i) any Liability arising in respect of any of the Transferred Entities pursuant to Sections 75 and 75A of the U.K. Pensions Act 1995 (“Section 75 Pensions Liability”) in connection with the U.K. Pension Plan; (ii) any outstanding contributions, Liabilities and/or expenses payable in respect of the Disclosed U.K. Schemes; and (iii) any contributions, costs or other liabilities arising in respect of any financial support direction, contribution notice or restoration order already issued (or issued following the Closing Date in respect of the Transaction or any act or omission arising pre-Closing) by the U.K. Pensions Regulator under Sections 38, 43, 47 or 58 of the U.K. Pensions Act 2004 against any of the Transferred Entities.
          “U.K. State Pension Scheme” means any national pension scheme funded by national insurance contributions and administered by or on behalf of the U.K. government.
          “Unaudited Financial Statements” has the meaning set forth in Section 3.19(c).
          “Unrelated Cash” has the meaning set forth in Section 5.25.
          “Valuation Procedures” has the meaning set forth in Section 3.14(c).
          “VAT” means, within the European Union, such Tax as may be levied in accordance with (but subject to derogations from) Directive 2006/112/EC and, outside the European Union, any similar Tax levied by reference to added value or sales, including in each case any related interest or penalties.
          “VATA” means the U.K. Value Added Tax Act 1994.
          “VAT Exit Date” means the Closing or (as the case may be) such other effective date from which HM Revenue & Customs agree that BCL ceases to be a member of Seller’s VAT Group.
     Section 1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
     Section 1.3 Rules of Construction. Interpretation of this Agreement and the Ancillary Agreements (except as specifically provided in any such other Ancillary Agreements, in which case such specified rules of construction shall govern with respect to such other Ancillary Agreements) shall be governed by the following rules of construction:
          (a) the words “herein,” “hereof,” “hereunder” or “hereby” and similar terms are deemed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (b) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other genders as the context requires;
          (c) the terms “Dollars” and “$” mean United States Dollars. For the purposes of Section 3.13(a), with respect to any non-U.S. Contract, the amounts represented by Dollars shall be deemed to mean the equivalent amount in the applicable local currency as of March 17, 2011;
          (d) references to the terms Preamble, Recitals, Article, Section, paragraph, Schedule and Exhibit are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified;
          (e) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified;
          (f) the word “or” shall not be exclusive;
          (g) the phrase “delivered” or “made available” or phrases of similar import mean delivered or made available to Buyer in the Data Room;
          (h) the headings are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement;
          (i) this Agreement and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted;
          (j) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning;
          (k) references to any Law include a reference to (i) the corresponding rules and regulations, and (ii) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; provided that no change in Law that would cure a breach of a representation, warranty or covenant existing on the date of such change will, for the avoidance of doubt, be deemed to cure such breach; and

          (l) references to any section of any Law include any successor to such section; provided that no successor to any section of any Law that would cure a breach of a representation, warranty or covenant existing on the date of such successor becomes effective will, for the avoidance of doubt, be deemed to cure such breach.
ARTICLE II
PURCHASE AND SALE OF THE SHARES AND ASSETS
     Section 2.1 Purchase and Sale. On the terms and subject to the conditions set forth herein, at the Closing, Seller shall, and shall cause its Affiliates to, sell, convey, transfer, assign and deliver to Buyer, directly or indirectly, and Buyer shall purchase from Seller and its Affiliates, all of such Seller’s and its Affiliates’ right, title and interest in and to (i) the Shares and (ii) to the extent not transferred to a Transferred Entity prior to the Closing, all assets, properties, interests and rights of Seller and its Affiliates that are primarily related to the conduct of the Commodities Business, each of which is set forth on Section 2.1 of the Seller Disclosure Letter (the assets described in this clause (ii), the “Transferred Assets”), in each case of clause (i) and clause (ii) excluding any Excluded Assets.
     Section 2.2 Assumption of Liabilities.
          (a) On the terms and subject to the conditions set forth herein, at the Closing, Buyer shall assume, and discharge or perform when due, all Liabilities of Seller and its Affiliates (i) relating to the Commodities Business to the extent reflected on or reserved against in the Final Closing Balance Sheet, (ii) arising out of or in respect of any Transferred Asset (including, for the avoidance of doubt, any Contract or Governmental Authorization included in the Transferred Assets) as a result of the operation or conduct of the Commodities Business by Buyer and/or any of its Affiliates following the Closing, (iii) set forth on Section 2.2 of the Seller Disclosure Letter and (iv) all Liabilities arising under the NYIDA Agreement (collectively, the “Assumed Liabilities”).
          (b) For the avoidance of doubt, except for Excluded Liabilities and except as and to the extent otherwise provided in Section 5.6 or Section 7.2, from and after the Closing, all Liabilities of the Transferred Entities shall remain Liabilities of the Transferred Entities, and shall not be the responsibility of Seller or any of its Affiliates from and after the Closing.
     Section 2.3 Excluded Assets. From and after the Closing, Seller and its Affiliates shall retain all right, title and interest in and to the Excluded Assets.
     Section 2.4 Excluded Liabilities. Seller and its Affiliates shall retain and be responsible for all Excluded Liabilities.
     Section 2.5 Purchase Price. On the terms and subject to the conditions set forth herein, in consideration of the sale of the Shares and the Transferred Assets, at the

Closing, Buyer (a) shall pay to Seller an amount in cash (the “Closing Purchase Price”) equal to (i) the Estimated Net Book Value, minus (ii) an amount equal to fifty percent (50%) of the aggregate value of the unvested restricted stock units granted as long-term incentive compensation to eligible Transferred Employees that will be forfeited as a result of the Transaction (for the avoidance of doubt, such amount shall not include any value associated with restricted stock units granted as long-term incentive compensation to eligible Transferred Employees that normally would have vested but that are forfeited because such Transferred Employees did not execute a release of claims in favor of Seller, its Affiliates and the Transferred Entities), such amount to be determined based on the closing price on the New York Stock Exchange of a share of common stock of Seller on the Business Day immediately preceding the Closing Date, minus (iii) an amount equal to the aggregate retention payments set forth on Section 2.5 of the Buyer Disclosure Letter, minus (iv) fifty percent (50%) of the aggregate long-term incentive compensation (as calculated in accordance with the methodology set forth on Section 2.5(a) of the Seller Disclosure Letter) for the Transferred Employees in respect of service and performance during the period commencing on January 1, 2011 and ending on the Closing Date, which Closing Purchase Price is further subject to adjustment to the extent of the Post-Closing Adjustment as provided in Section 2.6(e) (the Closing Purchase Price, as adjusted by the Post-Closing Adjustment, the “Purchase Price”), and (b) shall assume the Assumed Liabilities. The Purchase Price, and any adjustment pursuant to Section 2.6, shall be allocated amongst the Shares and Transferred Assets in accordance with the methodology set forth on Section 2.5(b) of the Seller Disclosure Letter. Buyer, Seller and their respective Affiliates shall each report the Tax consequences of the Transaction in a manner consistent with such allocation, including in the preparation and filing of U.S. Internal Revenue Service Form 8594.
     Section 2.6 Purchase Price Adjustment.
          (a) On the fifth Business Day prior to the Closing Date, Seller will prepare in good faith and deliver to Buyer an unaudited pro forma balance sheet of the Commodities Business as of the last day of the calendar month preceding the date of such preparation (the “Estimated Closing Balance Sheet”). The Estimated Closing Balance Sheet will (i) be prepared from the Documents of the Commodities Business, in accordance with U.S. GAAP (except as otherwise set forth in the Agreed Adjustments) and the Agreed Adjustments, applied consistently with the methodology employed in the preparation of the pro forma balance sheet of the Commodities Business as of December 31, 2010 set forth on Section 2.6(a) of the Seller Disclosure Letter (the “Reference Balance Sheet”), and (ii) set forth an estimate of the Net Book Value of the Commodities Business derived from the Estimated Closing Balance Sheet (the “Estimated Net Book Value.”)
          (b) As soon as reasonably practicable, but in no event more than 90 days following the Closing, Buyer will prepare in good faith and deliver to Seller an unaudited pro forma balance sheet of the Commodities Business as of the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet will (i) be prepared from the

Documents of the Commodities Business, in accordance with U.S. GAAP (except as otherwise set forth in the Agreed Adjustments) and the Agreed Adjustments, applied consistently with the methodology employed in the preparation of the Reference Balance Sheet, and (ii) set forth the Net Book Value of the Commodities Business derived from the Closing Balance Sheet (the “Closing Net Book Value”). In the event Seller has any objection either to the Closing Balance Sheet or the Closing Net Book Value, Seller shall deliver to Buyer within 30 days after delivery of the Closing Balance Sheet by Buyer to Seller a written objection (“Seller’s Objection”) setting forth a specific description of the basis of Seller’s objection and the adjustments to the Closing Balance Sheet and Closing Net Book Value Seller believes should be made. If no Seller’s Objection is received within 30 days after delivery of the Closing Balance Sheet, the Closing Balance Sheet and the Closing Net Book Value shall be final and binding on the parties. Buyer shall have 15 days from its receipt of Seller’s Objection to respond in writing. If Buyer does not respond within 15 days after delivery of Seller’s Objection, the adjustments set forth in Seller’s Objection shall be final and binding.
          (c) If Seller and Buyer are unable to resolve all of their disagreements with respect to the proposed adjustments set forth in the Seller’s Objection within 15 days of Buyer’s receipt of the Seller’s Objection, they shall refer any remaining disagreements to the Balance Sheet Auditor, who, acting as an expert and not as an arbitrator, shall determine, on the basis set forth in Section 2.6(b), and only with respect to the remaining differences so submitted, whether the Closing Balance Sheet and the Closing Net Book Value require adjustment. Buyer and Seller shall instruct the Balance Sheet Auditor to deliver its written determination to Buyer and Seller no later than 30 days after the remaining differences underlying the Seller’s Objection are referred to the Balance Sheet Auditor. The Balance Sheet Auditor’s determination shall be conclusive and binding upon Buyer and Seller and their Affiliates. The pro forma balance sheet of the Commodities Business as of the Closing Date as finally determined pursuant to Section 2.6(b) or this Section 2.6(c) shall be referred to as the “Final Closing Balance Sheet”; and the Net Book Value of the Commodities Business as of the Closing Date as finally determined pursuant to Section 2.6(b) or this Section 2.6(c) shall be referred to as the “Final Net Book Value.” The fees and disbursements of the Balance Sheet Auditor shall be borne equally by Buyer and Seller. Buyer and Seller shall make readily available to the Balance Sheet Auditor all relevant Documents and any work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants) relating to the Estimated Closing Balance Sheet, the Estimated Net Book Value, the Closing Balance Sheet, the Closing Net Book Value, Seller’s Objection and all other items reasonably requested by the Balance Sheet Auditor in connection therewith.
          (d) Buyer shall make available to Seller and Seller shall make available to Buyer, and their respective accountants, (i) all relevant Documents, (ii) any other information, including work papers (including those of the parties’ respective accountants, to the extent permitted by such accountants), and (iii) any employees during regular business hours and on reasonable advance notice, in each case, to the extent necessary for such party’s review, or preparation, as the case may be, of the Estimated

Closing Balance Sheet, the Estimated Net Book Value, Seller’s Objection, the Closing Balance Sheet and the Closing Net Book Value.
          (e) The Closing Purchase Price shall be adjusted (the “Post-Closing Adjustment”) by an amount equal to (i) the Estimated Net Book Value minus (ii) the Final Net Book Value. If the Post-Closing Adjustment is a negative number, then the Closing Purchase Price shall be increased by the absolute value of the Post-Closing Adjustment and Buyer shall promptly (and in any event within five Business Days) after the final determination thereof pay to Seller the Post-Closing Adjustment, plus interest from the Closing Date to, but not including, the date of payment at LIBOR calculated on a 365-day basis, in U.S. Dollars by wire transfer of immediately available funds to an account designated by Seller. If the Post-Closing Adjustment is a positive number, then the Closing Purchase Price shall be decreased by the Post-Closing Adjustment and Seller shall promptly (and in any event within five Business Days) after the final determination thereof pay to Buyer the Post-Closing Adjustment, plus interest from the Closing Date to, but not including, the date of payment at LIBOR calculated on a 365-day basis, in U.S. Dollars by wire transfer of immediately available funds to an account designated by Buyer.
     Section 2.7 Closing. The closing of the purchase and sale of the Transferred Assets and the Shares (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York 10004 at 5:00 p.m., New York City time, on the last Business Day of the month in which the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) have been satisfied or waived or at such other time and place as the parties hereto may mutually agree, in writing. The date on which the Closing occurs is called the “Closing Date.” The Closing shall be effective as of 11:59 p.m. on the Closing Date; provided, however, that if the Closing Date is May 31, 2011 or August 31, 2011, the Closing shall be effective as of 12:01 a.m. on the next Business Day. If, as of the date contemplated above to be the Closing Date, there exists a Buyer Material Adverse Effect, then Seller may provide notice in writing to Buyer electing either (i) to proceed with the Closing on the contemplated Closing Date or (ii) to defer the Closing Date to a later date. If Seller elects to defer the Closing Date to a later date, then the Closing Date shall occur on the earlier of (i) if Buyer provides to Seller written notice not later than the second to last Business Day of any month following the month in which the original Closing Date was contemplated to occur, the last Business Day of the month in which such written notice is provided, (ii) if Buyer provides to Seller written notice not later than the second to last Business Day of any month following the month in which the original Closing Date was contemplated to occur and on the date of such notice there no longer exists a Buyer Material Adverse Effect, the last Business Day of the month in which such written notice is provided and (iii) the last Business Day of the third month following the month in which the original Closing Date was contemplated to occur. In the event of a deferred Closing Date provided in clause (i) or clause (iii) above, the definition of “Ancillary

Agreements” contained in this Agreement shall be deemed to be amended to delete therefrom the words “Loan Documents”.
     Section 2.8 Deliveries by Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller the following:
          (a) the Closing Purchase Price in immediately available funds by wire transfer to an account or accounts that have been designated by Seller at least two Business Days prior to the Closing Date;
          (b) duly executed instruments of assignment and assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be necessary to effect Seller’s sale and/or assignment of the Transferred Assets, and Buyer’s assumption of the Assumed Liabilities;
          (c) a duly executed counterpart of each of the Ancillary Agreements to which it is a party;
          (d) copies of such documentation as required by Section 2.5 of the NYIDA Agreement pursuant to which, immediately prior to the Closing, Buyer assumed all of the obligations of Seller and its Affiliates under the NYIDA Agreement;
          (e) evidence of the obtaining of, or the filing with respect to, those Required Approvals for which Buyer is responsible;
          (f) the certificate to be delivered pursuant to Section 6.3(d); and
          (g) such other customary instruments of transfer or assumption, or documents, in form and substance reasonably satisfactory to Seller, as may reasonably be required to give effect to this Agreement.
     Section 2.9 Deliveries by Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:
          (a) a certificate of status, compliance, good standing or like certificate with respect to each of the Transferred Entities issued by appropriate government officials of the relevant jurisdictions of organization;
          (b) a receipt for the Closing Purchase Price;
          (c) the Transferred Assets;
          (d) duly executed instruments of assignment and assumption and other instruments or documents, in form and substance reasonably acceptable to Seller and Buyer, as may be necessary to effect Seller’s sale and/or assignment of the Transferred Assets, and Buyer’s assumption of the Assumed Liabilities;

          (e) the stock or membership certificates or other equivalent documentation representing the Shares, duly endorsed in blank or accompanied by appropriate transfer forms, in form and substance reasonably satisfactory to Buyer, duly endorsed in blank in proper form for transfer;
          (f) a duly executed certificate (in the form provided for in Treasury Regulations Section 1.1445-2) from Seller that none of the Shares or the assets being transferred by that transferor is a “United States real property interest” for U.S. federal income tax purposes;
          (g) a duly executed counterpart of each of the Ancillary Agreements to which it is a party;
          (h) evidence of the obtaining of, or the filing with respect to, those Required Approvals for which Seller is responsible;
          (i) the certificate to be delivered pursuant to Section 6.2(d);
          (j) all minute books and other corporate or limited liability company record books of the Transferred Entities (including all Organizational Documents, stock ledgers and registers);
          (k) executed resignations of each of the directors or managers of the Transferred Entities who are not Employees as requested by Buyer at least five Business Days prior to Closing, in each case, effective as of the Closing and in form and substance reasonably satisfactory to Buyer;
          (l) such other customary instruments of transfer or assumption, or documents, in form and substance reasonably satisfactory to Buyer, as may reasonably be required to give effect to this Agreement; and
          (m) an irrevocable power of attorney from (i) PBI (UK) Limited for shares in BCL on terms and in a form customary in the U.K. relating to the exercise of rights of the shares in BCL pending registration in the name of Buyer or its nominee in the register of members and (ii) Bache Holdings HK for shares in Bache HK on terms and in a form customary in Hong Kong relating to the exercise of rights of the shares in Bache HK pending registration in the name of Buyer or its nominee in the register of members.
     Section 2.10 Non-assignability of Assets. Notwithstanding anything to the contrary contained in this Agreement (except that nothing in this Section 2.10 shall modify or be deemed to modify Seller’s obligation in Section 6.2(f)), to the extent that the sale, assignment, lease, sublease, transfer, conveyance or delivery, or attempted sale, lease, sublease, assignment, transfer, conveyance or delivery to Buyer of any asset that would be a Transferred Asset, or any claim or right, or any benefit arising thereunder or resulting therefrom, is prohibited by any Applicable Local Law, or would require any governmental or third-party authorizations, approvals, consents or waivers, and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, the Closing shall proceed without the sale, assignment, lease, sublease, transfer, conveyance or delivery of such asset unless such failure causes a failure of any of the conditions to Closing set forth in Section 2.7, in which event the Closing shall proceed only if the failed condition is waived and the Closing proceeds without the transfer, lease, sublease or assignment of any such asset, then following the Closing, the parties shall use their reasonable best efforts, and cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that (a) none of Seller or Buyer or any of their respective Affiliates shall be required to pay any consideration therefor other than filing, recordation or similar fees and other de minimis amounts, which shall be shared equally by Seller and Buyer, and (b) Buyer shall not assume or be deemed to assume any Assumed Liability related to such non-assigned asset until such time as the applicable authorization, approval, consent or waiver has been obtained. Pending such authorization, approval, consent or waiver, the parties shall cooperate with each other in any mutually agreeable, reasonable and lawful arrangements designed to provide to Buyer the benefits of use of such asset, and to Seller or its Affiliates the benefits, including, if appropriate, any indemnities, that they would have obtained had the asset been conveyed to Buyer at the Closing. Once authorization, approval, consent or waiver for the sale, assignment, lease, sublease, transfer, conveyance or delivery of any such asset not sold, assigned, leased, subleased, transferred, conveyed or delivered at the Closing is obtained, Seller shall or shall cause the relevant Affiliates to, assign, transfer, convey and deliver such asset to Buyer at no additional cost. To the extent that any such asset cannot be transferred or the full benefits of use of any such asset cannot be provided to Buyer within 30 days following the Closing pursuant to this Section 2.10, then Buyer and Seller shall enter into such arrangements (including subleasing, sublicensing or subcontracting) to provide to the parties hereto the economic (taking into account Tax costs and benefits) and operational equivalent, to the extent permitted, of obtaining such authorization, approval, consent or waiver and the performance by Buyer of the obligations thereunder. Seller shall hold in trust for and pay to Buyer promptly upon receipt thereof (and in any event within five Business Days after receipt) all income, proceeds and other monies received by Seller or any of its Affiliates in connection with its use of any asset (net of any Taxes and other documented out-of-pocket costs pre-approved by Buyer that are imposed upon Seller or any of its Affiliates) in connection with arrangements under this Section 2.10. Buyer shall pay to Seller, promptly upon receipt of any invoice from Seller, all losses generated by Seller or any of its Affiliates in connection with Buyer’s use of any asset in connection with the arrangements under this Section 2.10.
     Section 2.11 Bulk Sales Laws. Buyer hereby waives compliance by Seller with the requirements and provisions of any “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Transferred Assets to Buyer. Seller shall indemnify Buyer and its officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Losses suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of Seller to comply with the terms of any such provisions applicable to the Transaction.
     Section 2.12 Further Assurances. From time to time after the Closing, each party hereto shall, and shall cause its Affiliates, promptly to take any actions necessary to make effective the Transaction, including executing, acknowledging and delivering any additional assurances, or documents or instruments of transfer reasonably requested by the other party hereto and necessary for the requesting party to satisfy its obligations hereunder, or to obtain the benefits of the Transaction.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
          Seller represents and warrants to Buyer that, except as set forth on the Section of the Seller Disclosure Letter which corresponds to the Section of this ARTICLE III in which such representation and warranty is made (it being understood and agreed by the parties hereto that (i) disclosure of any item on any section or subsection of the Seller Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Seller Disclosure Letter to the extent it is readily apparent from such disclosure that such disclosure is applicable to such other section or subsection, and (ii) the only representations and warranties relating to Tax matters are those set out in Section 3.8, Section 3.9(j), Section 3.20(b) and Section 3.20(d)):
     Section 3.1 Organization and Qualification.
          (a) Seller is a corporation duly incorporated and validly existing under the laws of the state of New Jersey. Each of the Transferred Entities and, to the Knowledge of Seller, each Fund is a corporation or other organization duly incorporated or organized, validly existing and in good standing (or the equivalent, if any, in the applicable jurisdiction) under the Laws of its jurisdiction of incorporation or organization. Each of Seller and its Affiliates (only with respect to the Commodities Business) and the Transferred Entities and, to the Knowledge of Seller, the Funds has all requisite corporate or similar power and authority to own, lease and operate its assets, and to carry on its business as currently conducted. Each of Seller and its Affiliates (only with respect to the Commodities Business) and the Transferred Entities and, to the Knowledge of Seller, the Funds is duly qualified or licensed to do business as a foreign corporation or other entity in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification or license, except for failures to be so qualified, licensed or in good standing, as the case may be, that would not, individually or in the aggregate, have a Material Adverse Effect, and Section 3.1(a) of the Seller Disclosure Letter sets forth a complete and accurate list of the Transferred Entities and, to the Knowledge of Seller, the Funds and, with respect to each Transferred Entity and Fund, its jurisdiction of incorporation or organization and each jurisdiction in which such Transferred Entity is qualified or licensed to conduct business. Seller has heretofore delivered or made available to Buyer complete and correct copies of the Organizational Documents of Seller, the Transferred Entities and, to the Knowledge of Seller, the Funds as presently in effect.
          (b) The minute books and stock record books of the Transferred Entities completely and accurately reflect, in all material respects, all material actions taken with respect to such applicable Transferred Entity by written consent or resolution and meetings held by their respective stockholders, members, partners, directors, managers, committees and other applicable governing or managing bodies, as the case may be. Seller has heretofore delivered or made available to Buyer a complete and correct copy of each of the Transferred Entities’ minute books since October 1, 2007 and stock record books.
     Section 3.2 Corporate Authorization; Binding Effect. Seller has full corporate power and authority to execute and deliver this Agreement and any Ancillary Agreement, and to perform its obligations hereunder and thereunder, and to consummate the Transaction. The execution, delivery and performance by Seller of this Agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized, and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Seller of this Agreement or any of such Ancillary Agreements. Each of this Agreement and each of the Ancillary Agreements, as applicable, when executed and delivered by Seller or one of its Affiliates, as applicable, constitutes or will constitute a valid and legally binding obligation of Seller or its Affiliate, as applicable, enforceable against Seller or its Affiliate, as applicable, in accordance with its terms.
     Section 3.3 Ownership of Shares. Except as set forth on Section 3.3 of the Seller Disclosure Letter, Seller or its applicable Affiliate has good and valid title to the Shares, free and clear of all Encumbrances, and upon delivery by Seller and/or its Affiliates of the Shares at Closing, good and valid title to the Shares, free and clear of all Encumbrances, other than Encumbrances resulting from Buyer’s ownership, will pass to Buyer.
     Section 3.4 Capitalization.
          (a) The Shares have been duly authorized and validly issued, and are fully paid and non-assessable. The Shares are the only outstanding shares of capital stock or equity interest of the Transferred Entities.
          (b) There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, Contracts or commitments under which the Transferred Entities are or may become obligated to issue or sell, or giving any Person a right to subscribe for or acquire, or dispose of, any shares of the capital stock or other equity interests, or any securities or obligations, exercisable or exchangeable for, or convertible into any shares of the capital stock or other equity interests, of the Transferred Entities, and no securities or obligations evidencing such rights are authorized, issued or outstanding. None of the Shares are subject to any voting trust, registration rights, member or equity holder or similar Contract relating to the voting or disposition of the Shares.
          (c) Except as set forth on Section 3.4(c) of the Seller Disclosure Letter, the Transferred Entities do not own, directly or indirectly, any capital stock or other equity interests of any Person or any securities or obligations, exercisable or exchangeable for, or convertible into any shares of the capital stock or other equity interests, of any Person.
     Section 3.5 Consents and Approvals. No material consent, approval, waiver, authorization, notice or filing is required to be obtained by Seller or any of its Affiliates or any Transferred Entity from, or to be given by Seller or any of its Affiliates or any Transferred Entity to, or made by Seller or any of its Affiliates or any Transferred Entity with, any Government Entity, Non-Governmental Entity or Self-Regulatory Organization other than those set forth on Section 3.5 of the Seller Disclosure Letter, in each case in connection with the execution, delivery and performance by Seller of this Agreement and the Transaction or any Ancillary Agreement to which it is a party (but with respect to the Transition Services Agreement only with regards to performance thereunder until the 18—month anniversary thereof).
     Section 3.6 Non-Contravention. The execution, delivery and performance by Seller and its Affiliates of this Agreement and any Ancillary Agreement to which Seller or any of its Affiliates is a party (but with respect to the Transition Services Agreement only with regards to performance thereunder until the 18—month anniversary thereof), and the consummation of the Transaction, do not and will not: (a) violate, conflict with, or result in a breach, of any provision of the Organizational Documents of Seller or any of its Affiliates or the Transferred Entities; (b) assuming the receipt of all consents, approvals, waivers and authorizations, and the making of the notices and filings, set forth on Section 3.5 of the Seller Disclosure Letter, conflict with, or result in the breach of, or constitute a default under, or result in the termination, cancellation, modification or acceleration (whether after the filing of notice or the lapse of time or both) of any right or obligation of Seller or any of its Affiliates (only with respect to the Commodities Business) or any of the Transferred Entities under any Material Contract; (c) result in the creation of any Encumbrance on any Transferred Asset or the Shares or the assets or properties of the Transferred Entities, other than (i) Permitted Encumbrances in the case of a Transferred Asset or such assets or properties of the Transferred Entities or (ii) Encumbrances created by or resulting from the actions of Buyer or any of its respective Affiliates; or (d) assuming the receipt of all consents, approvals, waivers and authorizations, and the making of notices and filings, set forth on Section 3.5 of the Seller Disclosure Letter or required to be made or obtained by Buyer, violate or result in a breach of or constitute a default under any Law to which Seller or any of its Affiliates (only with respect to the Commodities Business) or any of the Transferred Entities is subject, or under any Governmental Authorization required by Seller or any of its Affiliates (only with respect to the Commodities Business) or the Transferred Entities,

other than, in the cases of clauses (b) and (c), conflicts, breaches, defaults, terminations, cancellations, modifications, accelerations, violations or Encumbrances that would not be material.
     Section 3.7 Regulatory Matters.
          (a) Except as set forth on Section 3.7(a) of the Seller Disclosure Letter, each of the Transferred Entities (i) has implemented policies and procedures that are reasonably designed to comply in all material respects with all Applicable Local Laws including those relating to anti-money laundering, advertising, employee personal trading, insider trading, licensing and registration, supervision, communications with the public, sales practices, market conduct, maintenance of net capital, risk assessment, continuing education, books and records and the rules of the CFTC, SEC and any other Government Entity or any Self-Regulatory Organization having jurisdiction over such Transferred Entity, (ii) and has complied in all material respects with the policies and procedures described in the immediately preceding clause (i).
          (b) Except as set forth on Section 3.7(b) of the Seller Disclosure Letter, the “associated persons” (as defined in the Advisers Act, the CEA, the rules and regulations of the CFTC, the Exchange Act, the rules and regulations of the SEC, or the rules of any Self-Regulatory Organization, as applicable) of the Transferred Entities are registered or licensed to act in their respective capacities in each such jurisdiction where such registration or licensing is required by Applicable Local Law. Section 3.7(b) of the Seller Disclosure Letter sets forth a list for each Transferred Entity of the jurisdictions in which it or its associated persons: (i) are registered as broker/dealers, investment advisers, futures commission merchants or commodity trading advisors or equivalent under Applicable Local Law; or (ii) are required to give notice that they are acting as broker/dealers, investment advisers, futures commission merchants or commodity trading advisors. Each such registration or license is, and when required by Applicable Local Law has been, in full force and effect.
          (c) Except as set forth on Section 3.7(c) of the Seller Disclosure Letter, as of their respective dates, the Regulatory Documents of each of the Transferred Entities complied in all material respects with Applicable Local Laws. Each of the Transferred Entities has timely filed all Regulatory Documents, and has timely paid in full all fees and assessments due and payable in connection therewith. None of such Regulatory Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and no relevant Government Entity or Self-Regulatory Organization has raised any questions in relation to the Regulatory Documents that remain unanswered. Seller has previously delivered or made available to Buyer a correct and complete copy of each Regulatory Document set forth on Section 3.7(c) of the Seller Disclosure Letter.

          (d) Except as set forth on Section 3.7(d) of the Seller Disclosure Letter, since January 1, 2008, Seller has not received any material complaints relating to the Commodities Business from any Self-Regulatory Organization or any customer or Client that could be material to the Commodities Business.
          (e) Except as set forth on Section 3.7(e) of the Seller Disclosure Letter, none of the Transferred Entities or any “associated person” (as defined in the Advisers Act, the CEA, the rules and regulations of the CFTC, the Exchange Act, the rules and regulations of the SEC, or the rules of any Self-Regulatory Organization, as applicable) thereof, as applicable, is ineligible pursuant to any Applicable Local Law to act as a broker/dealer, investment adviser, futures commission merchant, commodity trading advisor if such Person is currently acting in such capacity, or, with respect to such associated person, as an associated person of such Person or any substantially equivalent pursuant to non-U.S. Applicable Local Law (including being subject to any “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or as set forth in Section 8a(2) or 8a(3) of the CEA) and no such Persons or Persons performing “controlled functions” (as defined in Section 59(3) of the FSMA) are subject to, or have since January 1, 2008, been subject to, any (i) disciplinary proceedings of any Government Entity or Self-Regulatory Organization arising under Applicable Local Laws, (ii) expulsion or suspension from membership, (iii) bar or suspension from association, (iv) denial of trading privileges, (v) Order denying, suspending, or revoking registration or barring or suspending association or (vi) finding with respect to causing any such effective suspension, expulsion or Order (for purposes of clauses (i) through (vi), all with respect to such applicable Government Entity or Self-Regulatory Organization). No Legal Proceeding is pending or, to the Knowledge of Seller, threatened by any Government Entity or Self-Regulatory Organization which would reasonably be expected to result in any of the actions set forth in the immediately preceding clauses (i) through (vi) or which would reasonably be expected to provide a basis for any of the actions set forth in the immediately preceding clauses (i) through (vi).
          (f) Except as set forth on Section 3.7(f) of the Seller Disclosure Letter, all the Employees and Persons performing “controlled functions” (as defined in Section 59(3) of the FSMA) who are required to be licensed or registered to conduct the business as currently conducted of the Transferred Entities are duly licensed or registered in each jurisdiction and with each Government Entity and Self-Regulatory Organization in which or with which such licensing or registration is so required and all such registrations are in full force and effect.
          (g) None of the activities of the Transferred Entities requires any of such Transferred Entities to register as an exchange, alternative trading system, transfer agent, clearing agency or commodity pool operator.
     Section 3.8 Taxes.

          (a) Except as set forth on Section 3.8(a) of the Seller Disclosure Letter, all material Tax Returns with respect to the Transferred Entities and the Transferred Assets which are required to be filed have been duly filed, each such Tax Return is true, complete and correct in all material respects and all material Taxes with respect to the Transferred Entities and the Transferred Assets (whether or not shown to be due and owing on such Tax Returns) have been duly paid within the requisite time limits or, where Taxes are not yet due, adequate provision for such Taxes has been made in the Financial Statements in accordance with GAAP. All material Taxes (including any payroll Taxes and/or social security contributions) required to be withheld by the Transferred Entities have been duly and timely withheld and paid over to the appropriate Taxing Authority.
          (b) There is no lien for Taxes upon any of (i) the assets of the Transferred Entities or (ii) the Transferred Assets, other than liens for Taxes that are not yet due and payable.
          (c) Except as set forth on Section 3.8(c) of the Seller Disclosure Letter, no material issues that have been raised in writing by a Taxing Authority in connection with any examination of the Tax Returns referred to in clause (a) of this Section 3.8 or otherwise with respect to the Transferred Entities or the Transferred Assets are currently pending, and all deficiencies asserted or assessments made, if any, as a result of such examinations have been paid in full, unless the validity or amount thereof is being contested by Seller, one of its Affiliates or any of the Transferred Entities in good faith by appropriate action. No deficiency for any material amount of Tax has been asserted or assessed by any Taxing Authority in writing against the Transferred Entities, except for deficiencies that have been satisfied by payment, settled or been withdrawn. Except as set forth on Section 3.8(c) of the Seller Disclosure Letter, no audit or other proceeding by any Taxing Authority is pending or threatened in writing with respect to any material amounts of Taxes due from or with respect to the Transferred Entities or the Transferred Assets. No written claim has been made by any Taxing Authority in a jurisdiction where a Transferred Entity does not file Tax Returns (or where Tax Returns are not filed with respect to a Transferred Entity) that it is or may be subject to taxation by that jurisdiction.
          (d) None of the Transferred Entities is party to any agreements with any other Person relating to allocation or sharing of, or liability or indemnification for, Taxes, other than with Seller or one of its Affiliates.
          (e) Except as set forth on Section 3.8(e) of the Seller Disclosure Letter, neither Seller or any of its Affiliates nor any of the Transferred Entities has entered into any outstanding agreements or waivers that would extend the statutory period in which a Taxing Authority may assess or collect a Tax against any of the Transferred Entities.

          (f) No closing agreements or settlement agreements pursuant to any provision of any Law regarding Taxes have been entered into with any Taxing Authority by or with respect to any of the Transferred Entities which requires any of the Transferred Entities to include any item of income in, or exclude any item of deduction from, any Tax Return for any taxable period ending after the Closing Date.
          (g) None of the Transferred Entities (i) is or has ever been a member of an affiliated group (other than a group the common parent of which is Seller or an Affiliate of Seller) filing a consolidated, combined, aggregate or unitary Tax Return or (ii) has any liability for Taxes of any person (other than a member of a group the common parent of which is Seller or an Affiliate of Seller) arising from the application of Treasury Regulations Section 1.1502-6 or any analogous provision of foreign, state or local Law, or as a transferee or successor, by Contract, or otherwise.
          (h) Each of the Transferred Entities, Seller and each of its Affiliates (with respect to the Transferred Entities and the Transferred Assets) has complied with its obligations under (i) Treasury Regulations Section 1.6011-4 in respect of “reportable transactions,” (ii) Part 7 of the U.K. Finance Act 2004 and (iii) any similar or equivalent provision of any foreign, state or local Law, and Section 3.8(h) of the Seller Disclosure Letter contains a list of all such transactions or arrangements that have been reported to applicable Taxing Authorities.
          (i) Bache HK has not paid and is not liable to pay Tax in any country other than Hong Kong except as is mentioned on Section 3.8(i) of the Seller Disclosure Letter;
          (j) At all times since January 1, 2005, (i) each of PBC, PBS and PFDS is and has been treated as a “disregarded entity,” and since December 1, 2008 as wholly-owned by PICA within the meaning of Treasury Regulations Sections 301.7701-1, 301.7701-2 and 301.7701-3, (ii) each of PBAM and PBFSI is and has been a corporation and a member of an affiliated group of Seller pursuant to Section 1502 of the Code and (iii) each of PBFL and BCL is and has been a non-U.S. corporation and a “controlled foreign corporation,” and Bache HK is and has been a “disregarded entity” and a non-U.S. branch of PICA, within the meaning of the Code, and has not engaged in business (or, to the extent eligible for the benefits of a comprehensive tax treaty with the United States, has not so engaged through a “permanent establishment”) in the United States. At all times since January 1, 2005, each of PBC, PBS and PBFSI has been eligible for, and has used, mark-to-market accounting under Section 475(a) of the Code as a dealer in securities, and each of PBC, PBS and PBFSI has been eligible for, and has made, an election under Section 475(e) to use mark-to-market accounting as a dealer in commodities.
          (k) To the Knowledge of Seller, neither entering into this Agreement nor Closing will result in any Tax Liability falling upon a Transferred Entity or the withdrawal of a relief from Tax granted on or before the Closing, including, without limitation, any degrouping charge under Section 179 of the Taxation of Chargeable Gains Act 1992 or under Section 780 of the Corporation Tax Act 2009 or other exit charge against any Transferred Entity in respect of assets held by that Transferred Entity.
          (l) Except as set forth on Section 3.8(l) of the Seller Disclosure Letter, no closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings, and no material written arrangements, dispensations or concessions, have been entered into or issued by any Taxing Authority with respect to the Transferred Entities and no such agreement, ruling, arrangement, dispensation or concession has been applied for and is currently pending.
          (m) There are no facts or circumstances existing that are likely to result in any election made by BCL together with another person under Section 171A of the Taxation of Chargeable Gains Act 1992 being ineffective (in whole or in part) as to its intended effect.
          (n) All claims by BCL for Group Relief have been properly made and there are no facts or circumstances existing that are likely to result in any such claim being ineffective (in whole or in part) as to its intended effect.
          (o) Each Transferred Entity has complied in all material respects with the provisions of Part IV of the Finance Act 1986 (stamp duty reserve tax) and with any regulations made thereunder and no Transferred Entity nor any nominee of a Transferred Entity is a party to any agreement that falls within the terms of Section 87(1) of that Act and in relation to which the conditions referred to in Section 87(2) of that Act have not been fulfilled.
     Section 3.9 Employment Matters.
          (a) The Transferred Entities are not and, from the date they were acquired (directly or indirectly) by Seller, never have been a party to or bound by, either directly or by operation of Applicable Local Law, any collective bargaining or other Contract, labor Contract, letter of understanding, letter of intent or voluntary recognition Contract to any labor union, trade union or employee organization or group (in the case of agreements applicable to Employees located in the United Kingdom, whether or not legally binding) in respect of or affecting Employees or independent contractors nor, to the Knowledge of Seller, are the Transferred Entities subject to any union organization effort. No works council or other employee representation has been established at the Transferred Entities, and the Transferred Entities have not entered into any Contracts with works councils or employee representations.
          (b) Except as set forth on Section 3.9(b) of the Seller Disclosure Letter, since January 1, 2008, the Transferred Entities are not and have not been a party to any pending or, to the Knowledge of Seller, threatened complaint, unfair labor practice charge, grievance, arbitration, investigation, judgment, conciliation Contract, settlement

Contracts, consent decrees or other legal proceeding under Applicable Local Law relating to Employees which is reasonably likely to result in a material Liability.
          (c) All material facts and matters relating to the employment of all Employees employed in any jurisdiction other than the U.S. (including, but not limited to, their respective terms and conditions of employment) have been disclosed to Buyer. Seller has delivered to or made available to Buyer true and complete copies of each employment Contract (excluding oral Contracts) or form of employment Contract (excluding oral Contracts) between any Transferred Entity and any Employee of a Transferred Entity employed in any jurisdiction, and no employment Contract (excluding oral Contracts) based on any such form entered into between a Transferred Entity and any employee of a Transferred Entity contains any material deviation from such form. Except as set forth on Section 3.9(c) of the Seller Disclosure Letter, the Knowledge of Seller, no oral employment Contract (excluding written Contracts) exists between any Transferred Entity and any Employee of a Transferred Entity employed in any jurisdiction.
          (d) The Transferred Entities are, and have been since January 1, 2008, in compliance in all material respects with all Applicable Local Laws and the terms of all Contracts with any Employee respecting employment, employment practices and standards, terms and conditions of employment, wages and hours, overtime pay, occupational health and safety, human rights, labor relations, pay equity and workers’ compensation. To the Knowledge of Seller, no circumstances exist and there have been no acts or omissions by any member of Seller’s Group that have given rise or may give rise to any material Liability (other than Tax), fine or other penalty in relation to or under any of the aforementioned or other Applicable Local Law provisions for which Buyer (or any of its Affiliates) could be liable.
          (e) No employee of the Transferred Entities has or will have experienced (i) an “employment loss” as defined in the Workers’ Adjustment and Retraining Notification Act and any Applicable Local Law relating to plant closings and layoffs that take place either on the Closing Date or during the 90 calendar days preceding the Closing Date or (ii) any other change requiring advance notification under Applicable Local Law.
          (f) Except as set forth on Section 3.9(f) of the Seller Disclosure Letter, as of the date hereof, the Transferred Entities are not a party to any Contracts (excluding oral Contracts) with any natural person that is providing contracting or consulting services to the Transferred Entities. Seller has delivered or made available to Buyer true and complete copies of all Contracts set forth on Section 3.9(f) of the Seller Disclosure Letter. To the Knowledge of Seller, no oral Contract (excluding written Contracts) exists between any Transferred Entity and any natural person that is providing contracting or consulting services to the Transferred Entities.

          (g) Section 3.9(g) of the Seller Disclosure Letter sets forth, as of the date hereof: (i) a true and complete list of all of the employees of the Transferred Entities and all employees of Seller or its Affiliates whose services are primarily in respect of the Commodities Business (collectively and together with those employees hired between the date hereof and the Closing pursuant to this Agreement, the “Employees”); (ii) the base compensation (salary or wage rate), prior year’s bonus and earned or accrued vacation entitlement; (iii) the employer of each such Employee and location of employment; (iv) the title, position and/or job classification, date of hire, credited service or seniority, full-time versus part-time status, and active or leave status (and the nature of the leave status), and work location of each such Employee; (v) termination notice period; and (vi) in relation to the Employees, a statement of whether each position or job classification is exempt or non-exempt for purposes of the Federal Fair Labor Standards Act. With respect to such employee list, Seller shall also provide such other related employment information as Buyer may reasonably request following the date hereof, subject to Applicable Local Law.
          (h) All individuals whose services are performed primarily in respect of the Commodities Business are either (i) employees of a Transferred Entity, or (ii) employees of Seller or one of its Affiliates and listed on Section 3.9(g) of the Seller Disclosure Letter. Except as listed on Section 3.9(h) of the Seller Disclosure Letter, all individuals who are employees of a Transferred Entity primarily perform their services in respect of the Commodities Business (any employee listed on Section 3.9(h) of the Seller Disclosure Letter shall be referred to as a “Non-Commodities Business Employee”).
          (i) Except as set forth on Section 3.9(i) of the Seller Disclosure Letter, none of the Employees is subject to any restrictive covenant Contracts that would preclude such Employee from being employed by or performing services for Buyer in whole or in part and to the extent such restrictive covenant Contracts exist, such Contracts have been waived as necessary in order for such Employee to be employed by Buyer and perform services for Buyer.
          (j) All material reports, information and notices required to be filed by the Transferred Entities with an applicable Government Entity under any Applicable Local Law respecting the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any Transferred Employee or individual consultants or contractors in connection with the Commodities Business have been filed, and prior to the Closing Date all such reports, information and notices required by any Applicable Local Law to be filed by the Transferred Entities with such applicable Government Entity prior to the Closing Date will timely be filed. To the Knowledge of Seller, each individual that renders services to the Commodities Business who is classified as (i) an independent contractor or other non-employee status, or (ii) an exempt or non-exempt employee, is properly so classified for all purposes, including (x) taxation and Tax reporting, (y) Fair Labor Standards Act purposes, and (z) Applicable Local Law governing the payment of wages.

          (k) All records for the Employees and personnel records have been properly maintained in material compliance with Applicable Local Law.
          (l) Section 3.9(l) of the Seller Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Employees who are not citizens of the country in which they are performing services, and a description of the legal status under which each such Employee is permitted to work in such country. Each such Employee has current and appropriate permission and/or authorization to work in that country.
          (m) To the extent permitted by Applicable Local Law, Section 3.9(m) of the Seller Disclosure Letter sets forth a list, as of the date hereof, of any Employee of any Transferred Entity who has filed an actual or pending claim under any long-term disability or long-term sickness, short-term disability or workers’ compensation plan that would result in a material Liability.
          (n) Section 3.9(n) of the Seller Disclosure Letter sets forth a true and complete list, as of the date hereof, of all Employees who have provided, or have been provided, notice of termination of employment, but who have not yet ceased to be employees of the Commodities Business, and all individuals who are not yet Employees but who have accepted, or are in receipt of, an offer of employment to become an Employee.
          (o) To the actual knowledge of the individuals set forth on Section 1.1(h) of the Seller Disclosure Letter, as of the date hereof, no Employee whose annual compensation is greater than or equal to $100,000 has expressed to Seller or any of the Transferred Entities his or her intent to leave his or her employment with the Commodities Business or seek employment elsewhere.
          (p) Section 3.9(p) of the Seller Disclosure Letter sets forth a true and complete list, as of the date hereof, of: (i) all Employees with outstanding equity awards, (ii) the type of equity award granted to each Employee, (iii) the grant date of each award, (iv) the aggregate number of vested and unvested awards outstanding as of the date hereof, (v) the exercise price of each award, if applicable, (vi) the normal vesting dates of each award, and (vii) as to each Employee, the number of restricted stock units that would vest as of the Closing Date pursuant to the terms of the Omnibus Incentive Plan.
          (q) Since January 1, 2006 and to the Knowledge of Seller before such date, no Employee or former employee of BCL has had his or her employment transferred to BCL pursuant to the U.K. Transfer of Undertakings (Protection of Employment) Regulations 1981-2006 from another employer which provided such Employee or former employee with contingent benefits under an occupational pension scheme on redundancy or dismissal which were more generous than those provided to such Employee or former employee by BCL.

     Section 3.10 Employee Benefits.
          (a) Section 3.10(a) of the Seller Disclosure Letter sets forth a list, as of the date hereof, of each material Benefit Plan and identifies whether such material Benefit Plan is a Transferred Entities Benefit Plan or a Seller Benefit Plan. True and complete copies of the material Transferred Entities Benefit Plans and all material Seller Benefit Plans under which benefits are provided to the Employees of BCL have been delivered or made available to Buyer.
          (b) Except as set forth on Section 3.10(b) of the Seller Disclosure Letter, with respect to each Transferred Entities Benefit Plan, (i) such plan has been established, registered, qualified, funded, invested and administered in compliance in all material respects with all Applicable Local Laws and the terms of such plan; and (ii) no amendments that would materially increase the cost of providing benefits have been made thereto or promised except as required by Applicable Local Law.
          (c) Except as set forth on Section 3.10(c) of the Seller Disclosure Letter or as specifically contemplated by this Agreement, the execution of this Agreement and the completion of the transactions contemplated hereby will not (either alone or in conjunction with any additional or subsequent events) constitute an event that will or may result in (i) any material payment (whether of severance pay or otherwise), acceleration of material payment or vesting of material benefits, forgiveness of indebtedness, vesting, distribution, restriction on funds, increase in material benefits or obligation to fund material benefits with respect to any Employee, or (ii) any material payment to Seller or its Affiliates of an amount in connection with the participation by any Employee in the Benefit Plans. Section 3.10(c) of the Seller Disclosure Letter sets forth a complete and correct list, as of the date hereof, of each retention payment owed to each Employee, including all special retention payments, and the full amount of each such retention payment.
          (d) In relation to the Bache Commodities Hong Kong Limited Provident Fund (the “BCHK Fund”), the AXA MPF Smart Plan (the “AXA MPF Scheme” and, together with the BCHK Fund, the “HK Schemes”):
          (i) (A) true and complete copies of the trust deeds and rules and other material documents containing the provisions currently governing the HK Schemes, as of the date hereof, are attached as Section 3.10(d)(i) of the Seller Disclosure Letter or are available publicly for inspection by Buyer and (B) no material change in the benefits has been announced or is under consideration;
          (ii) Seller or its Affiliates (A) received a copy of the certificate of registration in respect of the BCHK Fund under the Occupational Retirement Schemes Ordinances and a copy of the certificate of exemption in respect of the BCHK Fund under the Mandatory Provident Fund Schemes Ordinance, (B) have not received any notice from the trustee of the BCHK Fund that the Registrar of Occupational Retirement Schemes in Hong Kong has cancelled or has proposed to cancel the registration of the BCHK Fund, and (C) have not received any notice that the Mandatory Provident Fund Schemes Authority has cancelled or withdrawn or has proposed to cancel or withdraw such exemption from the BCHK Fund;
          (iii) The AXA MPF Scheme is a participating scheme of a provident fund scheme registered under the Mandatory Provident Fund Schemes Ordinance and there is no reason why such participation will, or may cease to, be cancelled or varied;
          (iv) (A) the membership data relating to the participation of Bache HK in each of the HK Schemes is set forth, as of the date hereof, in Section 3.10(d)(iv) of the Seller Disclosure Letter and is substantially complete and accurate, and (B) to the Knowledge of Seller, no Employee or former employee has made or threatened to make any material claims in respect of any of the HK Schemes or the benefits thereunder (other than routine claims for benefits);
          (v) (A) all benefits payable to Employees of Bache HK pursuant to the HK Schemes are calculated by reference to the amount of contributions to the scheme by either or both the employer and the employee, (B) Bache HK has duly complied with its material obligations under the HK Schemes and all amounts due to be paid to the HK Schemes have been paid when due, and (C) Section 3.10(d)(v) of the Seller Disclosure Letter sets forth, as of the date hereof, details of the material amount or amounts transferred into the HK Schemes from other schemes in respect of the Employees.
          (e) There is and has been no arrangement (whether contractual or otherwise) (other than in respect of the Disclosed U.K. Schemes and the U.K. State Pension Scheme) for the provision by BCL or any of BCL’s Affiliates of any U.K. Pension Benefits to or in respect of any person employed or formerly employed by BCL or any of BCL’s Affiliates. Neither Seller nor BCL have received any written notice of any claims (other than for routine claims for benefits) in respect of the Disclosed U.K. Schemes. Copies of the trust deed and rules containing the provisions currently governing the Disclosed U.K. Schemes are contained in the Data Room.
          (f) Except as set forth on Section 3.10(f) of the Seller Disclosure Letter, BCL has no obligation pursuant to a Contract (excluding oral Contracts) to pay employer contributions to any self-invested personal pension plan or any stakeholder pension plan. To the Knowledge of Seller, BCL has no obligation pursuant to an oral Contract (excluding written Contracts) to pay employer contributions to any self-invested personal pension plan or any stakeholder pension plan.
     Section 3.11 Compliance with Laws.
          (a) Except as set forth on Section 3.11(a) of the Seller Disclosure Letter, each of Seller and its Affiliates (only with respect to the Commodities Business)

and the Transferred Entities and, to Knowledge of Seller, the Funds is, and at all times since January 1, 2008 has been, in compliance in all material respects with all Applicable Local Laws, its Organizational Documents and Fund Marketing Materials. Except as set forth on Section 3.11(a) of the Seller Disclosure Letter, none of Seller or its Affiliates (only with respect to the Commodities Business) or the Transferred Entities has received any written notice from any Government Entity or Self-Regulatory Organization alleging any material violation by Seller or any of its Affiliates (only with respect to the Commodities Business) or the Transferred Entities under any Applicable Local Law.
          (b) Except as set forth on Section 3.11(b) of the Seller Disclosure Letter, none of Seller and its Affiliates (only with respect to the Commodities Business) and the Transferred Entities, or (to the Knowledge of Seller) any officer, director, manager or employee of the Transferred Entities, (i) is a party or subject to any material Order relating to or affecting the operation of the Commodities Business with or by any Government Entity or Self-Regulatory Organization, (ii) is a party to any consent or Contract with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any supervisory letter from or has adopted any board resolutions at the request of, any Government Entity or Self-Regulatory Organization that restricts in any material respect the conduct of the Commodities Business or that relates to the capital adequacy requirements of the Transferred Entities, if applicable, or the credit policies or management of the Commodities Business, or (iii) has been advised by any Government Entity or Self-Regulatory Organization that it is considering issuing or requesting any such consent or Contract, commitment letter or similar undertaking, supervisory letter or board resolutions.
          (c) Each of the Transferred Entities holds, and at all times since January 1, 2008 has held all material Governmental Authorizations necessary for the lawful ownership, operation and use of its properties and assets and the conduct of its businesses, and have been since January 1, 2008 and are currently in compliance with each such Governmental Authorization in all material respects. Section 3.11(c) of the Seller Disclosure Letter sets forth a true and complete list of all such Governmental Authorizations.
          (d) No Government Entity or Self-Regulatory Organization has instituted, implemented, taken or, to the Knowledge of Seller, threatened to institute, implement or take any material Legal Proceedings (which, for the avoidance of doubt, includes any Legal Proceedings initiated or threatened by (i) the CFTC, SEC, FSA, SFC or any Self-Regulatory Organization and (ii) any other Government Entity having prosecutorial power with respect to criminal matters) against the business or operations of the Transferred Entities or, to the Knowledge of Seller, any of their respective directors, managers, officers or employees in their capacity as such with the Transferred Entities. Except as set forth on Section 3.11(d) of the Seller Disclosure Letter, there are no ongoing examinations conducted by a Government Entity or Self-Regulatory Organization, and, to the Knowledge of Seller, no Government Entity or Self-Regulatory Organization has provided notice to any of the Transferred Entities of any contemplated or threatened Legal Proceedings into the business or operations of the Transferred Entities or, to the Knowledge of Seller, into any of their respective owners, directors, managers, officers or employees in their capacity as such with the Transferred Entities. There is no unresolved deficiency, violation or exception claimed or asserted by any Government Entity or Self-Regulatory Organization with respect to any examination of any of the Transferred Entities. All deficiencies, violations and exceptions raised in connection with prior examinations have been addressed and no Government Entity or Self-Regulatory Organization has followed up on any such deficiency, violation or exception.
          (e) Each of the Transferred Entities has at all times conducted its business in compliance in all material respects with: (i) all of the terms of the Investment Advisory Agreements with Clients and Funds; (ii) all material written instructions from Clients and Funds; (iii) the Organizational Documents and Fund Marketing Materials of Clients and Funds; and (iv) board of director or trustee directives.
          (f) No employee of the Transferred Entities is subject to “special supervision,” “enhanced supervision” or similar “supervision” pursuant to a Governmental Authorization or a Contract with any Government Entity or any Self-Regulatory Organization.
     Section 3.12 Intellectual Property.
          (a) Section 3.12(a) of the Seller Disclosure Letter lists, as of the date hereof, all (i) Owned Intellectual Property that is registered with a Government Entity or subject to an application for registration, and (ii) material IT Systems.
          (b) Section 3.12(b) of the Seller Disclosure Letter lists, as of the date hereof, all material Contracts (i) pursuant to which the Transferred Entities are parties and license third-party Intellectual Property and (ii) pursuant to which Seller or one of its Affiliates is a party and licenses for the benefit of the Transferred Entities mainframe Software, in each case of the foregoing (i) and (ii) except for licenses of Public Software and shrink-wrap and commercially available off-the-shelf licenses.
          (c) Section 3.12(c) of the Seller Disclosure Letter lists, as of the date hereof, all material Contracts pursuant to which Seller, one of its Affiliates, and/or one of the Transferred Entities authorize a third party to use, practice any rights under, coexist with, or grant sublicenses with respect to any Owned Intellectual Property excluding Contracts containing a non-exclusive license to use or practice any rights under Owned Intellectual Property where that license is not the primary purpose of the Contract or is otherwise incidental to the subject matter of the Contract (“Incidental IP Licenses”).
          (d) Except as set forth on Section 3.12(d) of the Seller Disclosure Letter, the Transferred Entities are not bound by, and no Owned Intellectual Property is subject to, any Contract containing any covenant or other provision that limits or restricts, in any material manner, the ability of any of the Transferred Entities to use, exploit, assert, or enforce any of their respective rights in the Owned Intellectual Property. For the avoidance of doubt, the Contracts referred to in this Section 3.12(d) do not include Incidental IP Licenses.
          (e) Except as set forth on Section 3.12(e) of the Seller Disclosure Letter, Seller, one of its Affiliates, or one of the Transferred Entities owns the entire right, title, and interest in and to all of the Owned Intellectual Property free and clear of all Encumbrances except for (i) Permitted Encumbrances, (ii) Incidental IP Licenses and (iii) Encumbrances having no material consequence to the Commodities Business. The Owned Intellectual Property that is registered is subsisting, and, to the Knowledge of Seller, valid and enforceable.
          (f) The conduct of the Commodities Business does not infringe on the Intellectual Property rights of any other Person in any material manner. Except as set forth on Section 3.12(f) of the Seller Disclosure Letter, there is no litigation, proceeding or claim pending, asserted or to the Knowledge of Seller, threatened against Seller, one of its Affiliates, and/or one of the Transferred Entities alleging that the conduct of the Commodities Business infringes in any material manner on the Intellectual Property rights of any other Person.
          (g) To the Knowledge of Seller, no other Person is infringing or misappropriating any Owned Intellectual Property, or has infringed or misappropriated any Owned Intellectual Property since January 1, 2008, in any material manner.
          (h) To the Knowledge of Seller, no material confidential information relating to the Commodities Business has been disclosed or permitted to be disclosed to any Person (except under an obligation of confidence).
          (i) To the Knowledge of Seller, the terms under which each Transferred Entity uses any Public Software have not created an obligation of such Transferred Entity to distribute (A) free of charge the Owned Intellectual Property or the (B) source code for any Software included in the Owned Intellectual Property.
          (j) The IT Systems used by the Transferred Entities in the Commodities Business: (i) are in reasonable and useable working order as is necessary to conduct the Commodities Business as currently conducted; (ii) have commercially reasonable security, back-ups, disaster recover arrangements and hardware and software support and maintenance; (iii) are maintained with commercially reasonable virus protection and, (iv) to the Knowledge of Seller, do not contain trojan horses and other malicious codes designed to, without the knowledge and authorization of Seller or the Transferred Entities, disrupt or disable the IT Systems, in each of the foregoing clauses (i) through (iv), except as would not reasonably be expected to result in a Material Adverse Effect.

     Section 3.13 Contracts.
          (a) Section 3.13(a) of the Seller Disclosure Letter sets forth a complete and correct list, as of the date hereof, of all of the following Contracts (copies of which Seller has made available to Buyer) of Seller and its Affiliates (only with respect to the Transferred Assets) and the Transferred Entities (together with the Leases and the Contracts set forth on Section 3.12(c) of the Seller Disclosure Letter, the “Material Contracts”):
          (i) any Contract that, after the Closing, will restrict or purport to restrict the ability of Buyer or the Transferred Entities to compete in or conduct any line of business or compete with any Person in any geographic area or during any time;
          (ii) any Intercompany Contract;
          (iii) any Contract with a labor union (including any collective bargaining agreement);
          (iv) any Contract with any Government Entity (other than any Trading Agreement with a Government Entity in the ordinary course of business);
          (v) any partnership, joint venture or other similar Contract;
          (vi) any Contract for financing or funding relating to the securing or borrowing of money in an amount in excess of $500,000 pursuant to which Seller or any of its Affiliates (only with respect to the Transferred Assets) or any of the Transferred Entities as related to the Commodities Business is the obligor or guarantor;
          (vii) other than the Trading Agreements or Benefit Plans, any Contract that may not be terminated by Seller or its Affiliates (only with respect to the Transferred Assets) or the Transferred Entities without penalty on 30 days’ or fewer notice and that could reasonably be expected either to (A) commit Seller or its Affiliates or the Transferred Entities to aggregated expenditures of more than $500,000 in any calendar year or (B) give rise to anticipated receipts of more than $500,000 in any calendar year;
          (viii) any material Contract applicable to IT Systems, excluding licenses of Public Software and shrink-wrap and commercially available off-the-shelf licenses;
          (ix) any (A) Trading Agreement or series of Trading Agreements with respect to a Commodities Transaction or series of such Commodities Transactions with a counterparty or for the account of a Customer, if all of such Commodities Transactions with such counterparty or Customer under such Trading Agreement or series of Trading Agreements would have a Potential Exposure the absolute value of which is in excess of $5,000,000 as of March 17, 2011; for these purposes, “Potential Exposure” shall mean, as measured with a 95% confidence level over a three day time-period based, the Historical Simulation Value-at-Risk using the mark-to-market value based on then-current market prices, less cash or other collateral, in accordance with the valuation practices used by the Seller in the ordinary course of its conduct of the Commodities Business, consistent with past practice; “then-current market prices” means current market prices as determined by the Commodities Business in a manner, and in reliance on pricing sources, consistent with past practice of Seller or its Affiliates (only with respect to the Commodities Business) or a Transferred Entity, as applicable, to determine the mark-to-market valuation for such transaction for the purposes of the representations in this Section 3.13(a)(ix); and “mark-to-market” shall mean the mark-to-market methodology utilized in preparing the Reference Balance Sheet, (B) Trading Agreement, other than with respect to the Futures Business, with a maturity date extending beyond March 25, 2013, and (C) oral Trading Agreement with material customers or clients that effect Commodity Transactions on an undocumented basis;
          (x) any Customer Agreement for the top 75 Customers, as measured by commission revenue, in the Futures Business; and
          (xi) any Investment Advisory Agreements.
          (b) Seller has previously delivered or made available to Buyer a correct and complete copy of each Material Contract. Except as set forth on Section 3.13(b) of the Seller Disclosure Letter, each Material Contract is enforceable against Seller or its Affiliates or the Transferred Entities, as applicable, and to the Knowledge of Seller, to the other party to such Material Contract, in accordance with its terms, except for such failures as would not be material. Except as set forth on Section 3.13(b) of the Seller Disclosure Letter, there does not exist under any Material Contract any breach or event of default, termination event, credit rating event, or alleged breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a breach or event of default thereunder on the part of Seller or its Affiliates or the Transferred Entities, as applicable, or, to the Knowledge of Seller, any other party thereto, except for such breaches, events or conditions (including as a result of any cross default provisions) that would not, individually or in the aggregate, be material to the Commodities Business.
     Section 3.14 Funds and Clients.
          (a) Except as set forth on Section 3.14(a) of the Seller Disclosure Letter, to the Knowledge of Seller, all outstanding partnership or other ownership units of each Fund have been issued and sold by or on behalf of Transferred Entities in substantial compliance with Applicable Local Law and each Fund, since inception of operations, has been operated and is currently operating in substantial compliance with its investment objectives and policies. Except as set forth on Section 3.14(a) of the Seller Disclosure Letter, to the Knowledge of Seller, all Fund Marketing Materials comply in all material respects with Applicable Local Laws and, as of the date of the last use thereof, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they are made, not misleading. Seller has previously delivered or made available to Buyer a correct and complete copy of each such Fund Marketing Material of the Funds. To the Knowledge of Seller, none of the Funds has been enjoined, indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any violation of the Applicable Local Laws. To the Knowledge of Seller, each board of directors or trustees of any Fund having such a board operates and has operated since January 1, 2008 in substantial conformity with all requirements and restrictions applicable to such board under all Applicable Local Laws. To the Knowledge of Seller, all outstanding partnership or other ownership units of each Fund have been duly and validly issued and, except as set forth in the subscription documents or Organizational Documents of such Funds, are fully paid and nonassessable.
          (b) None of the Transferred Entities is required to be registered as an “investment company” within the meaning of the Investment Company Act or any similar Applicable Local Law.
          (c) Section 3.14(c) of the Seller Disclosure Letter contains a copy of the valuation procedures of each of (i) the Transferred Entities with respect to the Funds or (ii) the Funds, as the case may be, (collectively, the “Valuation Procedures”). None of the Transferred Entities or, to the Knowledge of Seller, the Funds is in violation or breach of the Valuation Procedures of such Fund. Section 3.14(c) of the Seller Disclosure Letter sets forth a list of those assets of the Funds and the Clients that have been fair valued as of the end of the month immediately preceding the date hereof, and the fair value of such assets. All such fair values have been calculated in accordance with the applicable Valuation Procedures.
          (d) Except as set forth on Section 3.14(d) of the Seller Disclosure Letter, none of the Funds has any “Designated Investments” or “Illiquid Investments,” each as defined in the current Organizational Documents of the Funds.
          (e) Except as set forth on Section 3.14(e) of the Seller Disclosure Letter, none of the Transferred Entities has any soft dollar arrangements.
          (f) To the Knowledge of Seller, no Client or Fund to which the Transferred Entities provides or has provided any services (including advisory services) is (i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA or a “plan” within the meaning of Section 4975 of the Code, or a plan subject to any other Law that is similar to Section 406 of ERISA or Section 4975 of the

Code (each of the foregoing, a “Plan”), (ii) a Person acting on behalf of a Plan or (iii) a Person whose assets constitute assets of a Plan as determined under Section 3(42) of ERISA, U.S. Department of Labor Regulation 29 C.F.R. Section 2510.3-101 or, if applicable, for purposes of any Similar Law.
     Section 3.15 Title to Transferred Assets. Each of Seller and its Affiliates owns and has good title to the Transferred Assets, free and clear of all Encumbrances other than Permitted Encumbrances. Each Transferred Entity owns and has good title to its respective assets, free and clear of all Encumbrances other than Permitted Encumbrances.
     Section 3.16 Sufficiency of Assets. Except as set forth on Section 3.16 of the Seller Disclosure Letter, the Transferred Assets and the assets, properties and rights of the Transferred Entities, including for the avoidance of doubt, those that are not assigned or transferred at the Closing as provided for in Section 2.10, together with those assets, properties and rights to be or available to be provided pursuant to, or to be or available to be used pursuant to Buyer’s post-Closing access rights set forth in Section 5.1 hereof, the Transition Services Agreement or any other applicable Ancillary Agreements, (i) will constitute all of the assets, properties and rights that are necessary to conduct the Commodities Business immediately following the Closing, in all material respects, as conducted as of the date hereof, except as is otherwise the result of the conduct of the Commodities Business in the ordinary course of business consistent with past practice following the date hereof or otherwise in compliance with this Agreement, and (ii) include all of the assets, properties and rights reflected on the Final Closing Balance Sheet.
     Section 3.17 Litigation. Except as set forth on Section 3.17 of the Seller Disclosure Letter, there are no material Legal Proceedings or claims pending or, to the Knowledge of Seller, threatened, against, involving or affecting Seller or its Affiliates (only with respect to the Commodities Business), the Transferred Entities or the Transferred Assets, other than those which would not, individually or in the aggregate, materially impair or delay Seller’s ability to effect the Closing. Except as set forth on Section 3.17 of the Seller Disclosure Letter, none of Seller, its Affiliates (only with respect to the Commodities Business), the Transferred Entities or any of their respective assets or properties is subject to any outstanding Order that could reasonably be expected to materially impair Buyer’s ability to conduct the Commodities Business in the manner it was conducted as of the date hereof or immediately prior to the Closing, or materially impair or delay Seller’s ability to effect the Closing. Except as set forth on Section 3.17 of the Seller Disclosure Letter, no officer, manager or director of any Transferred Entity is a defendant in any Legal Proceeding with respect to the performance of his or her duties as an officer or a manager of any Transferred Entity under any Applicable Local Law.
     Section 3.18 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller, its

Affiliates or the Transferred Entities that might be entitled to any fee or commission from Seller in connection with the consummation of the Transaction.
     Section 3.19 Financial Statements.
          (a) Set forth on Section 2.6(a)(i) of the Seller Disclosure Letter is a true and complete copy of the Reference Balance Sheet.
          (b) Set forth on Section 3.19(b) of the Seller Disclosure Letter are true and complete copies of the audited balance sheets, income statements and statements of cash flows of PBC, PBS, Bache HK, PBAM and BCL, in the case of PBC and PBS as of December 31, 2009 and December 31, 2010, respectively, and for the fiscal years then ended and in the case of Bache HK, PBAM and BCL, as of December 31, 2009 and for the fiscal year then ended (the “Audited Financial Statements”).
          (c) Set forth on Section 3.19(c) of the Seller Disclosure Letter are true and complete copies of the unaudited balance sheets and income statements of PBFL, PBFSI and PFDS, in each case as of December 31, 2009 and December 31, 2010, respectively and for the fiscal years then ended (the “Unaudited Financial Statements”; together with the Audited Financial Statements, the “Financial Statements”).
          (d) Set forth on Section 3.19(d) of the Seller Disclosure Letter are true and complete copies of the monthly management reports for the Commodities Business, prepared in the ordinary course of business consistent with past practice, for each of the 12 months in the year ended December 31, 2010 and for the month ended January 31, 2011 (the “Monthly Management Reports”).
          (e) The Reference Balance Sheet (i) has been prepared in accordance with GAAP (except as otherwise set forth in the Agreed Adjustments) and the Agreed Adjustments, on a basis consistently applied in all material respects throughout the period to which it relates, (ii) was prepared from the Documents of the Commodities Business and (iii) presents fairly, in all material respects, the financial condition of the Commodities Business as of the date thereof and the results of operations for the period then ended (except as adjusted by the Agreed Adjustments).
          (f) Except as described in the notes thereto, the Financial Statements (i) have been prepared in accordance with GAAP, as specified, on a basis consistently applied in all material respects throughout the periods to which they relate, (ii) were prepared from the Documents of the Commodities Business or the specified Transferred Entity, as applicable, and (iii) present fairly, in all material respects, the financial condition of the Commodities Business or the specified Transferred Entity, as applicable, as of the dates thereof and their results of operations and cash flows for the periods then ended.
          (g) The Combined Business Income Statements shall (i) be prepared in accordance with U.S. GAAP, on a basis consistently applied in all material respects throughout the periods to which they relate, (ii) be prepared from the Documents of the Commodities Business and (iii) present fairly, in all material respects, the results of operations of the Commodities Business for the periods then ended.
          (h) The 2010 Audited Financial Statements shall (i) be prepared in accordance with U.S. GAAP, on a basis consistently applied in all material respects throughout the periods to which they relate, (ii) be prepared from the Documents of the Commodities Business and (iii) present fairly, in all material respects, the financial condition of the Commodities Business or the specified Transferred Entity, as applicable, as of the dates thereof and their results of operations and cash flows for the periods then ended.
     Section 3.20 Real Property.
          (a) Seller and its Affiliates and the Transferred Entities do not legally or beneficially own and have not since January 1, 2009 legally or beneficially owned any real property or any interest in real property that is primarily related to the Commodities Business. Seller and its Affiliates and the Transferred Entities are not party to any Contract for the purchase of any real property that is primarily related to the Commodities Business.
          (b) Section 3.20(b) of the Seller Disclosure Letter sets forth a complete and correct list of leased real property that is primarily related to the Commodities Business (the “Leased Real Property”). None of Seller, any of its Affiliates or any Transferred Entity has subleased, licensed, assigned (collectively or otherwise) or otherwise granted any Person other than the Commodities Business the right to use or occupy any Leased Real Property or any portion thereof from and after the Closing. The Leased Real Property is in good operating condition in order to operate the Commodities Business in the ordinary course, subject to wear and tear and damage by insured casualty. Seller has provided Buyer with true, complete and correct copies of the Leases. The Transferred Entities enjoy peaceful and undisturbed possession of the Transferred Entity Real Property. The full amount of the security deposits required under each Lease, if any, is on deposit thereon and, where applicable, the stamp duty required to be payable under each Lease has been paid.
          (c) The Leased Real Property in the U.K. is not subject to any lease, tenancy, license or other right of occupation or, to the Knowledge of Seller, any overriding interest in favor of a third party. There are no rent reviews outstanding for the Leased Real Property in the U.K. from a date prior to the date hereof. No notice of forfeiture, breach or termination has been received by Seller or its Affiliates or BCL in respect of any of the Leased Real Property in the U.K.
          (d) Where the grant of the leases of the Leased Real Property in the U.K. or any event since the grant of the leases was a land transaction for Stamp Duty Land Tax purposes there is no obligation to make an additional land transaction return to HM Revenue and Customs following the settlement or determination of any rent reviews or any other provision for varying the rent during the first five years of the term or the settlement or determination of any contingent, uncertain or unascertained rents. No Stamp Duty Land Tax relief was claimed on the grant of the leases of the Leased Real Property in the U.K. No notices have been received by Seller or its Affiliates or BCL in respect of enforcement of any planning matters that remain outstanding.
     Section 3.21 Environmental Matters.
          (a) Except as set forth on Section 3.21 of the Seller Disclosure Letter, the Transferred Entities are and have been in compliance in all material respects with, and none of the Transferred Entities has incurred any material Liabilities under, any and all Environmental Laws. Except as set forth on Section 3.21 of the Seller Disclosure Letter, the Transferred Entities possess and are and have been in compliance with all material Environmental Permits. There are no Legal Proceedings pending or, to the Knowledge of Seller, threatened against the Transferred Entities alleging that any Transferred Entity is in violation of or has any material Liability under Environmental Laws or Environmental Permits. No Hazardous Materials have been Released by the Transferred Entities and, to the Knowledge of Seller, no Person has been exposed to any Hazardous Materials at, from, in, to, on or under any property currently or formerly owned, operated or leased by the Transferred Entities from the date the applicable Transferred Entity was acquired (directly or indirectly by Seller) that could reasonably be expected to result in liability to the Transferred Entities. To the Knowledge of Seller, none of the Transferred Entities has transported or arranged for the treatment, storage, handling, disposal or transportation of any Hazardous Material to any location in violation in any material respect of any Environmental Law.
          (b) Notwithstanding any other representation or warranty in this ARTICLE III, the representations and warranties in this Section 3.21 constitute the sole representations and warranties of Seller relating to any Environmental Law, Environmental Permit or Hazardous Material.
     Section 3.22 Insurance. Section 3.22 of the Seller Disclosure Letter contains a true and complete list of all insurance policies or riders thereto that primarily insure the Transferred Entities, the assets of the Transferred Entities, employees or managers of the Transferred Entities or that primarily relate to the ownership, use or operation of any of the assets and properties of the Transferred Entities. The Commodities Business has insurance in amounts and coverage as required by any Material Contract. None of the Transferred Entities has received any notice that any insurer under any insurance policy listed Section 3.22 of the Seller Disclosure Letter is denying liability with respect to a claim thereunder or defending under a reservation of rights clause. There are no outstanding claims in excess of normal retentions that are not covered under any such policies, and there are no performance bonds outstanding with respect to the Transferred Entities or the Transferred Assets.

     Section 3.23 Absence of Certain Changes. Except as set forth on Section 3.23 of the Seller Disclosure Letter, since the date of the Reference Balance Sheet, and through and including the date hereof, (a) Seller and its Affiliates (only with respect with the Commodities Business) and the Transferred Entities, as applicable, have conducted the Commodities Business in the ordinary course of business consistent with past practice, (b) there has not been any event or circumstance in respect of the Commodities Business which has had or would reasonably be expected to have a Material Adverse Effect, (c) none of the Transferred Entities has taken any action that, if taken after the date hereof, would constitute a breach of Section 5.2(b) (other than Section 5.2(b)(iii)) and (d) no Commodity Transaction to which any of Seller or its Affiliates or the Transferred Entities is a party and that relates to the Commodities Business has been effected, modified, amended or terminated except in the ordinary course of business consistent with past practice.
     Section 3.24 No Indebtedness. Except as set forth on Section 3.24 of the Seller Disclosure Letter, as of the date hereof, the Transferred Entities do not have any indebtedness for borrowed money and have not guaranteed any other Person’s obligation with respect to indebtedness for borrowed money.
     Section 3.25 Credit Policies. Set forth on Section 3.25 of the Seller Disclosure Letter are true and complete copies of the credit policies and risk management policies of the Commodities Business effective as of the date hereof.
     Section 3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, neither Seller nor any other Person makes any express or implied representation or warranty on behalf of Seller or with respect to Seller, its Affiliates, the Commodities Business, the Shares, the Transferred Assets, the Assumed Liabilities, the Transferred Entities or the Transaction.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Buyer represents and warrants to Seller that, except as set forth on the section of the Buyer Disclosure Letter which corresponds to the section of this ARTICLE IV in which such representation and warranty is made (it being understood and agreed by the parties hereto that disclosure of any item on any section or subsection of the Buyer Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of the Buyer Disclosure Letter to the extent it is readily apparent from such disclosure that such disclosure is applicable to such other section or subsection):
     Section 4.1 Organization and Qualification. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, lease and operate its assets and to carry on its business as currently conducted. Buyer is duly qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or the conduct of its business requires such qualification or license, except for failures to be so qualified, licensed or in good standing, as the case may be, that would not, individually or in the aggregate, materially impair or delay Buyer’s ability to effect the Closing or to perform its obligations under this Agreement.
     Section 4.2 Corporate Authorization; Binding Effect. Buyer has full corporate power and authority to execute and deliver this Agreement and any Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, and to consummate the Transaction. The execution, delivery and performance by Buyer of this Agreement and each of the Ancillary Agreements to which it is a party has been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement or any Ancillary Agreements to which it is a party. Each of this Agreement and each of the Ancillary Agreements to which it is a party, when executed and delivered by Buyer, constitutes or will constitute a valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms.
     Section 4.3 Consents and Approvals. No consent, approval, waiver, authorization, notice or filing is required to be obtained by Buyer or any of its Affiliates from, or to be given by Buyer or any of its Affiliates to, or made by Buyer or any of its Affiliates with, any Government Entity, Non-Governmental Entity or Self-Regulatory Organization, in connection with the execution, delivery and performance by Buyer of this Agreement and the Transaction or any Ancillary Agreement to which it is a party, except for those the failure of which to obtain, give or make would not, individually or in the aggregate, materially impair or delay Buyer’s ability to effect the Closing or to perform its obligations under this Agreement.
     Section 4.4 Non-Contravention. The execution, delivery and performance by Buyer of this Agreement, and the consummation of the Transaction, do not and will not (a) violate any provision of the Organizational Documents of Buyer, or (b) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings set forth on Section 4.4 of the Buyer Disclosure Letter or required to be made or obtained by Seller, to the Knowledge of Buyer, violate or result in a breach of or constitute a default under any Law to which Buyer is subject, other than, in the case of clause (b), breaches, defaults or violations that would not, individually or in the aggregate, impair or delay Buyer’s ability to effect the Closing or to perform its obligations under this Agreement.
     Section 4.5 Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any Affiliate of Buyer who might be entitled to any fee or commission from Buyer in connection with the consummation of the Transaction.

     Section 4.6 Litigation and Claims. There are no pending, or to Buyer’s Knowledge, threatened, Legal Proceedings that, individually or in the aggregate, would impair or delay Buyer’s ability to effect the Closing or to perform their obligations under this Agreement, the Transaction or any Ancillary Agreement.
     Section 4.7 Financial Capability. Buyer has or will have, as required, sufficient funds to effect the Closing and the consummation of the Transaction.
     Section 4.8 Investment Intent.
          (a) Buyer is acquiring the Shares for its own account, for the purpose of investment only and not with a view to, or for sale in connection with, any distribution thereof in violation of applicable securities Laws.
          (b) Buyer is (i) an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act of 1933, as amended and (ii) a “qualified purchaser,” as such term is defined in the Investment Company Act of 1940, as amended. Buyer is able to bear the economic risk of holding the Shares for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the Shares.
     Section 4.9 No Reliance. Buyer acknowledges and agrees that neither Seller nor its Affiliates or the Transferred Entities, nor any person representing Seller or its Affiliates or the Transferred Entities, has made to Buyer or any of its representatives, and Buyer is not relying upon, any representation, warranty or agreement with respect to the Commodities Business, other than the representations, warranties and agreements of Seller expressly contained in this Agreement. Without limiting the foregoing, Buyer acknowledges that neither Seller, its Affiliates the Transferred Entities, nor any such other person has made, and Buyer is not relying upon, any representation, warranty or agreement with respect to the accuracy or completeness of the information (written or oral) provided to Buyer in connection with its purchase of the Transferred Assets, or with respect to the appropriateness, suitability or sufficiency of such information for the purpose of enabling Buyer to evaluate such investment, other than the representations, warranties and agreements of Seller expressly contained in this Agreement.
     Section 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, neither Buyer nor any other Person makes any express or implied representation or warranty on behalf of Buyer.
ARTICLE V
COVENANTS
     Section 5.1 Access and Information.

          (a) From the date hereof until the earlier of the Closing Date and the termination of this Agreement, Seller shall (i) afford Buyer, its Affiliates and their respective representatives access at all times during office hours of the Commodities Business, including 24-hour, seven-day per week access with respect to the New York and Chicago offices, to the personnel (including attending meetings), properties, Contracts, Documents and assets of Seller and its Affiliates (only with respect to the Commodities Business) and the Transferred Entities, as applicable, (ii) use reasonable best efforts to afford Buyer, its Affiliates and their respective representatives reasonable access, during regular business hours and upon reasonable notice, to the accountants of Seller and its Affiliates (only with respect to Commodities Business) and the Transferred Entities, (iii) provide to Buyer, upon its reasonable request, a list, derived from the systems of the Commodities Business, of information relating to all Commodity Transactions in effect, and (iv) provide to Buyer, upon its reasonable request, on-site access to the Commodities Business’s risk management systems; provided, however, in no event shall Buyer have access to any information that, based on advice of Seller’s counsel, would create any material potential Liability to Seller or Affiliates or the Transferred Entities, could not be provided without severing legal privilege or would result in the contravention of any Applicable Local Law. All requests for information made pursuant to this Section 5.1(a) shall be directed to such Person or Persons as may be designated by Seller. All information received pursuant to this Section 5.1(a) shall be governed by the terms of the Confidentiality Agreement. Nothing in this Section 5.1(a) shall require Seller to provide Buyer access to the Tax Returns or related documents of Seller or any of its Affiliates.
          (b) Following the Closing, upon the request of Buyer, Seller shall, to the extent permitted by Applicable Local Law, (i) for a period not exceeding seven years, grant to Buyer, its Affiliates and their respective representatives during regular business hours and subject to reasonable rules and regulations of Seller, access to historical data and Documents in respect of the Commodities Business and the right to inspect and copy such historical data to the extent related to any financial reporting or accounting matters or any third-party Legal Proceedings or otherwise necessary for Buyer or its Affiliates to comply with the terms of this Agreement, any Ancillary Agreement or any Applicable Local Law and (ii) for a period of nine months following the Closing, use reasonable best efforts to afford Buyer, its Affiliates and their respective representatives reasonable access, during regular business hours and upon reasonable notice, to the accountants of Seller and its Affiliates (only with respect to Commodities Business); provided, however, in no event shall Buyer have access to any information that, based on advice of Seller’s counsel, would create any material potential Liability to Seller or its Affiliates, could not be provided without severing legal privilege, or would result in the contravention of any Applicable Local Law, it being understood that Buyer shall reimburse Seller promptly for any documented, out-of-pocket expenses (other than any legal fees, costs or expenses) Seller incurs in complying with any such request by or on behalf of Buyer.
          (c) Following the Closing, for a period not exceeding seven years, upon the request of Seller, Buyer shall, to the extent permitted by Applicable Local Law,

grant to Seller, its Affiliates and their respective representatives during regular business hours and subject to reasonable rules and regulations of Buyer, access to the Documents transferred to Buyer pursuant to Section 2.9(c) hereof and the Documents of the Transferred Entities, and the right to inspect and copy the Documents of the Transferred Entities and the Documents transferred to Buyer pursuant to Section 2.9(c) hereof to the extent related to any financial reporting or accounting matters or any third-party Legal Proceedings or otherwise necessary for Seller or its Affiliates to comply with the terms of this Agreement, any Ancillary Agreement or any Applicable Local Law; provided, however, in no event shall Seller have access to any information that, based on advice of Buyer’s counsel, would create any material potential Liability to Buyer or its Affiliates, could not be provided without severing legal privilege, or would result in the contravention of any Applicable Local Law, it being understood that Seller shall reimburse Buyer promptly for any documented, out-of-pocket expenses (other than any legal fees, costs or expenses) Buyer incurs in complying with any such request by or on behalf of Seller.
          (d) The time period referred to in Section 5.1(b) and Section 5.1(c) shall be extended to the applicable statute of limitations to the extent that an information request relates to Taxes.
     Section 5.2 Conduct of Business.
          (a) During the period from the date hereof until the earlier of the Closing Date and the termination of this Agreement, Seller shall and shall cause its Affiliates and the Transferred Entities to, except as otherwise expressly contemplated by the terms of this Agreement (i) conduct the Commodities Business only in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to (A) preserve the Commodities Business, (B) maintain its existing relations and goodwill with the counterparties of the Commodities Business and (C) retain the Employees, and (iii) maintain the Documents of the Commodities Business as currently maintained and in the usual, regular and ordinary course and in accordance with past practice. For the avoidance of doubt, it is understood and agreed that a customer or an employee voluntarily terminating his, her or its relationship with a Transferred Entity following the execution, delivery and public announcement of this Agreement and the Transaction shall not, by itself, constitute a breach of Seller’s and its Affiliates’ and the Transferred Entities’ obligations in this Section 5.2(a).
          (b) During the period from the date hereof until the earlier of the Closing Date and the termination of this Agreement, except as (i) set forth on Section 5.2(b) of the Seller Disclosure Letter, (ii) otherwise expressly contemplated by this Agreement or any Ancillary Agreement or required by Applicable Local Law, or (iii) consented to in writing in advance by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller and its Affiliates shall not, only with respect to the Commodities Business, and shall cause the Transferred Entities not to:

          (i) sell, lease, license, transfer, or dispose of, or acquire, any material assets (including interests in real property), other than pursuant to any Trading Agreements or confirmations related thereto in the ordinary course of business consistent with past practice and in accordance with their terms;
          (ii) extend or modify in any material respect any Material Contract (other than Trading Agreements or confirmations related thereto in the ordinary course of business consistent with past practice) or any Lease;
          (iii) extend or modify any Trading Agreement, or enter into any Contract that would constitute a Trading Agreement (other than any orders, confirmations, or Commodity Transactions under any Trading Agreement related thereto in the ordinary course of business consistent with past practice); provided that, notwithstanding anything provided otherwise in this Section 5.2(b), only with respect to this Section 5.2(b)(iii) if Buyer has either: (a) provided consent via e-mail pursuant to a request from Seller via e-mail to those individuals set forth on Section 5.2(b)(iii) of the Seller Disclosure Letter which sets forth in reasonable detail the action to be taken to Seller, or (b) failed to deny via e-mail any such request received by e-mail from Seller within 24 hours of receipt of such request, Seller and its Affiliates, or the Transferred Entities shall be permitted to take such action;
          (iv) amend or restate the Organizational Documents of the Transferred Entities;
          (v) create, issue, sell, pledge, transfer, dispose of or encumber any equity interests of the Transferred Entities or securities convertible into or exchangeable for any such equity securities, or any rights, warrants, options, calls or commitments to acquire any such shares or other securities, or declare, set aside or pay any dividend, or make any other distribution (whether in cash, stock or property) in respect of the equity interests of the Transferred Entities or otherwise, other than an Excess Capital Dividend in accordance with Section 5.25;
          (vi) split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, the Shares;
          (vii) merge or consolidate the Transferred Entities with any Person, adopt a plan of complete or partial liquidation with respect to the Transferred Entities, or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization of the Transferred Entities;
          (viii) (A) other than in the ordinary course consistent with past practice, grant or provide any pension, retirement, health or other welfare, severance or termination payments or other benefits to any Employee, (B) increase the compensation and bonus opportunity of any Employee,

(C) establish or adopt any new employee compensation or benefit plan for the benefit of Employees, or amend or terminate any material Transferred Entities Benefit Plan, in each case, except as required by Applicable Local Law, (D) enter into any employment or consulting agreement or arrangement with any personnel of the Commodities Business with an annual base salary of more than $100,000, or any collective bargaining agreement with respect to the Commodities Business, (E) hire any managerial employee, trader, salesperson or consultant, (F) terminate the employment of any Employee who is a managerial employee, trader or salesperson, except for such Employees who are terminated for cause or for such Employees who are on performance-based probation as of the date of this Agreement, or (G) grant any equity or equity-based awards to any Employee;
          (ix) promote, transfer, re-assign, or otherwise change the job description or title of any Employee;
          (x) create or permit to be created any Encumbrance (other than Permitted Encumbrances or with respect to Commodities Transactions in the ordinary course of business consistent with past practice) on the Shares, any of the Transferred Assets or the assets of the Transferred Entities, or incur, guarantee or assume any indebtedness for which any Transferred Entity would have any Liability;
          (xi) release, compromise or waive any material claim or right that is part of the Transferred Assets or held by the Transferred Entities;
          (xii) make, change or revoke any income tax election, adopt or change any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of Taxes or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;
          (xiii) settle or compromise any Legal Proceeding if such settlement or compromise would impose any material Liability on the Transferred Entities;
          (xiv) change any method of accounting or accounting principle, except such changes as are required by a change in U.S. GAAP;
          (xv) permit any Transferred Entity to enter into any new business line;
          (xvi) change in any material respect (which, for the avoidance of doubt, would include any changes to the exposure limits) the credit policies or risk management policies set forth on Section 3.25 of the Seller Disclosure Letter;

          (xvii) enter into any Commodity Transaction in contravention of or materially inconsistent with the credit and risk management policies set forth on Section 3.25 of the Seller Disclosure Letter;
          (xviii) change any of the terms and conditions on which Seller or any of its Affiliates provides credit to the Commodities Business from those represented by current practice as of the date hereof; or
          (xix) authorize or enter into any agreement or commitment with respect to any of the foregoing.
     Section 5.3 Reasonable Best Efforts.
          (a) Each of Seller and Buyer shall cooperate and use reasonable best efforts to effect the Transaction as promptly as practicable, including securing or giving as promptly as practicable all consents, approvals, waivers, authorizations and notices required to be obtained or given by it from or to any Government Entity or Self-Regulatory Organization in connection with the consummation of the Transaction. Without limiting the generality of the foregoing, each of Buyer and Seller shall use reasonable best efforts to: (i) promptly make all filings and submissions required by any Laws and promptly file any additional information requested as soon as practicable after receipt of such request therefor, (ii) lift or rescind as promptly as practicable any injunction or restraining order or other Order adversely affecting the ability of the parties hereto to consummate the Transaction, (iii) cause Bache HK and, as the case may be, Bache Holdings HK, to provide such information regarding Bache HK and its activities on a timely basis as may be reasonably necessary to prepare, and respond to any follow-up requests by the SFC in connection with, the application to the SFC by Buyer or its Affiliates for approval as a substantial shareholder, and (iv) fulfill all of the conditions to such party’s obligations to consummate the Transaction set forth in ARTICLE VI.
          (b) Seller and Buyer shall cooperate with each other and shall, subject to Applicable Local Law, furnish to the other party all information necessary or desirable in connection with making any filing under the HSR Act and any application, notification or other filing to be made pursuant to any other competition or foreign investment or other regulatory Law, and in connection with resolving any investigation or other inquiry by any Government Entity under any Laws with respect to the consummation of the Transaction. Each of the parties shall, subject to Applicable Local Law, promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any Government Entity regarding any such filings. From the date hereof to the Closing, each party agrees that it will use reasonable commercial efforts to keep the other party fully informed with respect to all applications, filings and developments related thereto, and, give the other party reasonable advance notice of any meetings or discussions held with any Government Entity in respect of any such filings, applications and developments related thereto, and the opportunity to participate therein. From the date hereof to the Closing, Seller and Buyer shall, subject to Applicable Local

Law, consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the other party hereto in connection with all meetings, actions and proceedings under or relating to the HSR Act, other competition Laws or other Laws (including, with respect to making a particular filing other than the HSR Act filing, by providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, which documents may be restricted to outside counsel).
     Section 5.4 U.K. & German Pension Matters.
          (a) U.K. Pensions
          (i) Seller shall procure on or before the Closing Date, without any cost or expense accruing to Buyer, that BCL is replaced as principal employer of the U.K. Pension Plan and ceases to be a participating employer under the U.K. Pension Plan.
          (ii) Seller shall procure on or before the Closing Date, without any cost or expense accruing to Buyer, that any Section 75 Pensions Liability referable to BCL shall be apportioned to such one or more remaining participating employers (not being Transferred Entities) in the U.K. Pension Plan or such other entity (not being a Transferred Entity) by virtue of a scheme apportionment arrangement (as defined in the U.K. Occupational Pension Schemes (Employer Debt) Regulations 2005) under which BCL pays a nominal amount not exceeding £10 in respect of the Section 75 Pensions Liability referable to it, but is not liable for the cessation expenses (as defined in the U.K. Occupational Pension Schemes (Employer Debt) Regulations 2005) or any other costs arising in connection with the same scheme apportionment arrangement.
          (iii) Seller and Buyer hereby agree, upon becoming aware of any U.K. Pensions Plan Liability (and/or any information relating to such a liability) to share, or cause its Affiliates or the Transferred Entities to share, such information with the other parties.
          (b) German Pensions
          (i) Following the Closing, Buyer shall cause BCL to close the German Pension Plans for employees commencing employment following the Closing, and to not make any changes (other than as required by Law or by Contract relating to the German Pension Plans) to the German Pension Plans which will or could result in higher pension entitlements of any German Pension Plans Beneficiary. Buyer shall procure that BCL increases ongoing pension payments only to the extent legally required under Section 16 of the German company pension statute (Betriebsrentengesetz).

          (ii) Buyer shall procure that BCL enters into any additional insurance and/or re-insurance contract relating to any German Pension Plans Participant at the Seller’s reasonable discretion and in accordance with Seller’s reasonable instructions.
          (iii) Buyer shall procure that BCL timely pays to the relevant insurer or re-insurer any insurance or re-insurance premium due under any German Pension Plans Insurance Contract and German Pension Plans Re-Insurance Contract.
          (iv) Buyer shall procure that BCL complies without undue delay with all reasonable information requests of Seller regarding the German Pension Plans Insurance Contracts and German Pension Plans Re-Insurance Contracts (including but not limited to obtaining and forwarding statements issued by the relevant insurer or re-insurer on insured amounts (versicherte Leistung), benefit statements (Versicherungsleistung), statement of the reserve amount (Deckungsvermögen) and buy back value (Rückkaufswert)).
          (v) Buyer shall procure that BCL fully complies with Seller’s reasonable instructions (to the extent not prohibited by Law or by Contract) regarding the German Pension Plans Re-Insurance Contracts, including but not limited to premium payments and the suspension or increase of any premium payments.
          (vi) Buyer shall procure that BCL shall not without Seller’s instruction or Seller’s prior written consent assign, pledge, transfer, terminate, or otherwise dispose of any German Pension Plans Insurance Contract or German Pension Plans Re-Insurance Contract, and that BCL shall not use any payment received under such contract for any purpose other than providing benefits under the German Pension Plans or in accordance with Section 7.4(e). Any such assignment, pledge, transfer, termination, or other disposal shall not have the effect of increasing Seller’s obligations under Section 7.2(a)(ix). Should Seller’s obligations under Section 7.2(a)(ix) increase in spite of the foregoing sentence, Buyer shall indemnify Seller for any such increase in Seller’s obligations under Section 7.2(a)(ix) resulting from such assignment, pledge, transfer, termination, or other disposal.
          (vii) Buyer shall procure that BCL ensures that, to the extent possible under the relevant German Pension Plans Insurance Contract or German Pension Plans Re-Insurance Contract, all dividends and/or surpluses are set-off against any future premium payments due under the relevant German Pension Plans Insurance Contract or German Pension Plans Re-Insurance Contract or, if no future premium payments will be due, shall be solely used to increase the benefit amount (Versicherungsleistung).

          (viii) Notwithstanding any provision in the Agreement to the contrary, Buyer shall be responsible for the administration of the German Pension Plans, including but not limited to any administration costs in relation to the German Pension Plans, such as, but not limited to, actuarial valuations and legal fees incurred by BCL and/or Buyer.
          (ix) If any German Pension Plans Insurance Contract or German Pension Plans Re-Insurance Contract is subject to insolvency proceedings opened against BCL, this shall not have the effect of increasing Seller’s obligations under Section 7.2(a)(ix). Should Seller’s obligations under Section 7.2(a)(ix) increase in spite of the foregoing sentence, Buyer shall indemnify Seller for any such increase in Seller’s obligations under Section 7.2(a)(ix) resulting from BCL’s insolvency.
     Section 5.5 Tax Matters.
          (a) Liability for Taxes
          (i) Seller shall indemnify Buyer and its Affiliates, including the Transferred Entities other than BCL for all Losses that arise from or relate or are attributable to (A) Taxes of, imposed on or with respect to the Transferred Entities (for the avoidance of doubt, including BCL) and the Transferred Assets which have arisen or may arise wholly in respect or in consequence of any Event occurring or deemed to occur on or before Closing (including, without prejudice to the foregoing, the execution or performance of the Agreement) or any income, profits or gains earned, accrued or received in any taxable period ending on or prior to the Closing Date and the portion through the end of the Closing Date of any taxable period that includes (but does not end on) the Closing Date (a “Pre-Closing Period”), to the extent such Taxes (i) are not reflected on or reserved for in the calculation of Final Net Book Value, and (ii) do not arise, and are not increased, as a result of a voluntary transaction, action or omission carried out or effected by Buyer or a Transferred Entity, or any member of Buyer’s Group, at any time after Closing, other than any such transaction, action or omission carried out or effected (u) with respect to the filing of any Tax Return for any Tax period that begins on or after and ends after the Closing Date, (v) with the consent of Seller, such consent not to be unreasonably withheld, conditioned or delayed, (w) where such transaction, action or omission is required by applicable Law, (x) under a legally binding commitment of a Transferred Entity created on or before Closing or (y) pursuant to any obligation in any of the Transaction Documents or (z) in the ordinary course of business of a Transferred Entity, as carried on at Closing, (B) Transfer Taxes for which Seller is liable pursuant to this Section 5.5(a), (C) Taxes imposed on Seller or any member (other than a Transferred Entity) of a consolidated, affiliated, combined, unitary or similar group with which Seller or any of its Affiliates files a consolidated, affiliated, combined, unitary or similar Tax Return for any tax period, (D) Taxes imposed on or payable by any Transferred Entity under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law) by reason of such Transferred Entity being included in any consolidated, affiliated, combined, unitary or similar group at any time on or before the Closing Date, (E) Taxes imposed as a result of or attributable to any Section 338(h)(10) Election, (F) any breach of a representation made in Section 3.8 or (G) Taxes suffered by any Transferred Entity arising in consequence of the failure by another company (not being any of the Transferred Entities or any member of the Buyer’s Group) to discharge taxation within a specified time or otherwise, and for which the relevant Transferred Entity is liable as a result of having at any time prior to or at Closing been a member of the same group as that company for the purposes of any Taxes or as a result of having at any time prior to or at Closing controlled or been controlled by another Person (not being any of the Transferred Entities or any member of the Buyer’s Group) (construing “control” in accordance with Sections 707 and 708 of the Corporation Taxes Act 2010).
          (ii) Buyer shall be liable for and indemnify Seller for all Taxes of the Transferred Entities and the Transferred Assets not described in Section 5.5(a)(i) and any Transfer Taxes for which Buyer is liable pursuant to Section 5.5(g).
          (iii) In the case of any taxable period that includes, but does not end on the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts or other measurable basis of the Transferred Entities or the Transferred Assets shall be determined based on an interim closing of the books as of the Closing, other than VAT of the Seller’s VAT Group, and the amount of property, ad valorem and other Taxes of the Transferred Entities or the Transferred Assets imposed on a periodic basis for a Straddle Period that relates to the Pre-Closing Period shall be deemed to be the amount of such Tax for the entire period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending at the Closing and the denominator of which is the number of days in such Straddle Period and VAT of the Seller’s VAT Group that relates to the Pre-Closing Period shall be determined as though the Closing were the end of a Prescribed Accounting Period of the Seller’s VAT Group; provided that, for the avoidance of doubt any degrouping or other exit Tax charges that arise to a Transferred Entity as a result of or in connection with the execution of this Agreement or the completion of the Transaction shall be treated as being Taxes that arise in a Pre-Closing Period, including any deferred items triggered into income by Treasury Regulations Section 1.1502-13, any excess loss account taken into income under Treasury Regulations Section 1.1502-19 and any income attributable to any Section 338(h)(10) Election.
          (b) Seller shall (i) prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Transferred Entities for all taxable periods ending on or prior to the Closing Date that are required to be filed on or before the Closing Date and shall cause the Transferred Entities to pay all Taxes due with respect to such Tax Returns (ii) prepare or cause to be prepared and file or cause to be filed, or (where such Tax Return is to be filed by the Transferred Entity) provide to Buyer for filing, all corporate income Tax Returns of the Transferred Entities (excluding, for the avoidance of doubt, Tax Returns reflecting withholding of income Tax with respect to the employees of the Transferred Entities; provided, however, that Seller shall be responsible for such preparation and filing of the employee-related United Kingdom Tax Returns due with respect to the year ending April 5, 2011 if the employee of BCL who has prepared such Tax Returns in prior years (whose name appears in Section 5.5(b) of the Seller Disclosure Letter) is listed in Section 3.9(h) of the Seller Disclosure Letter as such Section shall appear at the time of Closing) for all taxable periods ending on or prior to the Closing Date that are required to be filed after the Closing Date and (iii) prepare or cause to be prepared and file or cause to be filed all Tax Returns in respect of the Transferred Entities for all taxable periods ending on or prior to the Closing Date that are required to be filed after the Closing Date in which the activities of the Transferred Entities are reflected as a result of the Transferred Entity having been at any time prior to or at Closing (x) a member of the same group for Tax purposes as a member of the Seller’s Group, or (y) included in any consolidated, affiliated, combined, unitary or similar group. Seller shall deliver any such Tax Returns to Buyer for its review and comment at least 15 days prior to the due date for filing. Buyer shall prepare or cause to be prepared and file or cause to be filed all other Tax Returns of the Transferred Entities and the Transferred Assets, including those that relate to a Straddle Period. Buyer shall deliver any Tax Returns for Straddle Periods or that otherwise relates to a period that includes a Pre-Closing Period to Seller for its review and comment at least 30 days prior to the due date for filing. All Tax Returns described in this Section 5.5(b) shall be prepared and filed in a manner that is consistent, in all respects, with the prior practice of the Transferred Entities and the Transferred Assets (including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Transferred Entities and the Transferred Assets), except as required by Law. Any Taxes paid by Buyer or the Transferred Entities that relate to a Pre-Closing Period to the extent they are the responsibility of Seller under Section 5.5(a), shall be paid by Seller to Buyer within 15 days after notification by Buyer of payment of such Taxes by Buyer or the Transferred Entities, but in no event earlier than seven days prior to the due date for paying such Taxes.
          (c) Any Tax refunds of the Transferred Entities and/or Seller or its Affiliates that are received by Buyer or the Transferred Entities, and any amounts credited against Tax to which the Transferred Entities and/or Buyer or its Affiliates (only with respect to the Commodities Business) become entitled, that relate to a Pre-Closing Period shall be for the account of Seller to the extent such refund or credit was not reflected on or reserved for (other than by merely being noted) in the calculation of the Final Net Book Value, and Buyer shall pay over to Seller any such refund or the amount of any such credit within 15 days after receipt or application of any such credit against Tax, net of any Taxes or reasonable out-of-pocket expenses attributable to the recovery of such refund or credit.

          (d) Except as required by Law, Buyer shall not (and shall not allow the Transferred Entities or the Transferred Assets to) amend any Tax Return, or make or amend any material claim, disclaimer or election in respect of Tax, for a taxable period or part of a taxable period ending on or prior to the Closing Date, without the prior written consent of Seller, which consent will not be unreasonably withheld, conditioned or delayed.
          (e) Cooperation
          (i) Buyer, the Transferred Entities, Seller and their respective Affiliates shall provide each other with such assistance as may reasonably be requested by the others in connection with the preparation and filing of any Tax Return (including, without limitation, signing any Tax Return), any audit or other examination by any Taxing Authority, or any judicial or administrative proceedings relating to Liabilities for Taxes. Such assistance shall include making employees available on a mutually convenient basis to provide additional information or explanation of material provided hereunder and shall include providing copies of relevant Tax Returns and supporting material. The party requesting assistance hereunder shall reimburse the assisting party for reasonable out-of-pocket expenses incurred in providing assistance. Buyer, the Transferred Entities and Seller will retain for the full period of any statute of limitations, and upon reasonable request will provide the others with, any records or information which may be relevant to such preparation, audit, examination, proceeding or determination.
          (ii) To assist Seller and its Affiliates to comply with their U.S. Tax Return obligations, Seller will deliver to Buyer an information request in a similar manner provided to the non-U.S. Transferred Entities in prior years, and consistent with past practice the non-U.S. Transferred Entities shall use reasonable efforts to promptly complete such information request.
          (f) If any Taxing Authority issues to the Transferred Entities and/or the Transferred Assets a written notice of its intent to audit, examine or conduct a proceeding (including a Notice of Assessment) with respect to Taxes or Tax Returns of the Transferred Entities and/or the Transferred Assets (a “Tax Claim”) for a Pre-Closing Period or a Straddle Period, Buyer shall notify Seller of its receipt of such communication within ten Business Days following receipt; provided that the failure to notify Seller shall not relieve Seller of any Liability that it may have to Buyer or any other Person under this Section 5.5, except to the extent that Seller demonstrates that the defense of such Tax Claim is materially prejudiced by Buyer’s failure to give such notice. Seller shall control any examination, investigation, audit, or other proceeding in respect of any Tax Claim (a “Tax Contest”) involving Taxes for which Seller is responsible; provided that Seller shall provide Buyer with copies of all material notices and keep Buyer informed as to the conduct of such Tax Contest; and provided, further, that Buyer, at its sole cost and expense, shall have the right to participate in any such Tax Contest.

Buyer and Seller shall jointly control any Tax Claim relating to a Straddle Period. If Seller fails to undertake the defense of or settle or pay any Tax Claim within 30 days after Buyer has given written notice to Seller of the claim, or if Seller, after having given such notification to Buyer, fails within 30 days to defend, settle or pay such claim, then Buyer may (but shall not be required to) take any and all necessary action to dispose of such claim at the sole cost, expense and risk of Seller; provided, however, that in no event shall Buyer settle such claim without the prior consent of Seller, such consent not to be unreasonably withheld, delayed or conditioned.
          (g) Transfer Taxes
          (i) Except as provided in Section 5.5(g)(ii), all federal, state, local or foreign or other excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes and fees (but not VAT) that may be imposed or assessed as a result of the Transaction, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties (“Transfer Taxes”), shall be borne by Buyer, except to the extent that Seller is primarily liable for such Transfer Taxes under Applicable Local Law. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under Applicable Local Law for filing such Tax Returns. Such Tax Returns shall be prepared consistent with the allocation of Purchase Price pursuant to Section 2.5 hereof. Buyer and Seller shall cooperate in the timely completion and filing of all such Tax Returns. Seller and Buyer shall promptly pay all Transfer Taxes for which they are responsible. Any Transfer Taxes resulting from any subsequent increase in Purchase Price shall be borne in accordance with the provisions of this Section 5.5(g)(i). Any Transfer Taxes resulting from any subsequent transfer of the Transferred Entities, the Transferred Assets or any assets of the Transferred Entities on or subsequent to the Closing shall be borne by Buyer.
          (ii) Buyer shall procure its solicitors to submit the bought and sold notes and instruments of transfer in respect of Bache HK executed by Buyer and Seller (or their Affiliates) to the Hong Kong Stamp Office as soon as practicable after the Closing (but in any event within 30 days of Closing or such shorter period as may be required under Applicable Local Law). Seller will, at the Closing, provide to Buyer’s solicitors copies of the memorandum and articles of association of Bache HK, the most recent annual accounts and any subsequent management accounts of Bache HK and will, following the Closing, promptly provide to Buyer’s solicitors any other documentation which Buyers solicitors may reasonably request in connection with the submission to the Hong Kong Stamp Office contemplated by this subclause. Each of Buyer and Seller shall equally bear the stamp duty in respect of the transfer of the shares of Bache HK and undertakes to the other that it will provide to Buyer’s solicitor a check in favor of “The Government of Hong Kong Special Administration Region” equal to one half of the total stamp duty adjudged payable by the Hong Kong Stamp Office consequent on the submission contemplated by this subclause immediately on demand by Buyer’s solicitors.
          (h) Section 338 Elections; Election Allocations
          (i) Buyer and Seller shall jointly make an election under Section 338(h)(10) of the Code (and any corresponding elections under state or local Law) with respect to PBAM and PBFSI (each, a “Section 338(h)(10) Election”). Seller shall pay any Taxes resulting from the making of the Section 338(h)(10) Elections.
          (ii) Buyer shall make an election under Section 338(g) of the Code (and any corresponding elections under state or local Law) with respect to BCL and PBFL (each, a “Section 338(g) Election”).
          (iii) At the Closing, Seller will deliver to Buyer an IRS Form 8023, and any similar form provided for under state, local or foreign law, reflecting each Section 338(h)(10) Election, each fully executed by Seller. As requested from time to time by Buyer (whether before, at or after the Closing), Seller shall assist and provide the necessary information to Buyer in connection with the preparation of any form or document required to effect a valid and timely Section 338(h)(10) Election, including IRS Form 8883, any similar form under state, local or other law and any schedules or attachments thereto (collectively, “Section 338 Forms”). Upon delivery of any Section 338 Form by Buyer to Seller, Seller shall duly and promptly execute such form and deliver it to Buyer. If Buyer determines that any change is to be made in a Section 338 Form previously executed and delivered to Buyer, then Buyer may prepare a new Section 338 Form and deliver such new Section 338 Form to Seller, and Seller shall duly and promptly execute such form and deliver it to Buyer.
          (iv) With respect to each Section 338(h)(10) Election, as soon as practicable after the Closing Date, Buyer shall determine (i) ADSP and (ii) the allocation of ADSP among the assets of the Transferred Entities, (the “Election Allocations”). The Election Allocations shall be determined in accordance with Section 338 of the Code and the applicable Treasury Regulations thereunder. At least (30) days prior to the latest date for the filing of each Section 338 Form, Buyer shall prepare and submit to Seller such Section 338 Form setting forth, to the extent required therein, the Election Allocations. Seller and its Affiliates will (i) file or cause to be filed all Tax Returns in a manner consistent with the Election Allocations and (ii) not take any action inconsistent therewith.

          (i) VAT Arrangements
          (i) In determining for the purposes of this Section 5.5(i) by or to whom a chargeable supply is made or is deemed to be made, the deeming provisions of Section 43 VATA shall be ignored.
          (ii) For the purposes of this Section 5.5(i), “Buyer’s VAT” shall mean any Output Tax in respect of any chargeable supplies, self-supplies, acquisitions or importations made or deemed to be made by BCL in the period during which it is a member of Seller’s VAT Group, less any allowable Input Tax incurred or deemed to be incurred in such a period by BCL in respect of any chargeable supplies, self-supplies, acquisitions or importations made or deemed to be made to BCL but only to the extent that BCL has not already made a payment in respect of any such liability or Buyer would not have been entitled to make a successful claim under Section 5.5(a) in respect of such VAT had such VAT been a liability solely of BCL (and Section 7.2(b) shall be disregarded for the purposes of determining whether any VAT would be recoverable by Buyer under Section 5.5(a) for the purposes of this definition).
          (iii) Buyer and Seller shall cooperate to procure that BCL leaves Seller’s VAT Group, so far as it is still a member, and for the exclusion to take effect, to the extent possible, no later than the Closing.
          (iv) Subject to Section 5.5(i)(vii), Buyer shall pay (or procure that BCL pays) to Seller, or as Seller directs, the amount of any Buyer’s VAT to be paid by Seller or any other member of Seller’s VAT Group to HM Revenue and Customs (or which would be paid but for the availability to any member of Seller’s VAT Group of any Tax Relief), such payment to be made in cleared funds not later than three Business Days before it is due to HM Revenue and Customs (or would have been due but for the availability of a Tax Relief). Where the amount of any Buyer’s VAT is subsequently adjusted or discovered to be incorrect, Buyer or Seller shall as soon as is practicable after such adjustment or discovery make or procure the appropriate payment to the other.
          (v) Seller shall, in respect of the period up to the VAT Exit Date, procure that the representative member of Seller’s VAT Group accounts for VAT in respect of the supplies, self supplies, acquisitions and importations made or deemed to be made by BCL and the entitlement to Input Tax in respect of the supplies, self supplies, acquisitions and importations made or deemed to be made to BCL and that it submits the VAT returns of Seller’s VAT Group within the requisite time period for so doing together with payment for the appropriate amount as represented on the relevant VAT return.
          (vi) Buyer shall provide or procure to be provided to Seller upon request any information and documents in the possession, custody or power of Buyer or any Transferred Entity which are required by any company in Seller’s

VAT Group in connection with calculating the VAT liability of Seller’s VAT Group or complying with any requirements in respect of VAT.
          (vii) Where allowable Input Tax incurred or deemed to be incurred by BCL in respect of the supplies, self supplies, acquisitions and importations made or deemed to be made to BCL in the period beginning after Closing and ending on the VAT Exit Date exceeds the Output Tax in respect of chargeable supplies, self supplies, acquisitions and importations made or deemed to be made by BCL in such a period, Seller shall pay or procure the payment to Buyer of an amount equal to the excess to the extent that BCL has not previously received a payment in respect of such excess from any member of Seller’s VAT Group prior to Closing, no later than five Business Days after the end of the Prescribed Accounting Period to which such excess relates.
          (viii) Without prejudice to Section 5.5(i)(iii), Seller covenants with Buyer that it will pay to Buyer an amount equal to the amount of any Losses (including, without limitation, any amount of VAT) which arises as a result of BCL (being included in Seller’s VAT Group’s registration) being liable to account to HM Revenue and Customs for VAT on actual or deemed supplies, self supplies, importations or acquisitions made for VAT purposes by other members of Seller’s VAT Group (not being BCL) before the VAT Exit Date.
          (j) Surrender of Group Relief
          (i) Buyer shall allow Seller to reduce or eliminate any Tax Liability of a Transferred Entity in respect of which it would otherwise be liable under this Agreement by surrendering or procuring the surrender of Group Relief to the extent permitted by Law but without any payment being made in consideration for such surrender.
          (ii) Buyer shall procure that each Transferred Entity shall (so far as possible in Law) surrender or otherwise make available to Seller or to such member of Seller’s Group as Seller may specify, for no consideration except for any consideration that has been paid on or prior to the Closing or consideration that has not been paid at the Closing and is taken into account as an asset in the Final Closing Balance Sheet, all such Group Relief as Seller may at its sole discretion direct in writing in respect of any Tax accounting period of the Transferred Entity commencing on or before the Closing other than to the extent that the relevant Tax Relief has been taken into account as an asset in the Final Closing Balance Sheet or to reduce or eliminate a provision for Tax in the Final Closing Balance Sheet.
          (iii) Buyer hereby undertakes that it shall, and shall procure that each Transferred Entity will, use all reasonable endeavors to procure that full effect is given to the surrenders to be made under this subclause (j) and (without prejudice to the generality of the foregoing) Buyer shall procure that the

Transferred Entity shall, to the extent relevant, sign and submit to the relevant Taxing Authority all such notices of consent to surrender (including provisional or protective notices of consent in cases where any relevant Tax computation has not yet been agreed) and all such other documents and returns as may be necessary to secure that full effect is given to this clause.
          (k) To the extent that any VAT is chargeable on any supply pursuant to this Agreement, the Person making the supply (the “Supplier”) shall deliver to the recipient of the supply (the “Recipient”): (i) a valid VAT invoice where required by Applicable Local Law or practice; and (ii) any other documentation as may be reasonably requested by the Recipient to assist it to recover the VAT chargeable or payable, in each case, in such form and within such timing as may be required by Law. An amount equal to the amount of VAT chargeable to or payable by the Supplier on the supply shall be paid in addition to the consideration provided in this Agreement, by the Recipient to the Supplier within five Business Days of receipt of a valid VAT invoice (or where no invoice is required, within five Business Days of demand) or, if later, two Business Days before the date on which the obligation to account for the VAT would have had to be discharged in order to avoid liability to interest or a charge or penalty. The Supplier shall account for all amounts in respect of the VAT paid to it by the Recipient to the appropriate Government Entities in compliance with Applicable Local Law.
          (l) Buyer shall promptly notify Seller in the event that any liability to Tax of a Transferred Entity or another member of Buyer’s Group, except a liability for which Buyer would otherwise have been able to claim indemnification under Section 5.5(a), is actually reduced as a result of the use of the U.K. Capital Loss and the amount of any such reduction or reductions shall be dealt with as follows, to the extent that in aggregate they exceed the asset, if any, taken into account in the Closing Balance Sheet in respect of the U.K. Capital Loss:
          (i) Each relevant amount shall first be set against any payment then due under Section 5.5(a) or in respect of any breach of any warranty in Section 3.8, Section 3.9(j), Section 3.20(b) and Section 3.20(d) (provided that in the case of Section 3.9(j), Section 3.20(b) and Section 3.20(d) only to the extent such breach is in relation to Taxes);
          (ii) To the extent there is an excess, a refund shall promptly be made to Seller of any previous payment made under Section 5.5(a) or in respect of any breach of any warranty in Section 3.8, Section 3.9(j), Section 3.20(b) and Section 3.20(d) (provided that in the case of Section 3.9(j), Section 3.20(b) and Section 3.20(d) only to the extent such breach is in relation to Taxes) and not previously refunded under this Section, to the extent of any excess; and
          (iii) To the extent the excess is not exhausted under the previous subparagraph, the remainder of that excess shall be carried forward and setoff against any future payment or payments which become due under Section 5.5(a)

or in respect of any breach of any warranty in Section 3.8, Section 3.9(j), Section 3.20(b) and Section 3.20(d) (provided that in the case of Section 3.9(j), Section 3.20(b) and Section 3.20(d) only to the extent such breach is in relation to Taxes).
          (m) Any and all Tax allocation or sharing agreements or other Contracts relating to Tax matters between the Transferred Entities on the one hand and Seller or any of its Affiliates on the other hand shall be terminated with respect to the Transferred Entities as of the day before the Closing Date and, from and after the Closing Date, the Transferred Entities shall not be obligated to make any payment to Seller or any of its Affiliates, any Taxing Authority or any other Person pursuant to any such Contracts for any future period.
          (n) Notwithstanding anything to the contrary in this Agreement, this Section 5.5 shall exclusively govern all claims for indemnification with respect to the Tax matters set forth in this Section 5.5, and in the event of any conflict between this Section 5.5 and any other provision of this Agreement (including ARTICLE VII), this Section 5.5 shall govern. For the avoidance of doubt, all indemnification payments made pursuant to this Section 5.5 shall not be subject to the Deductible Amount and Cap provided for in ARTICLE VII.
     Section 5.6 Certain Employees.
          (a) An updated copy of the employee lists provided on Sections 3.9(g) and 3.9(h) of the Seller Disclosure Letter shall be provided to Buyer at least ten but not more than 15 Business Days prior to the Closing Date.
          (b) Buyer shall offer employment on the terms and conditions set forth in clauses (i) and (ii) of Section 5.6(c) below to each of the Employees that are actively employed by Seller immediately prior to the Closing Date and as named on Section 3.9(g) of the Seller Disclosure Letter, which employment shall commence on the Closing Date. Prior to the Closing Date, Seller shall provide Buyer reasonable access to such Employees, and, to the extent permitted by Applicable Local Law, such Employees’ personnel records and such other related employment information as Buyer may reasonably request following the date hereof. Each such Employee who accepts Buyer’s offer of employment, together with the Employees of the Transferred Entities as of the Closing Date shall be a “Transferred Employee” for purposes of this Agreement as of the Closing Date. Seller shall use its reasonable best efforts to assist Buyer in connection with any effort by Buyer to employ or retain any such Employee(s) or retain any contractor and/or consultants to whom Buyer has offered employment or any contractor/consulting arrangement; provided that Seller shall not be required to terminate any such Employee or contractor or offer any such Employee or contractor additional remuneration in order to incentivize such Employee or contractor to accept Buyer’s offer.
          (c) Buyer will not reduce the base salary or wage rate of any Transferred Employee in effect immediately prior to the Closing Date and disclosed on Section 3.9(g) of the Seller Disclosure Letter solely as a result of the Transaction. For at least the period beginning on the Closing Date and through the first anniversary of the Closing Date, each Transferred Employee shall be entitled to participate in retirement and welfare plans and policies that are no less favorable in the aggregate than the retirement and welfare plans and policies provided to similarly situated employees of Buyer or its current Affiliates (based upon which entity will employ such Transferred Employee following the Closing Date). For at least (i) the period beginning on the Closing Date and through the 60th day following the Closing Date, each Transferred Employee shall be eligible to receive severance benefits from Buyer that are no less favorable than those severance benefits provided immediately prior to Closing Date under Seller’s or any of its Affiliates’ applicable severance plans, programs or practices (collectively, “Seller’s Severance Plan”) as in effect as of the date hereof and as disclosed on Section 3.10(a) of the Seller Disclosure Letter, and (ii) the period beginning on the 61st day following the Closing Date and through the first anniversary of the Closing Date, each Transferred Employee shall be eligible to receive severance benefits from Buyer that are no less favorable than those severance benefits provided to similarly situated employees of Buyer or its current Affiliates (based upon which entity will employ such Transferred Employee following the Closing Date). Buyer shall promptly reimburse Seller for any severance Seller or any of its Affiliates is required under its current severance plans or agreements to pay to any Employee who is entitled to severance due to Buyer’s noncompliance with this Section 5.6. Buyer shall promptly notify Seller of (i) the termination of employment of any Transferred Employee that occurs during the period from the 61st day following the Closing Date through the first anniversary of the Closing Date, (ii) the circumstances of such termination of employment, and (iii) the amount of severance paid to such Transferred Employee by Buyer or any of its Affiliates; and Seller may, in its sole discretion, determine to pay to Buyer for the benefit of any such Transferred Employee the difference between (1) the amount of severance paid by Buyer and any of its Affiliates, and (2) the amount of severance such Transferred Employee would have been eligible to receive under Seller’s Severance Plan, plus the amount of Employer Tax Liability (as defined in Section 5.6(i)) on such difference; provided that, to the extent Seller determines to make such payment, Buyer shall, or shall cause one of its Affiliates to, (A) pay such amount to the applicable Transferred Employee as soon as practicable (but in no event more than ten Business Days) following receipt by Buyer of such payment from Seller, (B) withhold employee income tax, social security and other applicable taxes associated with such payment based on the applicable withholding tax rate for the Transferred Employee who receives such payment, and (C) remit an amount equal to the Employee Tax Liability and Employer Tax Liability to the local Taxing Authority. Notwithstanding Section 5.6(b) or Section 5.6(c) of this Agreement and except as otherwise prohibited under Applicable Local Law, Buyer may change the job titles of any Transferred Employee, and may make other non-compensatory changes to terms and conditions of employment, solely to conform to Buyer’s employment policies and procedures.
          (d) To the extent permitted by Applicable Local Law, prior to the Closing Seller shall: (i) cause the employment of any Employee who is on long-term disability leave and in receipt of long-term disability benefits (other than Employees in

Germany and Employees subject to Hong Kong employment law), which for the avoidance of doubt, in the U.K. shall mean any Employee who has an actual or pending claim under the group income protection policy, to be transferred to Seller or an Affiliate of Seller (other than a Transferred Entity) and shall continue to provide long-term disability benefits to any such Employee; and (ii) cause the employment of any Employee who is on short-term disability leave (other than Employees in the U.K. and Germany and Employees subject to Hong Kong employment law) to be transferred to Seller or an Affiliate of Seller (other than a Transferred Entity) and shall continue to provide short-term disability benefits to any such Employee. If, within six months following the Closing, any such Employee on short-term disability leave is approved to return to active employment, Buyer shall immediately employ such Employee and such Employee shall be considered a Transferred Employee for the purposes of this Section 5.6. For the avoidance of doubt, all Employees of the German branch of BCL will continue to be Employees of the German branch of BCL and become Transferred Employees at Closing, and all Employees of Bache HK will continue to be Employees of Bache HK and become Transferred Employees at Closing. Any Employee in the U.K. who has an actual or pending claim under the group income protection policy shall be transferred to Seller or an Affiliate of Seller prior to Closing and shall continue to receive long-term disability benefits. Any Employee in the U.K. who is on any other leave, and who does not have an actual or pending claim under the group income protection policy will remain employed by BCL at Closing.
          (e) With respect to any medical, dental and other welfare plans (other than U.S. life insurance plans) maintained by Buyer or any of its Affiliates (including the Transferred Entities), in which any Employee is eligible to participate, Buyer shall or shall cause such plan to (i) cause to be waived thereunder any pre-existing condition, actively-at-work requirements, evidence of insurability or good health and waiting periods to the extent such requirements and waiting periods were satisfied under similar plans of Seller or any of its Affiliates (including the Transferred Entities), and (ii) cause such plans to honor any expenses incurred by the Employees and their beneficiaries or dependents under similar plans of Seller or any of its Affiliates (including the Transferred Entities) during the portion of the calendar year in which the Closing Date occurs for purposes of satisfying applicable plan, co-insurance and maximum out-of-pocket expenses or any like or similar expenses or costs.
          (f) Employees shall be given credit for all service with Seller or any of its Affiliates (including the Transferred Entities) to the same extent as such service was credited for such purpose by Seller or any of its Affiliates (including the Transferred Entities), under each relevant Buyer plan (other than for U.S. life insurance plans) in which such Employees are eligible to participate for purposes of eligibility, vesting and level of severance and paid time off benefits (but not for purposes of benefit accrual) to the extent permitted under Applicable Local Law.
          (g) Except as set forth on Section 5.6(g) of the Seller Disclosure Letter, from and after the Closing Date, Buyer shall assume, honor, and be solely responsible for paying, providing or satisfying when due all accrued but unused vacation, sick pay or other paid time off for the Transferred Employees as of the Closing Date; provided that Buyer may require the Transferred Employees to take vacation in accordance with Buyer’s vacation plans and policies to the extent permitted by Applicable Local Law (but Buyer’s vacation plans or policies shall not cause such Transferred Employees to forfeit any such accrued but unused vacation, sick pay or other paid time off other than in the event that such Transferred Employee has not taken accrued but unused vacation by the end of the relevant fiscal year).
          (h) For the avoidance of doubt, as of the Closing Date, Transferred Employees shall cease to actively participate in any Seller Benefit Plan.
          (i) With respect to each Transferred Employee that holds unvested stock options under the Prudential Financial Inc. Omnibus Incentive Plan (which is a successor plan to the Prudential Financial Inc. Stock Option Plan) and any subplan thereto (the “Omnibus Incentive Plan”) as of the Closing, such stock options shall vest in accordance with the terms of the Omnibus Incentive Plan. To the extent that a Transferred Employee or former Employee exercises an option to purchase Seller stock or otherwise vests in a share incentive award over Seller stock granted or issued under the Omnibus Incentive Plan, following the Closing, Seller shall (i) within ten Business Days notify Buyer of such exercise or vesting and provide Buyer with the information related to the stock option exercise or vesting in Seller’s possession to calculate the amount of the Employee Tax Liability that may arise as a result of such exercise or vesting, (ii) withhold employee income tax, social security and other applicable taxes associated with the exercise based on the withholding rate (which must be a percentage that is a whole number) that Buyer has supplied, at least five days prior to the event giving rise to the withholding obligation, to Seller with respect to the applicable withholding tax rate for the Employee who exercises options, and (iii) remit an amount equal to the Employee Tax Liability and Employer Tax Liability to Buyer, along with a copy of the broker report evidencing such exercise not less than five Business Days before the date on which the Employee Tax Liability or Employer Tax Liability must be accounted to the local Taxing Authority. Buyer shall provide notice to Seller at least ten days prior to payments being due to the local Taxing Authority. For the purposes of this Section 5.6(i), “Employee Tax Liability” means any income tax and social security contributions payable by a Transferred Employee or former Employee and for which any Transferred Entity, Buyer or a member of Buyer’s Group is liable to account in connection with the exercise of an option or the vesting of an award by or in a Transferred Employee or former Employee and “Employer Tax Liability” means any employer taxes payable by any Transferred Entity, Buyer or a member of Buyer’s Group in connection with the exercise of an option or the vesting of an award by or in a Transferred Employee or former Employee (including, but not limited to, U.S. Federal Insurance Contribution Act taxes and U.K. and German employer’s social security liability). This provision shall also apply where a Transferred Employee is deemed for tax purposes to have exercised an option, provided that Buyer gives Seller notice of such deemed exercise within five days, in which case Seller’s obligations to provide information and to withhold and remit amounts to Buyer as set out above will also apply in the same way to such deemed exercise.
          (j) Seller shall provide each Transferred Employee with full vesting of any award or benefit under any Seller Benefit Plan set forth in Section 5.6(j) of the Seller Disclosure Letter.
          (k) As of the Closing Date, outstanding restricted stock units held by the Transferred Employees shall vest in accordance with the terms of the Omnibus Incentive Plan. With respect to the restricted stock units held by the Transferred Employees that will be forfeited by the Transferred Employees in accordance with the terms of the Omnibus Incentive Plan as of the Closing Date as a result of the Transaction, Buyer shall grant to each such Transferred Employee a number of restricted stock units or restricted stock with respect to the stock of Buyer (whose aggregate fair market value as of the date of grant shall be no less than the amount calculated in accordance with Section 2.5(ii) multiplied by two (2)) as are equal to the number of such restricted stock units that will be forfeited by such Transferred Employee, without regard to any restricted stock units that are forfeited by the failure of a Transferred Employee to sign a release of claims in favor of Seller, its Affiliates and the Transferred Entities, under the Omnibus Incentive Plan as of the Closing Date (not to exceed 215,150 Seller restricted stock units held by all Transferred Employees in the aggregate and treated as forfeited for purposes of Section 2.5(ii)) multiplied by a fraction the numerator of which is the closing price on the New York Stock Exchange of a share of common stock of Seller on the Business Day immediately preceding the Closing Date and the denominator of which is the closing price on the New York Stock Exchange of a share of common stock of Buyer on the Business Day immediately preceding the Closing Date and such restricted stock units or restricted stock of Buyer will contain cliff vesting dates that are the same as the cliff vesting dates of the forfeited restricted stock units of Seller (taking into account and crediting for the period of time that has already lapsed with respect to the forfeited restricted stock units of Seller).
          (l) Seller shall assume and be responsible for (i) claims for workers’ compensation or for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) that are incurred on or prior to the Closing Date by Transferred Employees, and (ii) claims relating to COBRA coverage attributable to “qualifying events” occurring on or prior to the Closing Date with respect to any Transferred Employees or former employees and their beneficiaries and dependents. Buyer shall be responsible for (A) disability benefits and workers’ compensation benefits for Transferred Employees for claims incurred after the Closing Date, and (B) claims relating to COBRA coverage attributable to “qualifying events” occurring after the Closing Date with respect to Transferred Employees and their beneficiaries and dependents. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the medical services are rendered or medical supplies are provided, and not when the condition arose; provided that claims relating to a hospital confinement that commences on or prior to the Closing Date but continues thereafter shall be treated as incurred on or prior to the Closing Date. A disability or workers’ compensation claim shall be considered incurred on or prior to the Closing Date if the injury or condition giving rise to the claim occurs on or prior to the Closing Date.
          (m) Prior to the Closing Date, Seller shall cause the employment of each Non-Commodities Business Employee to be transferred to Seller or an Affiliate of Seller (other than a Transferred Entity), and Seller shall assume all Liabilities in respect of such Non-Commodities Business Employee.
          (n) Buyer shall pay the aggregate amount of the retention payments set forth in Section 2.5 of the Buyer Disclosure Letter in accordance with the terms of the retention agreements between Buyer and certain employees of the Commodities Business.
          (o) The provisions of this Section 5.6 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 5.6, express or implied, shall confer upon any Transferred Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.
     Section 5.7 Privacy Compliance.
          (a) Buyer and Seller acknowledge that they are responsible for their own compliance at all times with Applicable Privacy Laws that govern the collection, use and disclosure of personal information acquired by or disclosed to Buyer pursuant to or in connection with this Agreement (the “Disclosed Personal Information”).
          (b) Neither Buyer nor Seller shall use the Disclosed Personal Information for any purposes other than those related to the performance of this Agreement and the completion of the Transaction and the subsequent conduct of the Commodities Business by Buyer.
          (c) Seller acknowledges and confirms that the disclosure of Disclosed Personal Information is necessary for the purposes of the carrying-on of the Commodities Business and the completion of the Transaction.
          (d) Each of Buyer and Seller shall promptly notify the other of all inquiries, complaints, requests for access, and claims of which it is made aware in connection with the Disclosed Personal Information until one (1) year after Closing. Buyer and Seller shall fully cooperate with one another, with the persons to whom the Disclosed Personal Information relates, and any authorized authority charged with enforcement of Applicable Privacy Laws, in responding to such inquiries, complaints, requests for access, and claims.

          (e) If the Closing does not occur or otherwise upon the reasonable request of Seller, Buyer shall forthwith cease all use of the Disclosed Personal Information acquired by Buyer in connection with this Agreement and will return to Seller or, at Seller’s request, destroy in a secure manner, the Disclosed Personal Information (and any copies).
     Section 5.8 Ancillary Agreements. At the Closing, Seller and Buyer shall execute or cause to be executed, by each of their respective Affiliates that is a party to such Ancillary Agreement, the Ancillary Agreements. Buyer, the Transferred Entities, Seller and their respective Affiliates shall provide each other with such assistance as may reasonably be requested by the others to create valid and perfected first priority Liens on all of the Collateral (as defined in the Security Agreement) as of the Closing, or such later date as the Seller may agree to in writing, in each case, to the extent required by the Revolving Credit Facility or the Security Agreement and subject to Encumbrances permitted thereby.
     Section 5.9 Disclosure Schedules. After the date hereof and before Closing, Sections 1.1(d) and 2.1, 3.12(b)(i), 3.9(h) and 3.13(a)(viii) of the Seller Disclosure Letter may be updated to the extent mutually agreed by the parties, which shall include at a minimum Seller revising those sections of the Seller Disclosure Letter to reflect between the date hereof and the Closing any additions or deletions of information technology and communications systems, hardware, and Software and Contracts applicable to any of the foregoing.
     Section 5.10 Confidentiality.
          (a) From and after the date hereof, Seller shall treat as confidential and shall safeguard any and all information, knowledge and data relating to the Transferred Entities and the Commodities Business in its possession by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Seller used with respect thereto prior to the date hereof, it being understood that Seller may disclose such information to the extent required to comply with Law, the rules of any exchange or pursuant to regulatory request; provided that Seller shall provide as much prior written notice to Buyer of such disclosure as is practical under the circumstances and shall seek to limit such disclosure.
          (b) From and after the Closing, the Confidentiality Agreement shall terminate and Buyer shall have no further liability thereunder, other than for breaches thereunder prior to the Closing.
          (c) From and after the Closing, Buyer shall treat as confidential and shall safeguard any and all information, knowledge or data relating to the business of Seller and its Affiliates (other than the Commodities Business) that becomes known to Buyer as a result of the Transaction except as otherwise agreed to by Seller in writing by using the same degree of care, but no less than a reasonable standard of care, to prevent the unauthorized use, dissemination or disclosure of such information, knowledge and data as Buyer uses with respect to its own information, knowledge and data, it being understood that Buyer may disclose such information to the extent required to comply with Law, the rules of any exchange or pursuant to regulatory request; provided that Buyer shall provide as much prior written notice to Seller of such disclosure as is practical under the circumstances and shall seek to limit such disclosure.
          (d) Buyer and Seller acknowledge that the confidentiality obligations set forth in this Section 5.10 shall not extend to information, knowledge and data that is publicly available or becomes publicly available through no act or omission of the party owing a duty of confidentiality, is or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with, or other obligations of secrecy to, the other party, or information that the party owing a duty of confidentiality can establish it independently developed without reference to information, knowledge and data provided to such party in connection with the Transaction.
          (e) In the event of a breach of the obligations hereunder by Buyer or Seller, the other party, in addition to all other available remedies, shall be entitled to injunctive relief to enforce the provisions of this Section 5.10 in any court of competent jurisdiction.
     Section 5.11 Intellectual Property Matters.
          (a) Buyer, for itself and its Affiliates, acknowledges and agrees that Buyer is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Intellectual Property owned or licensed by Seller or its respective Affiliates (other than for the Intellectual Property included in the Transferred Assets), including the names and marks, “Prudential,” “Pru,” “Pramerica,” “the Prudential logo,” “the Rock symbol,” “P” and “Rock Solid,” or any trade, corporate or business names, trademarks, taglines, identifying logos, trade dress, monograms, slogans, service marks, Internet domain names or brand names or any other name or source identifiers related thereto or employing the foregoing wording or any derivation, translation or variation thereof, or any confusingly similar trade name, corporate or business name, trademark, tagline, identifying logo, trade dress, monogram, slogan, service mark, Internet domain name or brand name or other name or source identifier (including any registrations and applications relating thereto) (collectively, “Seller Intellectual Property”), and (i) neither Buyer nor any of its Affiliates (including, after the Closing, the Transferred Entities) shall have any rights in or to Seller Intellectual Property, (ii) at the Closing, Buyer shall cause the Transferred Entities to cease any and all use of Seller Intellectual Property, (iii) Buyer shall provide, at the expense of Seller, any assistance reasonably required by Seller following the Closing in relation to any proceedings regarding Seller Intellectual Property, and (iv) neither Buyer nor any of its Affiliates (including, after the Closing, the Transferred Entities) shall (A) seek to register in any jurisdiction any of Seller Intellectual Property or any trade, corporate or business name, trademark, tagline, identifying logo, trade dress, monogram, slogan, service mark, Internet domain name, brand name or other name or source identifier that is a derivation, translation, adaptation, combination or variation of Seller Intellectual Property or that is confusingly similar thereto, or (B) contest the use, ownership, validity or enforceability of any rights of Seller or any of its Affiliates in or to any of Seller Intellectual Property. Notwithstanding anything in this Section 5.11(a) to the contrary, nothing shall prohibit Buyer, the Transferred Entities, and their respective Affiliates from making nominative fair use of the trademarks included in the Seller Intellectual Property, including, by way of example and not limitation, references to the Transferred Entities’ corporate history.
          (b) Seller, for itself and its Affiliates, acknowledges and agrees that:
          (i) within 120 days after Closing, Seller shall, and shall cause its Affiliates to (A) remove or cause to be removed any Trademarks that are Transferred Assets or owned by a Transferred Entity, including, by way of example and not limitation, the BACHE mark, previously or currently used by Seller or any of its Affiliates (the “Transferred Trademarks”) from all assets owned by Seller or its Affiliates that are under their control and not Transferred Assets or owned by a Transferred Entity, provided that Seller and its Affiliates need not remove the Transferred Trademarks from reports, documents and other materials kept in accordance with their respective retention policies, or for historical reference, archival purposes or regulatory compliance, and (B) discontinue use of the Transferred Trademarks in the name of or in conjunction with any retained entity or such entity’s goods, services, domain names, or marketing materials;
          (ii) Seller acknowledges and agrees that Buyer or an Affiliate of Buyer is the owner of the Transferred Trademarks and all goodwill attached thereto. This Agreement does not give Seller or any of its Affiliates the right to use the Transferred Trademarks except in accordance with this Agreement. Seller will not, and will not cause any of its Affiliates to, attempt to register the Transferred Trademarks nor to register anywhere in the world a mark, domain name, or business name that is the same as or confusingly similar to the Transferred Trademarks;
          (iii) Seller shall, and shall cause its Affiliates to, abandon any existing Trademark registration that contains a combination of a Transferred Trademark and a mark owned by Seller or its Affiliates contained in Seller Intellectual Property, including, by way of example and not limitation, P. BACHE Financial, Prudential-BACHE and Prudential BACHE Commodities, anywhere in the world; provided, however, that Seller may maintain any registrations for Internet domain names that include such combinations so as to prevent others from registering them, but Seller agrees not to use such Internet domain names in any way whatsoever except to resolve to an inactive page; and

          (iv) notwithstanding anything in this Section 5.11(b) to the contrary, nothing shall prohibit Seller or any of its respective Affiliates from making nominative fair use of the Transferred Trademarks, including, by way of example and not limitation, references to the Transferred Entities’ corporate history.
          (c) For purposes of this Section 5.11(c) and Section 7.2(a), “Licensed Software” means Software included in the Owned Intellectual Property (including Software owned by the Transferred Entities) that was used in any of Seller’s or its Affiliates’ systems, Software or applications prior to the Closing Date and is listed on Section 5.11(c) of the Seller Disclosure Letter, as well as any immaterial portions of Software included in the Owned Intellectual Property that may also have been included in any part of other Software of Seller or any of its Affiliates in an incidental manner, and the Intellectual Property rights of Buyer or any Transferred Entity associated therewith. Buyer, on behalf of the Transferred Entities and their respective Affiliates, hereby grants to Seller and each of its Affiliates a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, non-exclusive, sublicenseable to Affiliates, customers, end users, and contractors (provided that such customers, end users and contractors are not licensed to use the Licensed Software for any purpose other than for its intended use to provide services or to process business of Seller or the applicable Affiliate), and non-transferable (except that Seller and each of its Affiliates may transfer, as limited by the proviso to this parenthetical, the foregoing rights and licenses to a Person in connection with sales or divestitures of a business using the Licensed Software, or mergers, reorganizations, consolidations or other change-in-control transactions; provided that the transferee’s license shall be no broader than that of the transferor) right and license, effective as of the Closing Date, in, to and under the Licensed Software for the continued use in the respective businesses of Seller and its Affiliates, including the right to use, reproduce, create derivative works, perform, and display. Any transfer made in violation of the foregoing shall be void and of no legal force and effect. Seller acknowledges that the Licensed Software will be provided on an “as is” basis and without representation or warranty of any kind. Under no circumstances will Buyer, the Transferred Entities, or their Affiliates be liable to Seller or any of its Affiliates for damages of any kind arising from Seller’s or any of its Affiliate’s use of the Licensed Software. Buyer, the Transferred Entities and their Affiliates are not obligated to provide support to Seller or any of its Affiliates for the Licensed Software or provide Seller or any of its Affiliates with any updates or upgrades to or any maintenance for the Licensed Software. For the avoidance of doubt, the license granted by this Section 5.11(c) extends to both the object code and the source code for the Software that was used prior to the Closing Date, and to the extent not already in Seller’s possession, Buyer will, during the term of the Transition Services Agreement, upon Seller’s request, provide Seller a copy of the source code for any such Software, to the extent the source code is within the possession of Buyer or any of the Transferred Entities and readily available to copy and provide as set forth herein. In the event such source code is not readily available to copy and provide as set forth herein, Buyer will reasonably cooperate with Seller to provide such source code at Seller’s expense. Seller shall at all times treat Licensed Software as confidential information of Buyer or the Transferred Entities; provided, however, that the foregoing shall not limit the rights and licenses granted pursuant to this Section 5.11(c). Notwithstanding anything to the contrary herein, the license granted by Buyer pursuant to this Section 5.11(c) shall not be deemed to grant to Seller and its Affiliates the right to, and Seller and its Affiliates shall not, directly or indirectly, use or authorize others to use any of the Licensed Software in connection with, the Restricted Business; provided, however, that the foregoing shall not prohibit use of the Licensed Software in connection with Buyer’s post-Closing access rights set forth in Section 5.1 or otherwise for Seller’s or any of its Affiliates’ legal, regulatory or compliance purposes. For the avoidance of doubt, (i) the license granted under this Section 5.11(c) does not include any rights to use the Bache Commodity Index for any purpose whatsoever, and (ii) nothing herein shall preclude Buyer or any Transferred Entity from seeking an injunction to prohibit the use of the Licensed Software in connection with a Restricted Business, except as is permitted by the proviso in the preceding sentence.
     Section 5.12 Intercompany Contracts. Prior to the Closing:
          (a) Seller shall terminate or cause to be terminated all Intercompany Contracts other than those set forth on Section 5.12(a) of the Seller Disclosure Letter as to which Seller or any of its Affiliates is a counterparty, and settle or cause to be settled all amounts payable or receivable pursuant to such terminated Intercompany Contracts and all other amounts payable or receivable by the Transferred Entities to or by Seller and its Affiliates except with respect to those amounts payable or receivable pursuant to any Contract set forth on Section 5.12(a) of the Seller Disclosure Letter, prior to Closing.
          (b) Seller shall execute and cause the Transferred Entities to execute amended agreements in respect of those Intercompany Contracts set forth on Section 5.12(b) of the Seller Disclosure Letter on the terms contemplated by Section 5.12(b) of the Seller Disclosure Letter.
     Section 5.13 Third-Party Consents. Seller and Buyer shall each use their reasonable best efforts to timely obtain any approval, consent, license, sublicense, permit, waiver, order qualification or authorization (a) set forth in Section 3.6 of the Seller Disclosure Letter (including the provision of services under the Transition Services Agreement) (other than those set forth on Section 5.13 of the Seller Disclosure Letter) and (b) such other approval, consent, license, sublicense, permit, waiver, order qualification or authorization not set forth on Section 5.13 of the Seller Disclosure Letter as Buyer shall indicate to Seller with prior written notice (provided, however, that any such requirement to use reasonable best efforts to timely obtain such approval, consent, license, sublicense, permit, waiver, order qualification or authorization shall commence only upon Seller’s receipt of such notice) (each of (a) and (b), a “Third-Party Consent”), in each case, with the other party’s participation and cooperation and in form and substance reasonably satisfactory to Seller and Buyer. Buyer and Seller each shall pay fifty percent (50%) of the costs of all Third-Party Consents and any “kill fees” or other penalties (including penalties for unused minimum volume commitments) in connection with procuring any such Third-Party Consent; provided that, to the extent such costs, fees or penalties are more than de minimis amounts, neither Buyer nor Seller shall have any obligation to expend such amounts. For the avoidance of doubt, the term “Third-Party Consent” when used in this Section 5.13 shall in no way be construed to mean an “approval,” “consent,” “license,” “sublicense,” “permit,” “waiver,” “order,” “qualification” or “authorization” from a Government Entity except to the extent such Government Entity is a counterparty to any third-party Contract with Seller, Buyer or any of their respective Affiliates.
     Section 5.14 Intentionally Omitted.
     Section 5.15 Restrictive Covenants.
          (a) Commencing on the Closing Date and ending on the third anniversary of the Closing Date (the “Restricted Period”), Seller shall not, and it shall cause its Affiliates not to, directly or indirectly, in any capacity, engage in or have any direct or indirect ownership interest in, or permit their respective names to be used in connection with, any business that, either directly or indirectly, engages in the Commodities Business (the “Restricted Business”) in (i) the United States, (ii) the U.K., (iii) Hong Kong, (iv) Germany or (v) anywhere in the world, except to the extent specifically permitted in this Section 5.15 or as set forth on Section 5.15(a) of the Seller Disclosure Letter.
          (b) Section 5.15(a) shall in no way restrict Seller or its Affiliates or any of their employees from, directly or indirectly:
          (i) (A) engaging in the Restricted Business as a result of any acquisition so long as the worldwide revenue of the acquired Person attributable to the Restricted Business for the most recent calendar year preceding the date of such acquisition and during the remainder of the Restricted Period following the date of such acquisition represents less than fifteen percent (15%) of such Person’s total revenue for the most recent calendar year preceding the date of such acquisition; or (B) entering into or being in alliances or joint ventures that engage, directly or indirectly, in the Restricted Business so long as (i) the aggregate revenue of the activities contributed by Seller and its Affiliates and the other party or parties to such joint venture or alliance attributable to the Restricted Business for the most recent calendar year preceding the date of formation of such joint venture or alliance does not represent fifteen percent (15%) or more of the aggregate total revenue of activities contributed by Seller and its Affiliates and the other party or parties to such joint venture or alliance for such year; and (ii) the aggregate revenues of any such joint venture or alliance attributable to the Restricted Business in any other calendar year during the Restricted Period represents less than fifteen percent (15%) of the total revenue of that joint venture or alliance for the same calendar year;

          (ii) owning securities of or other interests in a publicly traded company engaged in the Restricted Business so long as Seller and its Affiliates do not own (in their capacities as principals), directly or indirectly, in the aggregate more than fifteen percent (15%) of any class of equity securities or voting rights of such company;
          (iii) sponsoring or participating in investment vehicles for private equity transactions in the ordinary course of business consistent with past practice and, in connection therewith, acquiring, directly or indirectly, capital stock and other equity interests (including but not limited to options, warrants, and other rights to acquire capital stock and other equity interests) in any Person, including without limitation a Person engaged, directly or indirectly, in the Restricted Business; provided that the total economic interest held directly or indirectly by Seller and its Affiliates in any such investment vehicle engaged, directly or indirectly, in the Restricted Business represents less than fifteen percent (15%) of the total economic interests or outstanding voting rights in that investment vehicle;
          (iv) entering into or executing any Commodity Transaction or any other derivative transaction in connection with Seller’s and its Affiliates’ proprietary treasury, corporate finance and asset liability risk management activities, functions and hedging strategies, including, without limitation, interest rate risk management and currency exchange risk management;
          (v) conducting or engaging in any businesses, activities or services that Seller and its Affiliates currently conduct or engage in, or from directly or indirectly manufacturing, selling or distributing any products that Seller and its Affiliates currently manufacture, sell or distribute, including, without limitation, the businesses, activities, services and products listed on Section 5.15(b) of the Seller Disclosure Letter, and any organic expansion of any of the foregoing; and
          (vi) consummating the Transaction or providing or receiving the services contemplated by this Agreement or any of the Ancillary Agreements.
     In addition, if Seller is acquired (whether by merger, acquisition or otherwise) by any Person who is not an Affiliate of, or otherwise under the direct or indirect control of, Seller (such Person, the “Acquiror”), Section 5.15(a) shall not apply in respect of any activities of the Acquiror or any of its Affiliates (including the acquired entity or entities following such acquisition).
     None of the Persons listed on Section 5.15(b) of the Seller Disclosure Letter shall in any way be restricted by Section 5.15(a) (and Seller’s and its Affiliates’ continued ownership of an economic or equity stake in such Persons shall not violate Section 5.15(a)) for so long as Seller and its Affiliates own, directly or indirectly, 50% or less of the total economic interests in or outstanding voting equity interests of such Persons.

          (c) During the Restricted Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly, solicit (or cause to be directly or indirectly solicited) the hiring of or hire (whether as an employee, consultant or independent contractor) any individual who is a Transferred Employee immediately following the Closing; provided that the foregoing restriction on solicitation shall not apply to any solicitation through generalized searches by use of advertising or recruiting efforts (including the use of search firms) that are not specifically targeted at the Transferred Employees;
          (d) Seller shall be bound by the covenants set out in Section 5.15(a) except where Seller proposes to establish (i) a Restricted Business in the United Kingdom, in which case the provisions of Section 5.15(a) shall apply except that the territory shall be deemed to be the United Kingdom, (ii) a Restricted Business in Germany, in which case the provisions of Section 5.15(a) shall apply except that the territory shall be deemed to be Germany or (iii) a Restricted Business in Hong Kong, in which case the provisions of Section 5.15(a) shall apply except that the territory shall be deemed to be Hong Kong. Seller shall be bound by the covenants set out in Section 5.15(c) except where the act of solicitation takes place in the United Kingdom, Germany or in Hong Kong in which case the provisions of Section 5.15(c) shall apply except that after the words “any individual who is an employee of Seller or its Affiliates” the following words shall be included “and who is, and was at the Closing, employed or engaged in an executive, sales, marketing, research or technical capacity or whose departure from the Transferred Entity would have a material adverse effect on the business of such Transferred Entity or who, by reason of their employment or engagement, possesses any trade secrets or a material amount of confidential information concerning the business or affairs of any Transferred Entity or is likely to be able to solicit away from any Transferred Entity the business of any person to whom any Transferred Entity supplies goods or services.”
          (e) Seller acknowledges that the restrictions contained in this Section 5.15 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. Seller acknowledges that any violation of this Section 5.15 will result in irreparable injury to Buyer and agrees that Buyer shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.15, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer may be entitled.
          (f) In the event that any covenant contained in this Section 5.15 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by Applicable Local Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in the applicable jurisdiction to the maximum time, geographic, product or service or other limitations permitted by Applicable Local Law. The covenants contained in this Section 5.15 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
     Section 5.16 Excluded Assets. Prior to Closing, Seller and its Affiliates shall use reasonable best efforts to transfer all Excluded Assets that are assets, properties, interests or rights of the Transferred Entities to Seller or any of its Affiliates pursuant to a bill of sale and assignment and assumption agreement in form and substance reasonably satisfactory to Buyer; provided, however, if Seller or its Affiliates are unable to transfer to Seller or any of its Affiliates prior to Closing any Excluded Asset, Seller and its Affiliates and Buyer shall use reasonable best efforts and cooperate to consummate such transfer as promptly as practicable following Closing. Seller shall reimburse Buyer for any of its reasonable costs and expenses related to such efforts and cooperation, including any Taxes resulting therefrom. For the avoidance of doubt, such Excluded Assets will not be reflected on the Reference Balance Sheet, the Estimated Closing Balance Sheet, the Closing Balance Sheet or the Final Closing Balance Sheet.
     Section 5.17 NYIDA. Between the Closing Date and December 31, 2011, Buyer shall not transfer more than 15 Project Employees in the aggregate to a location outside of the City of New York. Buyer will use reasonable best efforts to cooperate with Seller and its Affiliates in preparing any documentation and providing any information as required under the NYIDA Agreement.
     Section 5.18 Transferred Assets. Prior to Closing, Seller and its Affiliates shall be permitted to take all actions reasonably necessary to transfer any Transferred Asset to any of the Transferred Entities pursuant to documentation in form and substance reasonably satisfactory to Buyer.
     Section 5.19 Notices of Certain Events.
          (a) Prior to the Closing, Seller and Buyer shall (and shall cause their Affiliates to), subject to any restriction on so doing imposed by Applicable Local Law, promptly notify each other of (i) any written notice or other written communication from any Person alleging that the consent, acknowledgement or approval of such Person is or may be required in connection with the Transaction and (ii) any material notice or other material communication (including any notice of an upcoming audit or examination) to or from any Government Entity or Self-Regulatory Organization.
          (b) During the period between the date hereof and the Closing, Seller shall deliver to Buyer the reports set forth on Section 5.19(b) of the Seller Disclosure Letter at the times set forth on Section 5.19(b) of the Seller Disclosure Schedule.

          (c) All information received pursuant to this Section 5.19 shall be governed by the terms of the Confidentiality Agreement.
     Section 5.20 Commercial Register Filings. Buyer shall, and shall cause its Affiliates and their respective representatives, to promptly make any filings to the Commercial Register of the German branch which may become required in connection with the consummation of the Transaction or relevant changes implemented by Buyer at the time of the Closing (or thereafter) in connection with the Transaction, including, but without limitation, filing requirements resulting from a possible change of (a) the name of BCL (main establishment), (b) the articles of association or constitutional documents of BCL, (c) the representative persons at BCL, (d) the name of the German branch, or (e) the business address of the German branch, or any other change at BCL or the German branch that needs to be registered in the Commercial Register of the German branch.
     Section 5.21 Exclusivity. Seller agrees that, between the date of this Agreement and the date this Agreement is terminated, it shall not, directly or indirectly, through any subsidiary, Affiliate, representative, consortium or otherwise, initiate, solicit or encourage, participate in discussions with respect to, or enter into negotiations of any type, directly or indirectly, provide to any Person non-public information or enter into a confidentiality agreement, letter of intent or purchase agreement or other similar Contract with respect to (a) any sale, lease or other transfer (in whole or part) of the Shares or the Transferred Assets, or (b) any merger, consolidation, business combination or similar transaction involving the Shares.
     Section 5.22 Further Assurances. From time to time after the Closing Date, each party hereto shall, and shall cause its Affiliates, promptly to execute, acknowledge and deliver any other assurances or documents or instruments of transfer reasonably requested by the other party hereto and necessary for the requesting party to satisfy its obligations hereunder, or to obtain the benefits of the consummation of the Transaction. Without limiting the generality of the foregoing, to the extent that Buyer or Seller discover following the Closing that any asset that was intended to be transferred pursuant to this Agreement was not transferred at the Closing, Seller shall or shall cause its Affiliates promptly to assign and transfer to Buyer all right, title and interest in such asset.
     Section 5.23 Financial Statements.
          (a) Seller shall prepare or cause to be prepared, and deliver to Buyer not later than 20 days after the end of the applicable period, combined statements of income for the Commodities Business for each of (a) the three-month period ended March 31, 2010, (b) the three-month period ended May 31, 2010, (c) the five-month period ended May 31, 2010, (d) the three-month periods ended on the last day of August and November, 2010 and February, 2011 and (e) the one-month periods ending on March 31, 2011 and the last day of each month thereafter (the “Combined Business Income

Statements”); provided, however, that Seller shall not be obligated to prepare or deliver any Combined Business Income Statements for any month ending less than 20 days prior to the Closing Date.
          (b) Seller shall prepare or cause to be prepared and deliver to Buyer prior to the Closing Date, the audited balance sheets, income statements and statements of cash flows of Bache HK, PBAM and BCL, in each case as of December 31, 2010 and for the fiscal year then ended (the “2010 Audited Financial Statements”).
     Section 5.24 System Enhancements. Prior to the Closing, the Seller shall cause the Transferred Entities to use reasonable best efforts to make such modifications to guarantee usage reporting as is necessary in order to enable Buyer to comply with its reporting obligation pursuant to Section 4.02(b) of the Guarantees Transition and Collateral Agreement.
     Section 5.25 Excess Capital Dividend. Not later than two Business Days prior to the delivery of the Estimated Closing Balance Sheet, Seller may deliver notice to Buyer of its intention to have BCL pay an Excess Capital Dividend. Such notice shall set forth the amount of such intended Excess Capital Dividend. Notwithstanding anything in this Agreement to the contrary, (i) the cash and cash equivalents of BCL as of the calculation of the Estimated Closing Balance Sheet actually distributed by BCL pursuant to an Excess Capital Dividend will not be reflected as assets of the Commodities Business on the Estimated Closing Balance Sheet, the Closing Balance Sheet or the Final Closing Balance Sheet, (ii) the cash and cash equivalents of BCL as of the calculation of the Estimated Closing Balance Sheet intended to be distributed by BCL pursuant to an Excess Capital Dividend but which, for whatever reason, are not actually distributed by BCL pursuant to an Excess Capital Dividend shall not be reflected as an asset of the Commodities Business on the Estimated Closing Balance Sheet, (iii) the cash and cash equivalents as of the calculation of the Estimated Closing Balance Sheet not intended to be distributed pursuant to an Excess Capital Dividend shall be reflected as an asset of the Commodities Business on the Estimated Closing Balance Sheet, and (iv) the cash and cash equivalents of BCL immediately after distribution of whatever portion of the Excess Capital Dividend is actually distributed shall be reflected as an asset of the Commodities Business on the Closing Balance Sheet and the Final Closing Balance Sheet. An Excess Capital Dividend shall be paid at, but not before, the Closing and will be deemed to have occurred immediately prior to Closing. “Excess Capital Dividend” shall mean the amount determined by Seller, but not exceeding the Seller’s good faith estimate of the amount of Unrelated Cash as of the calculation of the Estimated Closing Balance Sheet. “Unrelated Cash” means, as of any date, the amount of cash and cash equivalents of BCL that are not related to the Commodities Business as of such date, determined in accordance with the presentation of assets and liabilities of Bache Commodities Limited unrelated to the Commodities Business, as set forth in Exhibit 1.1(d) after giving effect to the settlement of intracompany net receivables.

ARTICLE VI
CONDITIONS TO CLOSING
     Section 6.1 Conditions to the Obligations of Buyer and Seller. The obligations of the parties hereto to effect the Closing are subject to the satisfaction (or waiver) prior to the Closing of the following conditions:
          (a) Regulatory Approval. The Required Approvals shall have been obtained (or any waiting period shall have terminated or expired).
          (b) No Prohibition. No Order issued by an applicable Government Entity shall be in effect prohibiting the Transaction and no Law shall have been enacted, issued, promulgated, enforced or entered that is then in force and has the effect of making illegal or otherwise preventing or prohibiting the consummation of the Transaction.
     Section 6.2 Conditions to the Obligations of Buyer. The obligation of Buyer to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:
          (a) Representations and Warranties. Each of the representations and warranties of Seller contained in this Agreement shall have been true and correct when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of or refer to a specific date need be true and correct only as of such date) except where the failure to be so true and correct (without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein), individually or in the aggregate, has not had or would not reasonably be expected to have, a Material Adverse Effect.
          (b) Covenants. Each of the covenants and agreements of Seller to be performed at or prior to the Closing shall have been duly performed in all material respects.
          (c) Ancillary Agreements. Seller and the relevant Affiliates of Seller shall have executed and delivered the Ancillary Agreements.
          (d) Certificate. Buyer shall have received a certificate, signed by a duly authorized representative of Seller and dated the Closing Date, to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.
          (e) Entire Business. Except as set forth on Section 6.2(e) of the Seller Disclosure Letter and assuming the receipt of the Required Approvals and all consents and approvals set forth on Sections 3.5 and 3.6 of the Seller Disclosure Letter, the Transferred Assets being conveyed at Closing and the assets, properties and rights of the Transferred Entities shall constitute all of the assets, properties and rights that are necessary to conduct the Commodities Business immediately following the Closing, in all material respects, as conducted prior to the Closing.
          (f) Certain Consents. Buyer shall have received from Seller copies of the Third-Party Consents set forth on Section 6.2(f) of the Buyer Disclosure Letter.
          (g) Closing Deliveries. Buyer shall have received all of the documents and other materials set forth in Section 2.9.
          (h) FSA Approval. Buyer shall have received written notice from the FSA that the FSA approves the acquisition of control (for the purposes of the FSMA) of BCL by Buyer (and any other Person acquiring control for the purposes of the FSMA pursuant to this Agreement) under Section 189(4)(a) of the FSMA and such approval is not subject to any condition that would have a material negative effect on the Commodities Business or Buyer’s U.K. operations, taken as a whole or, if such written notice has not been given, the assessment period set by the FSA under Section 189 of the FSMA (including, for the avoidance of doubt, any extension to that period under Section 190 of the FSMA) shall have expired without the FSA having (i) given a warning notice under Section 189(4)(b) of the FSMA stating that it proposes to approve the acquisition of control of BCL by Buyer subject to conditions or object to such acquisition of control or (B) informed Buyer that the notice given by it to the FSA under Section 178 of the FSMA in relation to its decision to acquire control of BCL is incomplete.
          (i) U.K. Pensions. Buyer shall have received (i) a certified copy of the executed deed of substitution under which any Person owned by Seller (excluding the Transferred Entities) is substituted as principal employer of the U.K. Pension Plan in place of BCL and BCL’s cessation of participation in the U.K. Pension Plan is confirmed, (ii) a certified copy of the executed apportionment agreement entered into to evidence that the Section 75 Pensions Liability referable to BCL has been apportioned to such one or more remaining participating employers in the U.K. Pension Plan or such other entity (not being a Transferred Entity) by virtue of a scheme apportionment arrangement (as defined in the U.K. Occupational Pension Schemes (Employer Debt) Regulations 2005), and (iii) to the extent required pursuant to the U.K. Occupational Pension Schemes (Employer Debt Regulations) and Sections 75 and 75A of the U.K. Pensions Act 1995, certified copies of all notices that have been served by BCL to trigger any Section 75 Pensions Liability attributable to it under the U.K. Pension Plan.
          (j) Financial Statements. Buyer shall have received each Combined Business Income Statement, in each case prepared pursuant to Section 5.23 and in accordance with Section 3.19(g) for which the relevant period ended more than 20 days prior to the Closing Date.
     Section 6.3 Conditions to the Obligations of Seller. The obligation of Seller to effect the Closing is subject to the satisfaction (or waiver) prior to the Closing of the following conditions:

          (a) Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement (i) to the extent qualified by materiality, shall be true and correct and (ii) to the extent not qualified by materiality, shall be true and correct in all material respects, in each case, when made and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of or refer to a specific date need be true and correct only as of such date).
          (b) Covenants. Each of the covenants and agreements of Buyer to be performed at or prior to the Closing shall have been duly performed in all material respects.
          (c) Ancillary Agreements. Buyer shall have executed and delivered the Ancillary Agreements.
          (d) Certificate. Seller shall have received a certificate, signed by a duly authorized representative of Buyer and dated the Closing Date, to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.
          (e) Closing Deliveries. Seller shall have received all of the documents and other materials set forth in Section 2.8.
ARTICLE VII
SURVIVAL; INDEMNIFICATION; CERTAIN REMEDIES
     Section 7.1 Survival.
          (a) The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing for the period set forth in this Section 7.1. All representations and warranties contained in this Agreement and all claims with respect thereto shall terminate upon the expiration of 18 months after the Closing Date, except that (i) the representations and warranties contained in Section 3.1(a) (Organization and Qualification) (except for the fourth sentence), Section 3.2 (Corporate Authorization; Binding Effect), Section 3.3 (Ownership of Shares), Section 3.4 (Capitalization), Section 3.6 (Non-Contravention), Section 3.15 (Title to Transferred Assets), Section 3.18 (Finders’ Fees), the first two sentences of Section 4.1 (Organization and Qualification), Section 4.2 (Corporate Authorization; Binding Effect), Section 4.4 (Non-Contravention) and Section 4.5 (Finders’ Fees) (the representations and warranties set forth in this clause (i), the “Fundamental Reps”) shall survive indefinitely, and (ii) the representations and warranties contained in Section 3.8 (Taxes), Section 3.9 (Employment Matters), Section 3.10 (Employee Benefits), and, to the extent such representations relate to Tax, Section 3.20 (Real Property) shall survive until the 60th day following the expiration of the relevant statute of limitations; it being understood that in the event notice of any claim for indemnification under Section 7.2(a) (Indemnification by Seller) or Section 7.3(a) (Indemnification by Buyer) has been given (within the meaning of Section 9.1 (Notices)) within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim is finally resolved.
          (b) The covenants and other agreements in this Agreement shall survive the Closing indefinitely.
     Section 7.2 Indemnification by Seller.
          (a) Seller hereby agrees that from and after the Closing it shall indemnify, defend and hold harmless Buyer, its Affiliates (including, following the Closing, the Transferred Entities other than BCL), and their respective directors, officers, shareholders and employees and their heirs and successors, each in their capacity as such (the “Buyer Indemnified Parties,” and collectively with the Seller Indemnified Parties, the “Indemnified Parties”) from, against and in respect of: any damages, losses, Liabilities, penalties, fines, interest, costs and expenses (including reasonable expenses of investigation, mitigation expenses and reasonable attorneys’, accountants’ and other professional fees) (collectively, “Losses”) suffered by, imposed on, or asserted against, any of the Buyer Indemnified Parties or BCL to the extent arising out of or in respect of (i) subject to Section 7.2(b), any breach of any representation or warranty made by Seller contained in this Agreement or any certificate delivered pursuant to this Agreement (in each case, the determination of whether any such breach occurred (except in the case of: the first sentence of clause (a) and subclause (d)(v)(D) of Section 3.10 (Employee Benefits), clauses (b) and (c) of Section 3.12 (Intellectual Property), subclause (a)(viii) of Section 3.13 (Contracts) and clause (c) of Section 3.23 (Absence of Certain Changes) insofar as it refers to subclauses (b)(i), (ii) and (xi) of Section 5.2 (Conduct of Business)) and the calculation of any Losses to be made without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein, (ii) any breach of any covenant or agreement of Seller contained in this Agreement, (iii) the Excluded Liabilities, (iv) Liabilities of the Transferred Entities (including, for the avoidance of doubt, BCL) arising out of or as a result of any act, omission, event, fact or other circumstance which occurred prior to the Closing, or Liabilities arising out of or as a result of the ownership or operation of the Transferred Assets prior to the Closing (including, for the avoidance of doubt, where a Liability is claimed after Closing in relation to the leased real property in the UK set forth on Section 3.20(a) of the Seller Disclosure Letter (other than those listed in paragraphs 3 and 4 of Section 3.20(a) of the Seller Disclosure Letter and not, for the avoidance of doubt, the Leased Real Property in the UK) previously but no longer occupied by the Transferred Entities where the Transferred Entity has not been granted a full release of its Liabilities), other than any such Liabilities (A) to the extent specifically reflected on or reserved against in the Final Closing Balance Sheet, (B) Liabilities contemplated to be indemnified by Buyer pursuant to Section 7.3(a)(v), or (C) set forth on Section 2.2 of the Seller Disclosure Letter, (v) Taxes, as and to the extent provided in Section 5.5 (Tax Matters); (vi) any U.K. Pensions Plan Liability, (vii) all Liabilities arising under the NYIDA Agreement, except to the extent such Liabilities arise as a result of Buyer’s breach of, or failure to perform its obligation under, Section 5.17, (viii) third-

party claims related to Seller’s use of the Licensed Software following the Closing, or (ix) any German Pension Plans Liabilities.
          (b) Seller shall have no liability under Section 7.2(a)(i) for any claim for indemnification in respect of Buyer Indemnified Parties’ and BCL’s Losses, (i) which individually (except that if the Losses are a series of related Losses, then in the aggregate) are less than $50,000 (provided that even if a Loss is less than $50,000, such Loss will be applied to and count for purposes of calculating the aggregate amount of Buyer Indemnified Parties’ and BCL’s Losses under clause (ii) below) and (ii) until the aggregate amount of Buyer Indemnified Parties’ and BCL’s Losses associated with indemnification claims under such Section exceeds $4,000,000 (the “Deductible Amount”), after which Seller shall be obligated for all the Buyer Indemnified Parties’ and BCL’s Losses that are in excess of the Deductible Amount. The maximum liability of Seller under Section 7.2(a)(i) shall not exceed $60,000,000 (the “Cap”). Notwithstanding the foregoing, the Deductible Amount and the Cap limitations shall not apply or be subject to Losses related to the Fundamental Reps of Seller, Section 3.8 (Taxes), the last sentence of Section 3.10(c), and clauses (ii) through (ix), inclusive, of Section 7.2(a).
          (c) Any payments made by or due from Seller pursuant to the terms of this Agreement shall be free and clear of all Taxes whatsoever save only for any deductions or withholdings required by Law. If any deductions or withholdings are required by Law, or any payments made by or due from Seller under this Agreement are liable for taxation (whether in the hands of Buyer, its Affiliates, or any of the Transferred Entities), or would have been liable for taxation but for the utilization of any Tax Relief in respect of such liability, Seller shall be liable under this Section 7.2(c) to pay to Buyer, or the relevant Affiliate or the relevant Transferred Entity (as the case may be) to which the payments are made or due, such further sums as will ensure that the net amount received by Buyer, or the relevant Affiliate or the relevant Transferred Entity (as the case may be) will equal the full amount which would have been received under the relevant provisions of this Agreement in the absence of any such deductions, withholdings or taxation liabilities; provided, however, that Seller shall not be liable to pay any such further sums to the extent that the payment of such further sums could have been avoided by making the indemnity payment to a different Buyer Indemnified Party. Any additional amounts paid by Seller in accordance with this Section 7.2(c) shall be disregarded for the purposes of Section 7.2(a). If any deduction or withholding is made from any payment under or in connection with this Agreement, the Indemnifying Party will make the payment to the relevant Taxing Authority of the amount deducted or withheld, and will supply to the Indemnified Party, within 30 days of such payment being made, an official receipt or other evidence of such payment and will give all reasonable assistance to enable the Indemnified Party to claim a credit, repayment or other relief in respect of the deduction or withholding as promptly as possible.
          (d) For the avoidance of doubt, each Buyer Indemnified Party shall, without duplication, be entitled to indemnification under Section 7.2(a) with respect to any Loss for which BCL and BCL’s directors, officers, shareholders and employees, and their heirs and successors would have been entitled to indemnification, were BCL a Buyer Indemnified Party.
     Section 7.3 Indemnification by Buyer.
          (a) Buyer hereby agrees, that from and after the Closing it shall indemnify, defend and hold harmless Seller, its Affiliates, and their respective directors, officers, shareholders and employees and their heirs and successors, each in their capacity as such (the “Seller Indemnified Parties”) from, against and in respect of any Losses imposed on, or asserted against, any of the Seller Indemnified Parties, to the extent arising out of or in respect of (i) any breach of any representation or warranty made by Buyer contained in this Agreement for the period such representation or warranty survives (in each case without giving effect to any limitations as to materiality set forth therein), (ii) any breach of a covenant or agreement of Buyer contained in this Agreement, (iii) any of the Assumed Liabilities, (iv) all Liabilities of the Transferred Entities, except for the Liabilities contemplated to be indemnified by Seller pursuant to Section 7.2(a)(iv), Section 7.2(a)(v), Section 7.2(a)(vi) and Section 7.2(a)(ix), (v) any Transferred Asset or any asset, right or property of the Transferred Entities (including any Contract or Governmental Authorization included in the Transferred Assets or the assets, rights or properties of the Transferred Entities) as a result of the operation or the conduct of the Commodities Business by Buyer and/or any of its Affiliates following the Closing, or (vi) in respect of Taxes, as and to the extent provided in Section 5.5 (Tax Matters).
          (b) Buyer shall have no liability under Section 7.3(a)(i) for any claim for indemnification in respect of Seller Indemnified Parties’ Losses, (i) which individually (except that if the Losses are a series of related Losses, then in the aggregate) are less than $50,000 (provided that even if a Loss is less than $50,000, such Loss will be applied to and count for purposes of calculating the aggregate amount of Seller Indemnified Parties’ Losses under clause (ii) below) and (ii) until the aggregate amount of Seller Indemnified Parties’ Losses associated with indemnification claims under such Section clause (ii) further exceeds the Deductible Amount, after which Buyer shall be obligated for all the Seller Indemnified Parties’ Losses that are in excess of the Deductible Amount. The maximum liability of Buyer under Section 7.3(a)(i) shall not exceed the Cap. Notwithstanding the foregoing, the Deductible Amount and the Cap limitations shall not apply or be subject to Losses related to the Fundamental Reps of Buyer and clauses (ii) through (vi), inclusive, of Section 7.3(a).
          (c) Any payments made by or due from Buyer pursuant to the terms of this Agreement shall be free and clear of all Taxes whatsoever save only for any deductions or withholdings required by Law. If any deductions or withholdings are required by Law, or any payments made by or due from Buyer under this Agreement are liable for taxation (whether in the hands of Seller or its Affiliates), or would have been liable for taxation but for the utilization of any Tax Relief in respect of such liability, Buyer shall be liable under this Section 7.3(c) to pay to Seller, or the relevant

Affiliate (as the case may be) to which the payments are made or due, such further sums as will ensure that the net amount received by Seller or the relevant Affiliate (as the case may be) will equal the full amount which would have been received under the relevant provisions of this Agreement in the absence of any such deductions, withholdings or taxation liabilities; provided, however, that Buyer shall not be liable to pay any such further sums to the extent that the payment of such further sums could have been avoided by making the indemnity payment to a different Seller Indemnified Party. Any additional amounts paid by Buyer in accordance with this Section 7.3(c) shall be disregarded for the purposes of Section 7.3(a). If any deduction or withholding is made from any payment under or in connection with this Agreement, the Indemnifying Party will make the payment to the relevant Taxing Authority of the amount deducted or withheld, and will supply to the Indemnified Party, within 30 days of such payment being made, an official receipt or other evidence of such payment and will give all reasonable assistance to enable the Indemnified Party to claim a credit, repayment or other relief in respect of the deduction or withholding as promptly as possible.
     Section 7.4 Third-Party Claim Indemnification Procedures.
          (a) In the event that any written claim or demand for which an indemnifying party (an “Indemnifying Party”) may have liability to any party hereunder that may be entitled to such indemnification hereunder (an “Indemnified Party”), other than those relating to Taxes (which are the subject of Section 5.5, is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall promptly, but in any event within 30 days’ following such Indemnified Party’s receipt of a Third-Party Claim, notify the Indemnifying Party in writing of such Third-Party Claim, describing in reasonable detail to the extent known the facts and circumstances with respect to the subject matter of such claim or demand, the amount or the estimated amount of damages sought thereunder, any other remedy sought thereunder, any relevant time constraints relating thereto and any other material details pertaining thereto (a “Claim Notice”) ; provided that, with respect to the Third Party Claims set forth on Section 7.4 of the Seller Disclosure Letter, Buyer shall be deemed to have given such Claim Notice as of the Closing and Seller has elected to defend such Third Party Claims. The rights of any Indemnified Party to be indemnified hereunder shall not be adversely affected by its failure to timely give a Claim Notice with respect thereto except to the extent the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party shall have 30 days (or such lesser number of days set forth in the Claim Notice as may be required by court proceeding in the event of a litigated matter) after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnified Party that it desires to defend the Indemnified Party against such Third-Party Claim.
          (b) In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against a Third-Party Claim, (i) the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and shall have the sole power to direct and control such defense at its expense unless the Indemnified Party has notified the Indemnifying Party in the Claim Notice that it has determined in good faith that there is a reasonable probability that such Third-Party Claim may adversely affect it or its Affiliates other than as a result of monetary damages (including by way of adverse reputational effect) and (ii) the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to employ (at its expense subject to the immediately following proviso) separate counsel of its choosing; provided, however, that if any actual or potential conflict of interest (including one or more legal defenses or counterclaims is available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party) exists, the Indemnifying Party shall pay the Indemnified Parties’ reasonable fees for one such counsel and local counsel, as appropriate, for all of the Indemnified Parties collectively. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, delayed or conditioned), settle, compromise or offer to settle or compromise, any Third-Party Claim on a basis that would result in (i) the imposition of a consent Order that would restrict the future activity or conduct of the Indemnified Party or any of its Affiliates, or (ii) a finding or admission of a violation of Law by the Indemnified Party.
          (c) If the Indemnifying Party elects not to defend the Indemnified Party against a Third-Party Claim, (i) the Indemnified Party shall assume its own defense and the attorneys’ fees and other Losses incurred by the Indemnified Party in connection with such defense shall be the obligation of the Indemnifying Party to the extent the Indemnifying Party is obligated to indemnify the Indemnified Party against such Third-Party Claim and (ii) the Indemnified Party shall not settle any Third-Party Claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, delayed or conditioned.
          (d) The Indemnified Party and the Indemnifying Party shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees. The Indemnified Party and the Indemnifying Party shall use reasonable best efforts to avoid production of confidential information (consistent with Applicable Local Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client (or solicitor-client) or work-product privileges.
          (e) The foregoing indemnification procedures of this Section 7.4 shall not apply to regular payments made in fulfillment of the German Pension Plans Liabilities. Buyer shall procure that, each year in January, BCL shall render an account of any regular payments made in fulfillment of the German Pension Plans Liabilities and any payments received under any German Pension Plans Insurance Contract or any German Pension Plans Re-Insurance Contract since the Closing Date (in the first year) or since the last account was rendered (in any subsequent year). The rights of any Buyer Indemnified Party to be indemnified hereunder shall not adversely be affected by BCL’s failure to timely render such account except to the extent the Seller is materially prejudiced thereby. If the payments made exceed the payments received Seller shall comply with its obligations under Section 7.2(a)(ix) within 30 days from receipt of the account and proof of the individual payments; otherwise, Buyer or BCL shall pay the balance to Seller within 30 days from receipt of the account by Seller.
     Section 7.5 Direct Claims. If an Indemnified Party wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third-Party Claim (a “Direct Claim”), the Indemnified Party shall notify the Indemnifying Party in writing of such Direct Claim reasonably promptly, but in any event within 45 days, following the Indemnified Party’s determination that the Indemnifying Party is or could be obligated to indemnify the Indemnified Party in respect thereof, and such notification shall include the amount or the estimated amount of damages sought thereunder to the extent then ascertainable, which estimate shall not be conclusive of the final amount of such Direct Claim, any other remedy sought thereunder, any relevant time constraints relating thereto and, to the extent practicable, any other material details pertaining thereto. The failure or delay by any Indemnified Party to timely notify the Indemnifying Party of a Direct Claim shall not impair such Indemnified Party’s rights hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure or delay.
     Section 7.6 Punitive or Exemplary Damages, Etc. In no event shall any party be liable for (and the term Losses shall exclude) (a) any punitive or exemplary damages or (b) any damages that are not either naturally resulting from or reasonably foreseeable (taking into consideration any special circumstances of the Indemnified Party of which the Indemnifying Party has Knowledge as of the date hereof) as a result of the underlying claim for breach or non-performance of this Agreement, unless, and solely to the extent that, in the case of the immediately preceding clauses (a) and (b), a party hereto becomes obligated to pay such damages to a third party that is not an Affiliate of any party.
     Section 7.7 Adjustments to Losses; Insurance.
          (a) In calculating the amount of any Loss, the proceeds actually received (net of costs) by the Indemnified Party or any of its Affiliates under any insurance policy or pursuant to any claim, recovery, settlement or payment by or against any other Person in each case relating to such Loss shall be deducted. In the event that an Indemnified Party has any rights against a third party with respect to any occurrence, claim or loss that results in a payment by an Indemnifying Party under this ARTICLE VII, such Indemnifying Party shall be subrogated to such rights to the extent of such payment. Without limiting the generality or effect of any other provision hereof, each Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the subrogation rights detailed herein, and otherwise cooperate in the prosecution of such claims.
          (b) Taxes. If any actual Tax benefit arises for an Indemnified Party from the incurrence of any Loss or any indemnification payment pursuant to Section 5.5 or this ARTICLE VII (including any increase in such payment pursuant to Section 7.2(c) or Section 7.3(c)) to an Indemnified Party with respect to such Loss, the amount of such indemnification payment shall be decreased by an amount equal to such actual Tax benefit, and, if such actual Tax benefit is actually realized by the Indemnified Party after the date of such indemnification payment, such Indemnified Party shall pay or cause to be paid to the Indemnifying Party an amount equal to such actual Tax benefit. For purposes of this Section 7.7(b), an “actual Tax benefit” means an amount by which the Tax liability of the Indemnified Party (or group of Persons including the Indemnified Party) is actually reduced, as reflected by an actual reduction in cash Taxes paid, an actual increase in cash Tax refunds received, or the utilization of Tax credits, deductions or offsets that actually reduces Taxes, as a direct result of such Loss, with such actual Tax benefit realized with respect to a Tax year that is no later than the third Tax year after the Tax year in which such indemnification payment was made. Where an Indemnified Party has other losses, deductions, credits or items available to it, the determination of any Tax benefit shall be calculated by comparing (i) the Tax liability of the Indemnified Party (or group of Persons including the Indemnified Party), computed without regard to any losses, deductions, credits or items relating to the Loss, to (ii) the Tax liability of the Indemnified Party (or group of Persons including the Indemnified Party), computed after taking into account any losses, deductions, credits or items relating to the Loss. In the event that there should be a final, non-appealable determination disallowing the Tax benefit, the Indemnifying Party shall be liable to refund to the Indemnified Party the amount of any related reduction previously allowed or payments previously made to the Indemnifying Party pursuant to this Section 7.7(b). The amount, if any, of any actual Tax benefit, and the amount of any related reduction, shall be determined in good faith by the Indemnified Party. This Section 7.7(b) shall not be construed to require the Indemnified Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Indemnifying Party or any other Person.
          (c) If an Indemnified Party recovers an amount from a third party in respect of a Loss that is the subject of indemnification hereunder after all or a portion of such Loss has been paid by an Indemnifying Party pursuant to this ARTICLE VII, the Indemnified Party shall promptly remit such amount to the Indemnifying Party. An Indemnified Party shall use reasonable endeavors to make any such recovery to which it is entitled.
     Section 7.8 Characterization of Indemnification Payments. All payments made by an Indemnifying Party to an Indemnified Party in respect of any claim pursuant to Section 7.2 or Section 7.3 shall be treated as adjustments to the Purchase Price for Tax purposes, to the extent permitted by Applicable Local Law.
     Section 7.9 Mitigation. Each Indemnified Party shall use its commercially reasonable efforts to mitigate any indemnifiable Loss.
     Section 7.10 Remedies. Except in the case of fraud or willful misconduct and except for claims pursuant to Section 5.10, Section 5.11(c) and Section 5.15, the rights and remedies of Seller and Buyer under this ARTICLE VII are exclusive and in lieu of any and all other rights and remedies that Seller and Buyer may have under this Agreement, or otherwise against each other with respect to the Transaction with respect to any breach of any representation or warranty, or any failure to perform any covenant or agreement set forth in this Agreement, other than Section 9.8, and Buyer and Seller each expressly waives any and all other rights, remedies and causes of action it or its Affiliates may have against the other party or its Affiliates now or in the future under any Law with respect to the subject matter hereof.
ARTICLE VIII
TERMINATION
     Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by written agreement of Buyer and Seller;
          (b) by written notice by either Buyer or Seller to the other party if any Government Entity shall have issued an Order permanently enjoining, restraining or otherwise prohibiting the Transaction and such Order is final and non-appealable; or
          (c) by either Buyer or Seller, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to September 15, 2011 (or, in the event Seller elects to defer the Closing Date as contemplated by Section 2.7, December 15, 2011), so long as the notifying party is not in material breach of its obligations under this Agreement.
     Section 8.2 Effect of Termination. In the event of the termination of this Agreement in accordance with Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, or their respective directors, officers or employees, except for the obligations of the parties hereto contained in this Section 8.2 and in Section 9.1, Section 9.4, Section 9.5, Section 9.7, Section 9.9 and Section 9.11 (and any related definitional provisions set forth in ARTICLE I), and except that nothing in this Section 8.2 shall relieve any party from liability for any willful and intentional breach of this Agreement or in the case of fraud that arose prior to such termination, for which liability the provisions of ARTICLE VII shall remain in effect in accordance with the provisions and limitations of such Article.
ARTICLE IX
MISCELLANEOUS
     Section 9.1 Notices. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by e-mail (with confirmation), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:
To Buyer:
Jefferies Group, Inc.
520 Madison Avenue
New York, NY 10022
Telephone: 212-707-6409
Telecopy: 646-619-4974
Attn: General Counsel
With a copy to:
Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, NY 10178
Telephone: 212-309-7092
Telecopy: 212-309-6001
Attn: R. Alec Dawson
With a copy to:
To Seller:
Prudential Financial, Inc.
751 Broad Street
Newark, NJ 07102-3777
Telephone: 973-802-8689
Telecopy: 973-802-2290
Attn: Anthony Torre
With a copy to:
Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Telephone: 212-558-4963
Telecopy: 212-291-9086
Attn: Stephen M. Kotran
     Section 9.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Buyer and Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise provided in ARTICLE VII hereof.
     Section 9.3 No Assignment or Benefit to Third Parties. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, legal representatives and permitted assigns. No party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, without the prior written consent of the other party hereto; provided that Buyer may assign its rights and obligations under this Agreement, in whole or in part, to any of its Affiliates; provided, further, that no such assignment shall relieve Buyer of any of its obligations hereunder. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Buyer, Seller, the Indemnified Parties and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.
     Section 9.4 Entire Agreement. This Agreement (including the Seller Disclosure Letter and the Buyer Disclosure Letter and the Exhibits hereto), together with the Ancillary Agreements, contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement, which shall remain in full force and effect until the Closing.
     Section 9.5 Public Disclosure. Notwithstanding anything to the contrary contained herein, except as may be required to comply with the requirements of any Applicable Local Law and the rules and regulations of any competent regulatory authority or stock exchange upon which the securities of one of the parties is listed, from and after the date hereof, no press release or similar public announcement, or communication or disclosure of the terms of this Agreement shall be made or caused to be made relating to this Agreement, or consummation of the Transaction or thereby unless specifically approved in writing in advance by both parties hereto (which approval shall not be unreasonably withheld, delayed or conditioned).
     Section 9.6 Expenses.
          (a) Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with this Agreement and the consummation of the Transaction shall be borne by the party incurring such costs and expenses.
          (b) Subject to Section 5.5(g) (Transfer Taxes), Buyer and Seller shall share equally the filing fees associated with any filings and submissions required by any Laws; provided that all other costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with such filings and submissions shall be paid by each of the parties incurring such costs and expenses, whether or not the Closing shall have occurred.
     Section 9.7 Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury. THE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, the Transactions or the Ancillary Agreements, exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the Transactions (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (iv) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 9.1. Each party hereto irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the consummation of the Transaction.
     Section 9.8 Specific Performance. The parties hereto acknowledge and agree that irreparable harm for which monetary damages would not be an adequate remedy would occur in the event of a breach of any of the terms or provisions of this Agreement. Accordingly, the parties hereto agree that, in addition to other remedies, each of the parties shall be entitled to specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any such breaches or threatened breaches of this Agreement.
     Section 9.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.
     Section 9.10 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.
     Section 9.11 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

JEFFERIES GROUP, INC.
By:	/s/ Michael J. Sharp
	Name:	Michael J. Sharp
	Title:	Executive Vice President

PRUDENTIAL FINANCIAL, INC.
By:	/s/ Timothy Maroney
	Name:	Timothy Maroney
	Title:	Senior Vice President
Signature Page to Stock and Asset Purchase Agreement